UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
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OraSure Technologies, Inc.

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2023	Proxy Statement Notice of Annual Meeting of Stockholders Tuesday, May 16, 2023 ● 12:30 p.m. (Eastern Time)

Letter to the Stockholders

Carrie Eglinton Manner Chief Executive Officer (“CEO”)

April 14, 2023

Dear Fellow Stockholders:

As a Company, we are committed to accelerating the shift in healthcare delivery – connecting people to care wherever they are and increasing access, quality, and affordability of healthcare with effortless solutions in point-of-care and self-testing diagnostics, sample collection innovation and services.

Since my arrival in June, we have been focused on our three-part transformation journey and have delivered significant progress on the priority to Strengthen our Foundation. To this end we had many successes in 2022 including making major improvements in our manufacturing operations to scale InteliSwab® COVID-19 self-testing while improving gross margins, re-setting our cost structure to potentially achieve cash flow breakeven ahead of schedule, and consolidating our two business units into One OraSure to unlock further efficiencies. These improvements have allowed us to begin generating significant cash in 2023 and have put us on the path to achieving cash flow breakeven for our core business, which is expected by the end of 2024.

Our stronger foundation sets the stage for us to increasingly Elevate our Core business through enhancing our existing product portfolio and launching new innovation. We are making progress in strategic partnerships, as well, and the future could include inorganic expansion opportunities as we look to utilize the cash generated from InteliSwab® to further Accelerate Profitable Growth.

While we are in the early stages of our strategic transformation, I am increasingly confident in our trajectory for success given our strong strategic position enabling decentralized healthcare, the commitment of our talented team, and the quality of our solutions and their underlying science and technology. Underpinning all of our actions, we will continue to adhere to our mantra of innovating and operating with disciplined execution and accountability. We will be holding our 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of OraSure Technologies, Inc. (the “Company”) on Tuesday, May 16, 2023 at 12:30 p.m. Eastern Time. Once again, this year’s Annual Meeting will be a virtual meeting, conducted as a live webcast. You will be able to attend the Annual Meeting online, vote your shares electronically if you wish, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/OSUR2023.

On or about April 20, 2023, the Company will mail to its stockholders of record as of March 23, 2023, the record date for the Annual Meeting, a copy of this Proxy Statement, including the Notice of Annual Meeting of Shareholders (the “Notice”) and the proxy card, as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Annual Report”). At the Annual Meeting, you will be asked to (i) elect one Class II Director to serve on the Board of Directors until the Annual Meeting of Stockholders in 2026; (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2023 fiscal year; (iii) approve, by an advisory (non-binding) vote, the compensation of the Company’s named executive officers as disclosed in the proxy materials; (iv) approve, by an advisory (non-binding) vote, the frequency of future stockholder advisory votes on executive compensation; (v) approve an amendment and restatement of the OraSure Technologies, Inc. Stock Award Plan to increase the number of shares to be authorized for grant under the Plan by 3,000,000 shares and require that all awards granted thereunder generally be subject to a minimum vesting period of one year; (vi) to act on a stockholder proposal if properly presented at the Annual Meeting; and (vii) transact such other business as may properly come before the meeting, and any adjournment(s) or postponement(s) thereof.

The Board of Directors has approved a nominee for the Class II Director and recommends that you vote FOR her election to the Board of Directors. In addition, the Board of Directors recommends that you vote FOR the ratification of KPMG LLP’s appointment, FOR the approval of the Company’s executive compensation, FOR the approval of holding future advisory votes on executive compensation EVERY YEAR, and FOR the approval of the amendment and restatement of the Company’s Stock Award Plan. The Board of Directors recommends that you vote AGAINST the stockholder proposal.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting online, we urge you to submit your vote as soon as possible. You will have the option to vote by telephone, via the internet, or by completing, signing, dating and returning a paper proxy card. Additional details on these options can be found in the Notice sent to you and in the other proxy materials. You may, of course, attend the Annual Meeting online and vote your shares during the meeting regardless of whether you have previously voted by phone, the internet or mail.

Thank you for your cooperation and your ongoing support of, and continued interest in, OraSure Technologies, Inc.

Sincerely yours,

Carrie Eglinton Manner

CEO & President

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

OF ORASURE TECHNOLOGIES, INC.

DATE AND TIME

Tuesday, May 16, 2023

12:30 p.m. (Eastern Time)

To be held virtually by visiting:

www.virtualshareholdermeeting.com/OSUR2023

ITEMS OF BUSINESS

The 2023 Annual Meeting of Stockholders will be held for the following purposes:

•	To elect one (1) Class II Director to serve for a term expiring at the Company’s Annual Meeting of Stockholders in 2026;

•	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023;

•	To approve, by an advisory (non-binding) vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement accompanying this Notice;

•	To approve, by an advisory (non-binding) vote, the frequency of future stockholder advisory votes on executive compensation;

•	To approve an amendment and restatement of the Company’s Stock Award Plan to increase the number of shares of Common Stock authorized to be granted under the Plan;

•	To act on a stockholder proposal if properly presented at the Annual Meeting; and

•	To consider such other business as may properly come before the meeting, and any adjournment(s) or postponement(s) thereof.

HOW TO VOTE

Via the Internet. Go to www.proxyvote.com to vote your shares online prior to the Annual Meeting. Have the control number that is printed in your Notice of Internet Availability of Proxy Materials or Proxy Card available and follow the instructions. You may also vote online during the Annual Meeting by going to www.virtualshareholdermeeting.com/OSUR2023 and following the instructions.

By Phone. Call the toll-free number on your Notice of Internet Availability of Proxy Materials or Proxy Card and follow the prompts.

By Mail. You can vote by mail by requesting a paper copy of the materials, which will include a Proxy Card. Please review your Notice of Internet Availability of Proxy Materials for instructions on how to request a paper copy of the materials. Mark, sign and date your Proxy Card and return it as indicated on the Proxy Card.

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS OF ORASURE TECHNOLOGIES, INC.

Who Can Vote: Only holders of shares of the Company’s Common Stock of record at the close of business on March 23, 2023 will be entitled to vote at the Annual Meeting of Stockholders and any adjournment(s) or postponement(s) thereof. Additional information is included in the Proxy Statement accompanying this Notice.

A complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting beginning 10 days before the meeting at the Company’s headquarters at 220 East First Street, Bethlehem, PA 18015 during ordinary business hours. In addition, such list will be available for inspection during the meeting in the virtual meeting room at: www.virtualshareholdermeeting.com/OSUR2023.

By Order of the Board of Directors,

Stefano Taucer

Secretary

April 14, 2023

Proxy Statement Table of Contents

Compensation Committee Matters	22

Compensation Processes and Procedures	22

Annual Performance Evaluations	22

Role of the Compensation Committee	23

Role of the CEO	23

Role of the Compensation Consultant	23

Compensation Committee Interlocks and Insider Participation	24

Compensation Committee Report	24

Executive Officers	25

Transactions with Related Persons	26

Compensation Discussion and Analysis	28

Employment Agreements and Potential Payments Upon Termination or Change of Control	54

CEO Pay Ratio	60

Pay Versus Performance	61

Stock Award Plan Information	65

Director Compensation	65

Annual Fees	65

Initial and Annual Equity Awards	66

Equity Award Terms	66

Deferred Compensation	66

Director Compensation During 2022	67

Proposals Requiring Your Vote	68

Proposal No. 1. Election of Directors	68

Proposal No. 2. Ratification of Appointment of Independent Registered Public Accounting Firm	72

Proposal No. 3. Advisory (Non-Binding) Vote to Approve Executive Compensation	72

Proposal No. 4. Advisory (Non-Binding) Vote to Select the Frequency of Future Stockholder Advisory Votes to Approve the Corporation’s Executive Compensation	73

Proposal No. 5. Amendment and Restatement of Stock Award Plan	74

Proposal No. 6. Stockholder Proposal Regarding Greenhouse Gas Reduction Targets	79

Delinquent Section 16(A) Reports	81

Annual Report	81

Deadline for Stockholder Proposals	82

PROXY STATEMENT SUMMARY

We are providing these proxy materials to stockholders of OraSure Technologies, Inc., a Delaware corporation (as used herein, “we,” “us,” “our”, “OraSure” or the “Company”), and we are first making available or mailing the materials on or about April 20, 2023, in connection with the Company’s solicitation of proxies (each, a “Proxy”) for use at the Annual Meeting of Stockholders to be held on May 16, 2023 at 12:30 p.m. Eastern Time, and at any adjournment(s) or postponement(s) thereof (the “Annual Meeting”).

As a stockholder, you are invited to participate in the Annual Meeting and are requested to vote on the matters described in this Proxy Statement. The Annual Meeting will be conducted in a completely virtual manner through a live webcast that you can access online by going to www.virtualshareholdermeeting.com/OSUR2023. The webcast will not include a presentation by management. A question and answer session will be provided at the Annual Meeting only for questions that are germane to the matters being discussed and voted on at the meeting.

This summary highlights information contained elsewhere in this Proxy Statement but does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting your shares.

2023 ANNUAL MEETING INFORMATION

•	Date and Time: Tuesday, May 16, 2023 at 12:30 p.m. (ET)

•	Location: Online by visiting www.virtualshareholdermeeting.com/OSUR2023

•	Record Date: March 23, 2023

PROPOSALS FOR STOCKHOLDER CONSIDERATION

	Proposals	Board Recommendation	Page Reference for More Detail
1.)	Election of one Class II Director	FOR	68
2.)	Ratification of Appointment of Independent Registered Public Accounting Firm for 2023	FOR	72
3.)	Advisory (Non-Binding) Vote to Approve Executive Compensation	FOR	72
4.)	Advisory (Non-Binding) Vote to Select the Frequency of Future Stockholder Advisory Votes to Approve the Company’s Executive Compensation	EVERY YEAR	73
5.)	Approval of Amendment and Restatement of our Stock Award Plan To Increase the Shares Authorized for Issuance Thereunder	FOR	74
6.)	Stockholder Proposal Regarding Greenhouse Gas Reduction Targets	AGAINST	79

Proposal No. 1 – Election of Directors

The table below provides summary information about our nominee for Class II Director, whose new term will expire at the 2026 Annual Meeting of Stockholders. The Board of Directors (the “Board”) is recommending that stockholders vote for the Director nominee.

				Committee Memberships[1]			Other Public Boards
Name and Principal Occupation	Age	Director Since	Independent	AC	CC	N& CG
Mara G. Aspinall Managing Member, Health Catalysts Group LLC and Managing Director, Blue Stone Venture Partners	60	2017	Yes	C	√	No	No

1 AC = Audit Committee; CC = Compensation Committee; N&CG = Nominating & Corporate Governance Committee; C = Chairperson; √ = Member.

Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has selected KPMG LLP (“KPMG”) to be our independent registered public accounting firm for the 2023 fiscal year. The Board believes KPMG is well qualified to serve in this capacity and is recommending that the engagement of KPMG be ratified by our stockholders. The Board is recommending that stockholders vote for the appointment of KPMG as provided above.

Proposal No. 3 – Advisory (Non-Binding) Vote to Approve Executive Compensation

Our compensation program is designed to focus and reward our executives for balancing both short and long-term priorities. To fulfill this mission, we have adopted a pay-for-performance philosophy that forms the foundation for executive compensation decisions made by our Board and the Compensation Committee of the Board (the “Compensation Committee”).

The Compensation Discussion and Analysis portion of this Proxy Statement (the “CD&A”) contains a detailed description of our executive compensation philosophy and program, the compensation decisions the Board and Compensation Committee have made under that program and the factors considered in making those decisions, focusing on the compensation of our named executive officers (“NEOs”) for the year ended December 31, 2022, who were:

Name	Position(s)
Carrie Eglinton Manner[1]	President and CEO
Nancy J. Gagliano[2]	Former Interim CEO
Stephen S. Tang[3]	Former President and CEO
Kenneth McGrath[4]	Chief Financial Officer
Scott Gleason[5]	Former Interim Chief Financial Officer, Current Senior Vice President Corporate Communications & Investor Relations
Agnieszka Gallagher[6]	Former Executive Vice President, General Counsel and Chief Compliance Officer
Lisa Nibauer[7]	Former President of Diagnostics
Kathleen G. Weber	Chief Product Officer

[1]	Ms. Eglinton Manner was appointed as the President and CEO effective June 4, 2022.

[2]

Effective April 1, 2022, Nancy J. Gagliano, M.D., M.B.A. was appointed to replace Dr. Tang as the Company’s Interim CEO. Dr. Gagliano resigned effective June 4, 2022 from her position as the Company’s Interim CEO.

[3]	Stephen Tang, Ph.D. served as the Company’s CEO until March 31, 2022.

[4]	Mr. McGrath was appointed as the Chief Financial Officer effective August 8, 2022.

[5]

Mr. Gleason joined the Company in May 2021 as the Senior Vice President Corporate Communications & Investor Relations and assumed the role of Interim Chief Financial Officer in September 2021. Mr. Gleason served as the Interim Chief Financial Officer until Mr. McGrath’s appointment on August 8, 2022 and served as our Principal Financial Officer until August 10, 2022. On March 15, 2023, Mr. Gleason notified the Company of his resignation, effective May 26, 2023, in order to pursue another opportunity.

[6]	Ms. Gallagher resigned effective June 25, 2022.

[7]	Ms. Nibauer resigned effective November 11, 2022.

As described further in the CD&A and elsewhere in this Proxy Statement, the following should be considered by stockholders in evaluating the compensation of our NEOs for 2022:

•

OraSure is a diverse and growing business operating in highly competitive and evolving markets; this has proven especially true throughout 2022 given the challenges and opportunities presented by the ongoing COVID-19 pandemic.

•	We achieved record revenue during 2022, with our total company growing at a 36% compound annual growth rate since the pre-pandemic period in 2019.

•	The Compensation Committee applied no positive discretion in determining performance and payouts for our NEOs.

•

We annually solicit input from our stockholders on executive compensation matters. The 2022 Say-on-Pay results (97% approval), combined with feedback from stockholders, suggest strong support for our programs and policies.

•	We maintain and adhere by a full suite of good governance policies and processes.

The Board is recommending that stockholders vote in favor of the compensation of our NEOs, as described in this Proxy Statement.

Proposal No. 4 – Non-binding Advisory Vote to Select the Frequency of Future Stockholder Advisory Votes to Approve the Corporation’s Executive Compensation

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides that every six (6) years we must provide our stockholders with an opportunity to cast a separate advisory (non-binding) vote on the frequency of future advisory votes on executive compensation. Stockholders may indicate whether they would prefer that we conduct future advisory votes every year, every two (2) years or every three (3) years. At our Annual Meeting of Stockholders held in May 2017, a majority of our stockholders cast their vote in favor of holding an advisory vote on executive compensation each year. The Board has determined that an annual advisory vote on executive compensation will permit our stockholders to continue to provide direct input on our executive compensation philosophy and practices as disclosed in our proxy statement each year and is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

The Board is recommending that stockholders vote in favor of annual advisory votes to approve the Company’s executive compensation, as described in this Proxy Statement.

Proposal No. 5 – Amendment and Restatement of Stock Award Plan

In order to enable the Company to continue to attract qualified directors, officers, employees and outside advisors, and to compensate these individuals in a manner that is competitive with compensation provided by other medical diagnostic and healthcare companies, the Board has determined that additional shares of Common Stock are needed to be available for grants under the Company’s Stock Award Plan. In addition, the Board wants to ensure that sufficient shares are available, if needed, to provide retention or other equity awards in connection with potential acquisitions or other business development activities. Finally, the Board believes it to be in the best interests of the Company’s stockholders to require a minimum vesting period of one year for all awards granted under the Stock Award Plan.

Accordingly, subject to stockholder approval, the Board approved an amendment and restatement of the OraSure Technologies, Inc. Stock Award Plan (last amended and restated, April 1, 2022) (the “Stock Award Plan” or the “Plan”) to both (i) increase the number of shares to be authorized for grant under the Plan by 3,000,000 shares. As a result of this increase there will be a total of 4,457,131 shares available in the Plan for future issuance on or after March 31, 2023, and (ii) generally require a minimum vesting period of one year for all awards granted under the Plan, subject to stockholder approval. A copy of the Amended and Restated Stock Award Plan reflecting this amendment is attached as Exhibit A to this Proxy Statement.

Proposal No. 6 – Stockholder Proposal Regarding Greenhouse Gas Reduction Targets

Nia Community Foundation, a holder of shares of the Company’s Common Stock with a value in excess of $25,000 for at least one year as of the date hereof, has given notice that, on behalf of Nia Community Foundation, a representative from Nia Impact Capital intends to present for action at the Annual Meeting a proposal requesting the Company issue near and long-term science-based greenhouse gas (“GHG”) reduction targets that are aligned with the Paris Agreement’s ambition of maintaining global temperature rise to 1.5°C and summarize plans to achieve them.

The Company has a shared interest in good environmental stewardship and has made great strides in environmental, social and governance (“ESG”) initiatives as described in greater detail in the Section of this Proxy Statement entitled, “Environmental, Social and Governance Issues.” While we are committed to furthering our sustainability efforts, our strategic priorities and core values guide how we approach fulfilling that commitment. We believe it would be imprudent to commit to the proponent’s requested actions before completing the necessary foundational steps, many of which were underway before we received the proponent’s proposal. As such, we do not believe it is in the Company’s or our stockholders’ best interests to commit to the actions in the proposal at this time, and we recommend a vote against the proposal. Additional information regarding this proposal, including the Board’s statement in opposition, can be found in the

“Proposals Requiring Your Vote – Proposal No. 6 – Stockholder Proposal Regarding Greenhouse Gas Reduction Targets” section below.

2022 PERFORMANCE HIGHLIGHTS

Our business previously consisted of two segments: our “Diagnostics” segment, and our “Molecular Solutions” segment. In February 2023, we announced a corporate restructuring to combine the commercial and innovation teams across the two segments into one business unit with sales, marketing, product development and research teams aligned across multiple product portfolios. This change is intended to accelerate innovation, enhance customer experience and result in operational synergies.

We bolstered our management team with the addition of Carrie Eglinton Manner, who brings more than 25 years of healthcare leadership and transformation expertise to the company, as our new Chief Executive Officer and Kenneth McGrath, who joins the Company with over 20 years of financial leadership experience in the healthcare field, as our new Chief Financial Officer.

In 2022, we delivered record revenues, with our total company growing at a 36% compound annual growth rate since the pre-pandemic period in 2019. We achieved significant business milestones that we believe position the Company for growth in 2023 and beyond.

First, we continue to advance our InteliSwab® COVID-19 test, which received two new federal government contracts. The first procurement contract runs through November 2023; and, under the terms of the award, is estimated to account for 18 million InteliSwab® COVID-19 tests, with a maximum award of 36 million tests and a guaranteed minimum award of 3.6 million tests. The second contract was awarded for 3.2 million tests in December of 2022. We have also received approval from the U.S. Food and Drug Administration (the “FDA”) for a new packaging and labeling configuration for our InteliSwab® COVID-19 tests. The packaging changes are expected to drive per-test cost savings of approximately $0.40, which includes the impact from lower shipping costs based upon the smaller packaging configuration which should reduce total truckloads by approximately 50%. We also significantly scaled up manufacturing capacity in the United States for our InteliSwab® COVID-19 test and have achieved manufacturing capacity targets under our 2021 contract with the United States Department of Defense, in coordination with the United States Department of Health and Human Services.

We also continued to advance our innovation growth strategy in 2022 with the development of several new products in our diagnostics business including our four newly-launched CE-IVD Colli-Pee® urine collection products to support growing interest in non-invasive HPV and STI screening diagnostics and liquid biopsy from first-void urine samples. Included among these launches is a product with a proprietary chemistry for cell-free DNA and extra-cellular vesicles for oncology applications. We believe these products will be an important contributor to our future molecular solutions business.

Our consolidated revenues of $387.5 million in 2022 represented a 66% increase over 2021. Net product and services revenues increased 67% when compared to the same period of 2021, largely due to $233.7 million of InteliSwab® COVID-19 test revenue recorded in 2022, compared to $22.7 million in 2021. Also contributing to the increased revenues were higher sales of our hepatitis C and substance abuse testing products. Declines in sales of our molecular sample collection kits for COVID-19 testing due in part to the reduction in PCR lab testing, lower genomics product revenue, lower laboratory services revenue and a decline in international sales of our HIV products offset these positive drivers of revenue. Other revenues for 2022 were $9.4 million compared to $6.8 million in the same period of 2021. This increase was largely due to increased research and development funding associated with our InteliSwab® COVID-19 test offset by a decrease in royalty income.

Our consolidated net loss was $17.9 million, or $0.25 per share on a fully diluted basis, compared to a net loss of $23.0 million, or $0.32 per share on a fully diluted basis, for 2021. Results for the full-year 2022 benefitted from the increased revenues in 2022 compared to 2021 offset by the negative impact of $17.1 million of impairment charges taken for idle manufacturing lines and goodwill. There were no similar charges in 2021. 2022 results also included higher spending in operating expenses across all categories.

Cash used in operating activities was $47.2 million compared to $35.4 million used in 2021. This increase reflected the significant investment in inventory purchases in anticipation of future demand of our COVID-19 testing products as well the increase in our accounts receivable balances resulting largely from COVID-19 shipments made toward the end of the fourth quarter of 2022. During 2022 we achieved cash flow breakeven in the third quarter ahead of our previously stated guidance. We ended the year with approximately $110.8 million in cash, cash equivalents, and available-for-sale securities, compared to $170.0 million in 2021.

MOST SIGNIFICANT COMPENSATION COMPONENTS

We have structured the components of our executive compensation program to be directly tied to the performance of both the Company and our executives and aligned with the best interests of our stockholders. These components consist of the following:

Base Salary	Salaries are based on the individual executive’s position relative to market and the executive’s individual performance and contribution.
Annual Cash Incentive Plan Bonuses

Annual incentive cash bonuses, our OraSure Technologies Incentive Plan (“OTIP”) reflect market-based targets with individual bonus payouts and are contingent upon (i) our achievement of corporate financial and/or strategic objectives, which are used to determine overall bonus pool funding, and (ii) the executive’s individual performance against pre-determined objectives.

Equity Awards under our Long-Term Incentive Policy (“LTIP”)

Long-term incentive equity compensation reflects market-based targets with the value of individual awards contingent upon each executive’s individual performance against pre-determined objectives during the fiscal year prior to award. Fifty percent (50%) of each NEO’s annual LTIP award consists of performance-vested restricted units (“PRUs”) which require achievement of certain financial performance measures selected by the Board and Compensation Committee and the satisfaction of a 3-year service period for vesting of the award. The other fifty percent (50%) consists of time-vested restricted stock (“RS”) which vests in equal installments over a three-year service period.

KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

Key features of our compensation program illustrate our commitment to pay-for-performance, the strong alignment of our executives’ interests with those of our stockholders and strong corporate governance. Several of the more significant of these features are summarized below:

• Compensation is market driven with total compensation of our executives targeted at the 50th percentile of the Company’s peer group (as set forth in the CD&A) (the “Peer Group”).	• Regular stockholder outreach on compensation/ governance matters.
• Compensation is predominantly variable or performance-based.	• Use of a third-party compensation consultant to provide executive compensation market assessment and independent advice on compensation matters.
• Balanced mix of cash/equity, fixed/variable, short- term/long-term compensation components.	• Strong stock ownership/retention requirements for executives and Directors.
• In order to incentivize growth, performance objectives for annual bonus pool funding target key financial measures and/or important strategic goals.	• As a general matter, no perquisites for NEOs that are not offered to all employees of the Company.

• The Board’s discretionary ability to adjust annual incentive bonus pool funding is limited to +/- 10% of pool amount in order to avoid excessive discretionary bonus pool adjustments. In 2022, the Compensation Committee and Board included a condition that the annual incentive bonus pool funding may be further adjusted downward based on profitability and cash liquidity needs of the Company.

• Use of peer company benchmarking.

• Long-term equity incentive awards include 50% PRUs that vest based on (i) three-year cumulative revenue, (ii) three-year relative total stockholder return (“TSR”) and (iii) three years of continued service.

• Compensation recoupment or “clawback” policy, under which we may recover excess compensation paid to an executive if our financial statements are restated.
• No excise tax gross-up in any of our NEO employment agreements and no “single trigger” change-in-control severance in any of our new executive employment agreements.	• No hedging or pledging of our Common Stock.

QUESTIONS AND ANSWERS ABOUT THE 2023 ANNUAL MEETING AND VOTING

1. WHY DID I RECEIVE THESE PROXY MATERIALS?

Our Board of Directors (the “Board”) is furnishing proxy materials, including this Proxy Statement, a Proxy Card and the Company’s Annual Report to Stockholders for the year ended December 31, 2022 (the “2022 Annual Report”), to our stockholders in order to solicit proxies to be voted at the Annual Meeting (each, a “Proxy”). On or about April 20, 2023, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder at the holder’s address of record, indicating that this Proxy Statement is now available to our stockholders of record entitled to vote at the Annual Meeting. Please carefully review this Proxy for information on the matters to be presented at the Annual Meeting and for instructions on how to vote your shares. Our 2022 Annual Report, including financial statements for such period, does not constitute any part of the material for the solicitation of proxies, but copies are available to stockholders upon request.

Securities and Exchange Commission (“SEC”) rules permit us to deliver only one copy of the Notice or a single set of proxy materials to multiple stockholders sharing the same address. Upon written or oral request, we will deliver separate Notices and/or copies of our 2022 Annual Report and/or this Proxy Statement to any stockholder at a shared address to which a single copy of the Notice was delivered. Stockholders may notify the Company of their requests by calling or writing us at OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Corporate Secretary; (610) 882-1820.

2. WHAT IS A PROXY

A Proxy is your legal designation of another person to vote the shares of Common Stock you own. That other person is called a “proxy.” If you designate someone as your proxy in a written document, that document also is called a Proxy or a Proxy Card.

Carrie Eglinton Manner and Stefano Taucer, each of whom are officers of the Company, have been designated by the Board of Directors as proxies to vote on behalf of stockholders for the Annual Meeting.

3. WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The record date for the Annual Meeting is March 23, 2023 (the “record date”). The record date is established by the Board as required by Delaware law. Only stockholders of record at the close of business on the record date are entitled to:

(a)	receive notice of the Annual Meeting; and

(b)	vote at the Annual Meeting and any adjournment(s) or postponement(s) of the meeting.

Each stockholder of record on the record date is entitled to one vote for each share of Common Stock held.

On the record date, there were 75,914,622 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting.

A list of stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the meeting at our principal executive offices at 220 East First Street, Bethlehem, PA 18015, and electronically during the Annual Meeting at www.virtualshareholder-meeting.com/OSUR2023 when you enter the control number provided in the Notice sent to you.

4. WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A STOCKHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares of stock are registered in your name on the books and records of our transfer agent, Computershare, Inc., you are a stockholder of record.

If your shares of stock are held for you in the name of your broker, bank or other nominee, your shares are held in “street name.” The answer to Question 7 describes brokers’ discretionary voting authority and when your broker, bank or other nominee is permitted to vote your shares of stock without instructions from you.

It is important that you vote your shares if you are a stockholder of record and, if you hold shares in street name, that you provide appropriate voting instructions to your broker, bank or other nominee as discussed in the answer to Question 7.

5. HOW CAN I VOTE MY SHARES FOR THE ANNUAL MEETING?

All stockholders have a choice of voting via the internet, over the telephone or by completing and mailing a paper Proxy Card, as described below.

Voting via the Internet or by Telephone. Stockholders of record desiring to vote online via the internet or by telephone prior to the Annual Meeting, should go to www.proxyvote.com or call the toll free number indicated on the Proxy Card or Notice. You may vote via the internet or by telephone provided you do so by 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on May 15, 2023. Stockholders who attend the Annual Meeting via the internet may vote their shares at that time up to and during the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/OSUR2023.

Street name holders may vote via the internet or by telephone if their brokers, banks or other nominees make those methods available. If that is the case, each broker, bank or nominee will include instructions with the Notice or Proxy Statement.

The telephone and internet voting procedures, including the use of control numbers, are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly.

If you vote via the internet, you should understand that you will be responsible for any costs associated with this method of voting, such as usage charges from internet access providers and telephone companies.

Voting by Mail. If you desire to vote prior to the Annual Meeting by mail by using a paper Proxy Card instead of by telephone or via the internet, you will need to follow the instructions in your Notice that will be mailed to you. You will then need to complete, sign, date and return the Proxy Card, as described on the Proxy Card. Street name holders should complete and return the voting card provided by their broker, bank or nominee.

Voting at the Annual Meeting. All stockholders of record may vote online during the Annual Meeting, as described above. Submitting a Proxy via the internet, over the telephone or by mail will not affect your right to withdraw your Proxy and vote during the Annual Meeting.

6. HOW WILL MY SHARES BE VOTED IF I SEND IN A PROXY

If you are represented by a properly executed Proxy, whether delivered by phone, the internet or mail, your shares will be voted in accordance with your instructions.

If you do not provide instructions with your Proxy, your shares will be voted according to the recommendations of our Board as stated on the Proxy.

7. WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

Stockholders of Record: If you are a stockholder of record, your shares will not be voted if you do not provide your Proxy, unless you vote online during the Annual Meeting. It is, therefore, important that you vote your shares.

Street Name Holders: If your shares are held in street name and you do not provide your signed and dated voting instruction form to your bank, broker or other nominee, your shares may be voted by your broker, bank or other nominee but only under certain circumstances. Specifically, under rules of the New York Stock Exchange, which also apply to companies listed on the Nasdaq Stock Exchange (“Nasdaq”), shares held in the name of your broker, bank or other nominee may be voted by your broker, bank or other nominee on certain “routine” matters if you do not provide voting instructions.

At the upcoming Annual Meeting, only the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is considered a “routine” matter for which brokers, banks or other nominees may vote uninstructed shares. The other proposals to be voted on at our Annual Meeting (specifically, the election of the Director nominee, the advisory vote to approve the compensation of the Company’s NEOs, the advisory vote on the frequency of future stockholder advisory votes on executive compensation and the vote to approve the amendment and restatement of the Company’s Stock Award Plan are not considered “routine”, so the broker, bank or other nominee cannot vote your shares on any of these proposals unless you provide to the broker, bank or other nominee voting instructions for each of these matters. If you do not provide voting instructions on these matters, your shares will not be voted on the matter, which is referred to as a “broker non-vote.” It is, therefore, important that you vote your shares.

8. HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

Your shares are counted as present at the meeting if you attend the meeting and vote online or if you properly return a Proxy by internet, telephone or mail. In order for us to conduct our Annual Meeting, a majority of our outstanding shares of Common Stock as of the record date, must be present online or by Proxy at the meeting. This is referred to as a quorum. Broker non-votes, votes withheld and abstentions are included in determining whether there are a sufficient number of shares present to constitute a quorum.

9. HOW CAN I REVOKE A PROXY

You can revoke a Proxy before the completion of voting at the Annual Meeting by:

(a)	Giving written notice to the Corporate Secretary of the Company to revoke your Proxy; or
(b)	Delivering a later-dated Proxy that indicates the change in your vote; or
(c)

Logging on to www.proxyvote.com in the same manner you would to submit your Proxy electronically or calling the telephone number indicated in your Notice, and in each case, following the instructions to revoke or change your vote; or

(d)	Attending the Annual Meeting online and voting, which will automatically cancel any Proxy previously given. Attendance alone will not revoke any Proxy that you have given previously.

If you choose any of the first three methods, you must take the described action no later than 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on May 15, 2023. Once voting on a particular matter is completed at the Annual Meeting, you will not be able to revoke your Proxy or change your vote. If your shares are held in street name by a broker or other nominee, you must contact that institution to change or revoke your vote.

10. WHAT ITEMS WILL BE VOTED ON AT THE ANNUAL MEETING?

At the Annual Meeting, action will be taken on the matters set forth in the accompanying Notice and described in this Proxy Statement. The Board knows of no other matters to be presented for action at the Annual Meeting.

If any other matters do properly come before the Annual Meeting, the persons named in the Proxy Card will have discretionary authority to vote on those matters in accordance with their best judgment.

11. WHO WILL PAY THE COST OF THIS PROXY SOLICITATION?

Solicitation of Proxies is made on behalf of the Board. The cost of soliciting Proxies will be borne by the Company. In addition to solicitations by e-proxy and/or by mail, certain of our Directors, officers and regular employees may solicit Proxies personally or by telephone or other means without additional compensation.

We have also engaged Morrow Sodali LLC, 333 Ludlow street, 5th Floor, South Tower, Stamford, CT

06902, and Alliance Advisors, LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, to provide proxy solicitation services at an estimated fee of $7,500 and $15,000 respectively, plus expenses. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons, and we will, upon request, reimburse them for their reasonable expenses in so doing.

12. HOW CAN I PARTICIPATE IN THE ANNUAL MEETING?

This year’s Annual Meeting will be a virtual meeting of stockholders, and will be conducted via live webcast on the Internet. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on March 23, 2023, the record date for the meeting, or if you hold a valid Proxy for the Annual Meeting.

You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting https://www.virtualshareholdermeeting.com/OSUR2023. To participate in the Annual Meeting, you will need the control number that is included on your Notice, on our Proxy Card or on the instructions that accompanied your proxy materials. The Annual Meeting will begin promptly at 12:30 p.m. Eastern Time, and you should allow ample time to complete the online check-in procedures.

13. WHAT IF I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

14. ARE VOTES CONFIDENTIAL?

We will continue our long-standing practice of holding the votes of each stockholder in confidence from Directors, officers and employees, except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in the case of a contested proxy solicitation; (c) if a stockholder makes a written comment on the Proxy Card or otherwise communicates his or her vote to the Company; or (d) as needed to allow the independent inspectors of election to certify the results of the vote.

15. WHO COUNTS THE VOTES?

We will continue, as we have for many years, to retain an independent inspector of election to receive and tabulate the Proxies and certify the results. These activities will be handled electronically.

16. MAY STOCKHOLDERS ASK QUESTIONS AT THE ANNUAL MEETING?

Yes. The CEO will answer stockholders’ written questions submitted during the question and answer period of the meeting. Stockholders should confine their questions to matters that relate to the business of the meeting. The CEO will determine which questions are appropriate to answer during the meeting.

We reserve the right to edit or reject any questions we deem profane or otherwise inappropriate. Detailed guidelines for submitting written questions during the meeting are available at www.virtualshareholdermeeting.com/OSUR2023.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of the March 23, 2023 record date (except for Dr. Tang, Ms. Gallagher and Ms. Nibauer, each as described below), regarding the beneficial ownership of the Company’s Common Stock by (a) each person who is known by us to be the beneficial owner of more than five percent of the Common Stock outstanding; (b) each Director and nominee for election as Director; (c) each of our executive officers named in the Summary Compensation Table in this Proxy Statement; and (d) all of our Directors, the nominee for election as Director and executive officers as a group. Unless otherwise indicated, the address of each person identified below is c/o OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015.

Pursuant to Rule 13d-3 under the Exchange Act, shares of Common Stock which a person has a right to acquire pursuant to the exercise of stock options held by that person that are exercisable within 60 days of March 23, 2023 are deemed to be outstanding for the purpose of computing the ownership percentage of that person, but are not deemed outstanding for computing the ownership percentage of any other person.

Name and Address of Beneficial Owner	Amount and Nature of the Beneficial Ownership[1,2]	Percent of Class
Black Rock, Inc.[3] 55 East 52nd Street New York, NY 10055	13,718,269	18.1%
The Vanguard Group[4] 100 Vanguard Blvd. Malvern, PA 19355	5,129,077	6.8%
Camber Capital Management, LP5 101 Huntington Avenue Boston, MA 02199	4,250,000	5.6%
Carrie Eglinton Manner	1,398,827	1.8%
Stephen S. Tang, Ph.D.[6]	349,793	*
Kathleen G. Weber	289,233	*
Kenneth McGrath	185,512	*
Agnieszka Gallagher[7]	147,308	*
Lisa Nibauer[8]	123,479	*
Mara G. Aspinall	117,218	*
Scott Gleason	114,634	*
James Datin	60,925	*
Nancy Gagliano, M.D.	42,160	*
Lelio Marmora	30,935	*
Anne Whitaker	30,563	*
David J. Shulkin, M.D.	30,550	*
All Directors, the nominee for election as Director, and executive officers as a group (13 people)	2,921,137	3.8%

*	Less than 1%.

[1]	Subject to community property laws where applicable, beneficial ownership consists of sole voting and investment power except as otherwise indicated.

[2]

Includes shares subject to options exercisable within 60 days of March 23, 2023, as follows: Ms. Weber, 14,533 shares; Ms. Gallagher 56,724; and Ms. Aspinall, 40,000 shares; and all Directors, the nominee for election as Director and executive officers as a group, 111,257 shares. Also includes unvested RS, as follows: Ms. Eglinton Manner, 1,398,827 shares; Ms. Weber, 115,752 shares; Mr. McGrath, 185,512, shares; Mr. Gleason, 92,686 shares; Ms. Aspinall, 20,000 shares; Mr. Datin, 20,000 shares; Dr. Shulkin, 20,000 shares; Mr. Marmora, 20,000 shares; Dr. Gagliano, 10,563 shares; and Ms. Whitaker 30,563 shares; and all Directors, the nominee for election as Director and executive officers as a group, 1,913,903 shares. Does not include unvested PRUs.

[3]

Based on information contained in a Schedule 13G/A filed January 23, 2023. The filing person has sole voting power with respect to 13,341,530 shares and sole dispositive power with respect to all of the indicated shares.

[4]

Based on information contained in a Schedule 13G/A filed February 9, 2023. The filing person has shared voting power with respect to 46,749 shares, sole dispositive power with respect to 5,025,049 shares and shared dispositive power with respect to 104,028 shares.

[5]	Based on information contained in a Schedule 13G filed February 2, 2023. The filing person has sole voting power with respect to 4,250,000 shares

[6]	Dr. Tang’s employment as President and CEO of the Company ended on March 31, 2022. The indicated shares reflect Dr. Tang’s ownership as of his resignation date.

[7]

Ms. Gallagher’s employment as Executive Vice President, General Counsel and Chief Compliance Officer of the Company ended on June 25, 2022. The indicated shares reflect Ms. Gallagher’s ownership as of her resignation date.

[8]	Ms. Nibauer’s employment as President of Diagnostics of the Company ended on November 11, 2022. The indicated shares reflect Ms. Nibauer’s ownership as of her resignation date.

CORPORATE GOVERNANCE

BOARD RESPONSIBILITIES, OPERATION AND COMPOSITION

The primary responsibility of the Board of Directors is to promote the long-term success of the Company. In fulfilling this role, each Director must exhibit good faith business judgment as to what is in the best interests of the Company. The Board is responsible for establishing broad corporate policies, setting strategic direction and overseeing management. The Company’s management is responsible for the day-to-day operations of the Company.

Currently, the Board is divided into three classes with Class I consisting of two Directors, Class II consisting of two Directors and Class III consisting of three Directors. There are currently seven Directors serving on the Board. The Board has determined that Ms. Whitaker, a current Class II member of the Board, will not stand for re-election at the Annual Meeting, and her service as a member of the Board will end effective as of the Annual Meeting. Accordingly, Ms. Whitaker’s seat shall remain vacant until filled in accordance with our Bylaws. At each annual meeting of stockholders, the nominees for the class of Directors whose term is expiring at that annual meeting are elected for a three-year term. A Director holds office until the annual meeting of stockholders for the year in which his or her term expires or until his or her successor is elected and duly qualified, subject to prior death, resignation, retirement, disqualification or removal. Each nominee for election at our upcoming Annual Meeting currently serves as a Director.

The Board typically holds regular meetings in February, May, August and November of each year, with additional meetings held as needed. The Board’s organizational meeting follows the annual meeting of stockholders. The Board usually meets in executive session at all regularly scheduled meetings. The Board held 15 meetings and acted by written consent on eight occasions during the fiscal year ended December 31, 2022. Each member of the Board attended more than 75 percent of the combined total of meetings of the Board and of the Committees of the Board on which such member served during the period in the year in which he or she served as a Director.

The Board holds four regularly scheduled meetings each year and special meetings as needed. Directors attended greater than 75% of all Board and Committee meetings during 2022.

GOVERNANCE GUIDELINES AND CODE OF CONDUCT

The Board has adopted Corporate Governance Principles which, along with the Charters for each of its Committees and the Company’s Amended and Restated Code of Business Conduct and Ethics, provide a framework for the governance of the Company. The Company’s Corporate Governance Principles address matters such as the responsibilities and composition of the Board, Director independence and the conduct of Board and Committee meetings. The Company’s Amended and Restated Code of Business Conduct and Ethics sets forth guiding principles of business ethics and certain legal requirements applicable to all Company employees, contractors and non-employee Directors. Copies of the current Corporate Governance Principles and Amended and Restated Code of Business Conduct and Ethics are available on the Investor Relations — Corporate Governance section of the Company’s website, https://orasure.gcs-web.com/governance. Upon request, the Company will provide a copy of each policy free of charge to any stockholder.

If we make substantive amendments to or grant any waiver from the Amended and Restated Code of Business Conduct and Ethics applicable to our directors or executive officers, we will disclose the nature of such amendments or waiver to our stockholders to the extent and in the manner required by applicable exchange listing standards or any other regulation. For conduct involving an executive officer or Board member, only the Board of Directors or the Audit Committee of the Board has the authority to waive a provision of the Amended and Restated Code of Business Conduct and Ethics. Should the Company grant a waiver to its Amended and Restated Code of Business Conduct and Ethics, the Company intends to post notice of the waiver to its website at https://orasure.gcs-web.com/governance. Any waivers granted to the Amended and Restated Code of Business Conduct and Ethics will be available on the website for at least a 12-month period.

We operate under a Code of Business Conduct and Ethics and Corporate Governance Principles, which apply to all employees, contractors and non-employee Board members.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE ISSUES

We believe that conducting our business in a socially, environmentally and ethically responsible manner, and in compliance with applicable legal requirements, is important to our long-term success and the health and well-being of our employees, customers, the communities that we serve and other stakeholders. As a result, ESG issues have become an increasingly important focus for our management team and our Board.

On March 21, 2022, the SEC proposed extensive and comprehensive new rules that, if adopted, would require us to provide detailed climate-related disclosures. These disclosures would include information about material climate-related risks, financial statement disclosures, together with detail relating to our governance of climate-related risks and risk-management processes, the likelihood of those risks having a material impact on our business and financial statements, among others. Additionally, the proposed rules would require us to disclose information about our Scope 1 and Scope 2 greenhouse gas emissions.

Though these changes have not yet been implemented, and their full scope remains unclear, we are focused on remaining apprised of their status, understanding the requirements and planning for any impact they could impose on our business.

ESG Oversight

Historically, ESG issues have been addressed by the management teams in our various companies with the primary focus on regulatory and legal compliance, ethical operations and development of our human capital resources. Material risks in these areas have been regularly reviewed with our Board, either directly or through the Audit Committee. Our management previously formed a cross-functional team to consistently and more formally review ESG issues in order to identify material ESG risks impacting our business and determining appropriate mitigation and corrective strategies. These risks were discussed by the Board in 2022 and will be discussed by the Board at least annually as part of the Board’s oversight of risk management.

In 2022, we released our first “OraSure Cares” ESG report, which provides a snapshot of the many ways that we are preserving the environment, empowering our people, modeling integrity and positively impacting the communities that we serve and in which we are located. A copy of the report may be accessed on our website at www.orasure.com. We intend to issue our second ESG report later in 2023.

Environmental

We endeavor to implement responsible and sustainable environmental practices throughout our organization. Our goal is to eliminate or minimize any harm to our employees, the communities that we serve and the environment. We follow practices to reduce our energy usage and operate more efficiently, including through the use of motion detectors and timers to reduce electricity usage. We also have implemented a Company-wide waste recycling program under which recyclable materials are segregated for removal and appropriate handling. Hazardous and medical waste is also segregated and disposed of in accordance with applicable laws and regulations.

Formed in 2020, our Sustainability Initiative focuses on identifying additional steps we can take to reduce our carbon footprint, including through the use of solar and renewable energy sources and promoting clean communities and positive environmental stewardship. Some of the key highlights of work completed by our Sustainability Committee include:

1.	Manufacturing programs that reduced our scrap rates from 30% to less than 1% over the course of 2022 resulting in net savings of 3.5 tons of plastic

2.	The purchase of carbon-free energy for our corporate headquarters and some Bethlehem based manufacturing sites

3.	The introduction of an on-site composting program at our Ottawa and Minneapolis locations to reduce material waste

4.	Sponsored company-wide neighborhood and site clean-up events during Earth Day 2022

5.	Completed Amazon web service migration initiative lowering our digital footprint and using approximately one third less electricity by our servers

6.	Purchased 232 tons of carbon offsets against corporate air travel

7.	Published our 2022 “OraSure Cares” Environmental, Social, and Governance (ESG) report highlighting the Company’s ESG initiatives

Additionally, in 2022, our Sustainability Initiative engaged an advisory firm to create a Greenhouse Gas (“GHG”) Emissions Inventory Report (the “GHG Report”) for our Bethlehem, Pennsylvania sites covering emissions for the 2021 calendar year. The GHG Report, which contains a detailed accounting of our Scope 1, Scope 2 and Scope 3 GHG emissions associated with those sites, provides us with a data-focused foundation for effective management of our GHG emissions. We conducted this study independently given our stated goal of positive environmental stewardship. In 2022, we undertook several programs, which significantly lessened our emissions.

Based upon the results of this study, we concluded that the largest source of emissions associated with our InteliSwab manufacturing process was tied to supplier materials. Consequently, we redesigned the packaging of our InteliSwab COVID-19 Rapid Tests, which we estimate will save 90 tons of plastic and 1,500 tons of paper in addition to reducing required delivery truckloads by approximately 50%. This initiative is estimated to have reduced total CO2 emissions by 20,000 tons. These numbers are based upon projected InteliSwab volumes as of December 31, 2022.

We consistently examine our operations and strive to find additional ways to lessen our impact on the environment, and our Sustainability Committee remains dedicated to researching, designing and implementing new and innovative ways to reduce our carbon footprint to benefit our employees, the communities that we serve and the environment. The Company is also evaluating proposed U.S. Security and Exchange Commission (SEC) rules issued on March 21, 2022 which could require public companies to disclose certain climate related metrics including greenhouse gas emissions data in the Company’s annual report on form 10-K. Under the current proposed rules, OraSure would be required to make these disclosures as a non-accelerated filer in calendar year 2025 as part of its 2024 annual report filing. Final guidance on these requirements has not been issued by the SEC but is anticipated in calendar year 2023. OraSure believes it is prudent to wait for these rules to be finalized before allocating additional resources to monitor environmental outcomes.

Healthcare

We are committed to improving healthcare and making it more accessible in all parts of the world. For several years, we worked with Population Services International (“PSI”), a leading global health organization, along with UNITAID, the WHO and health officials from several African countries to deploy our Self-Test through the UNITAID-PSI HIV Self-Testing in Africa (“STAR”) project. The OraQuick® Self-Test has labeling and instructions specifically tailored for each market in which it is sold. The purpose of the STAR project was to generate crucial information about how best to deliver HIV self-testing, how to generate demand for HIV testing in this manner and what the potential public health impact of self-testing will be. Our OraQuick® Self-Test was chosen by PSI because of its quality, ease-of-use and proven acceptability in lay person testing. The STAR project has largely been completed.

Social

We believe our employees are our most important resource and are critical to our continued success. The health and safety of our workforce is a critical priority across our organization. We safeguard our people, projects and reputation by striving for zero employee injuries and illnesses, while operating and delivering our work responsibly and sustainably. We provide our employees upfront and ongoing safety training to ensure that safety policies and procedures are effectively communicated and implemented. Personal protective equipment is provided to those employees where needed for the employees to safely perform their job function. We have formed a Safety Committee consisting of employees from various functional departments to administer our internal safety inspection program, monitor compliance, investigate safety incidents and oversee the effectiveness of our safety procedures and policies.

As part of our compensation philosophy, we believe that we must offer and maintain market competitive compensation and benefits programs for our employees in order to attract and retain superior talent. In addition to competitive base wages, additional programs include annual bonus opportunities, a Company matched 401(k) Plan or other savings plan, healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, family leave, flexible work schedules, and employee assistance programs.

We focus significant attention on attracting and retaining talented and experienced individuals to manage and support our operations, and our management team routinely reviews employee turnover rates at various levels of the organization. Management also reviews employee engagement and satisfaction surveys to monitor employee morale and receive feedback on a variety of issues.

The OraSure family of companies is committed to creating and fostering a diverse, equitable, and inclusive workplace that reflects and contributes to the global communities in which we do business and the customers and partners we serve. This includes all communities impacted by our corporate presence. Our management teams and our employees are expected to exhibit and promote honest, ethical and respectful conduct in the workplace. All of our employees must adhere to a Code of Business Conduct and Ethics that sets standards for appropriate behavior and includes required annual training on preventing, identifying, reporting and stopping any type of unlawful discrimination. We strive to recruit the best people for the job regardless of gender, ethnicity or other protected trait and it is our policy to fully comply with all laws (domestic and foreign) applicable to discrimination in the workplace. We have established a hotline and other communication methods that employees can use to anonymously submit discrimination or other complaints.

We have an active Diversity, Equity and Inclusion Council that strives to drive diversity, equity and inclusion within the workplace. At the end of 2022, the composition of the Board of Directors was 57% female and 43% male while the executive leadership team was 50% female and 50% male. We believe a variety of perspectives are critical to achieving success, and that diversity, equity and inclusion are key drivers to growth-based innovation and profitability. We are committed to creating a culture where all people feel valued, supported, and inspired to be themselves fearlessly, without judgement. We believe that when all voices are heard, we honor and exemplify our core values and best serve our customers and communities.

Governance

Our overall corporate mission is to do good and help solve the world’s greatest health challenges. We believe that our point-of-care and self-testing diagnostics and specimen collection innovation have significantly contributed to public health on a global basis. Through these efforts, we are committed to making a difference in the world of individual and public health by helping to increase access, affordability and quality of care.

In pursuing our mission, we are committed to operating our business in accordance with the highest moral, legal and ethical standards. As previously mentioned, we have adopted an Amended and Restated Code of Business Conduct and Ethics in order to define the high standards under which all members of our Board and all of our employees are expected to operate. We also have an Anti-Corruption Policy, a Policy on Interactions with Healthcare Professionals and other policies which further require honest, ethical and lawful behavior. These policies are part of a broader compliance program designed to ensure that all policies and legal requirements are followed, that we make and sell high-quality products in accordance with applicable regulatory requirements and that we otherwise operate in a responsible, ethical and compliant manner.

INDEPENDENT BOARD CHAIRPERSON

The positions of Chairman of the Board and CEO of the Company are held by different individuals, with the Chairman being independent of management.

The Board has carefully considered its leadership structure and believes that the Company and its stockholders are best served by having the positions of Chairperson and CEO filled by different individuals. This allows the CEO to, among other things, focus on the Company’s day-to-day business, while allowing the Chairperson to lead the Board in its fundamental role of providing strategic advice and oversight of management.

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines require, among other things, that a majority of the members of the Board meet the independence requirements of the SEC and Nasdaq, on which our Common Stock is listed. Each year our Board, with assistance from the Nominating and Corporate Governance Committee, conducts a review of Director independence. The most recent annual review occurred in the first quarter of 2023, during which the Board considered

A majority of our Directors are independent as required under applicable SEC and Nasdaq rules. All standing Board Committees consist of independent Directors.

transactions and relationships, if any, between each Director and any member of such Director’s immediate family and the Company. As a result of this review, the Board determined that Mara G. Aspinall, Dr. Nancy J. Gagliano, M.D., M.B.A., James A. Datin, Lelio Marmora, David J. Shulkin, M.D. and Anne C. Whitaker, are “independent,” as that term is defined in the applicable rules of Nasdaq and the SEC. Ms. Carrie Eglinton Manner was determined by the Board not to be independent because she is serving as an executive officer employed by the Company. Based on the foregoing, the Board of Directors is comprised of a majority of independent Directors. The Audit Committee, the Nominating and Corporate Governance Committee and Compensation Committee of the Board are also comprised solely of independent Directors.

OVERSIGHT OF RISK MANAGEMENT

As part of its oversight of the Company’s operations, the Board and Audit Committee monitor the management of risks by the Company’s executives. The Audit Committee reviews the risks that the Company may face and receives reports from senior management on the nature of these risks and the procedures and processes implemented by processes in place to manage and mitigate such risks. Substantive areas of risk reviewed by the Audit Committee include financial, legal, regulatory, operational, information technology, cybersecurity and employment

The Board and Audit Committee monitor the major risks facing the Company and the procedures and processes implemented by the management to mitigate those risks.

matters. The Audit Committee provides a report to the full Board on the matters covered during each of its meetings, including its risk monitoring activities. In addition, senior management provides periodic reports to the full Board on the major risks facing the Company and the processes and procedures in place to manage such risks. Management also conducts a risk assessment of the Company’s compensation policies and practices, including its executive compensation program, as described in greater detail in the Section of this Proxy Statement entitled, “Compensation Committee Matters.”

ANNUAL MEETING ATTENDANCE AND STOCKHOLDER COMMUNICATIONS

The Board has approved a policy concerning Board members’ attendance at our Annual Meeting of Stockholders and a process for security holders to send communications to members of the Board. A description of the Board’s policy on Annual Meeting attendance is provided on our website, at www.orasure.com. As a general matter, each Board member is required to attend each Annual Meeting of Stockholders. Our 2022 Annual Meeting was attended by all members of the Board.

Security holders may communicate with the Board by sending their communications to OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Corporate Secretary, fax: (610) 882-2275, email: corporatesecretary@orasure.com.

All Board members are required to attend each Annual Meeting of Stockholders. The entire Board attended the 2022 Annual Meeting.

COMMITTEES OF THE BOARD

The Board currently has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Members of the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee are each “independent,” as defined in the Exchange Act and Nasdaq rules applicable to such Committees. In addition, the Board has determined that Mara G. Aspinall is an “audit committee financial expert,” as that term is defined by applicable rules of the SEC. Each committee operates pursuant to a written charter, copies of which are available on our website, at www.orasure.com. Additional information on each standing committee is provided below:

AUDIT COMMITTEE

Committee Members*:

Responsibilities:

•  Oversees accounting and financial reporting process, internal controls and audits.

•  Consults with management and the Company’s independent registered public accounting firm on, among other items, matters related to the annual audits, the published financial statements and the accounting principles applied.

•  Appoints, evaluates and retains our independent registered public accounting firm.

•  Responsible for the compensation, termination and oversight of our independent registered public accounting firm.

Mara G. Aspinall(1)	(C, I)
James A. Datin	(I)
Lelio Marmora	(I)
Anne C. Whitaker(2)	(I)
Number of Meetings during fiscal 2022: 5

•  Evaluates the independent registered public accounting firm’s qualifications, performance and independence.

•  Approves all services provided by the independent registered public accounting firm.

•  Monitors the Company’s major risk exposures and reviews risk assessment and mitigation policies and determines the appropriate levels and types of insurance policies to be purchased by the Company.

•  Maintains procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

•  Reviews the Company’s cybersecurity program and risks, as identified by Company management, and the steps that the Company management has taken to protect against threats to the Company’s assets including information systems and data security.

C	– Committee Chairperson
I	– Determined by the Board to be independent under applicable SEC and Nasdaq rules.
(1)	– Determined by the Board to be an audit committee financial expert as defined under applicable SEC Rules.
(2)	– The Board has determined that Ms. Whitaker will not stand for re-election at the Annual Meeting, and her service as a member of the Board will end effective as of the Annual Meeting.

COMPENSATION COMMITTEE
Committee Members*:

Responsibilities:

•  Oversees compensation for executives and non-employee Directors.

•  Reviews and recommends to the Board for approval the performance criteria, goals and objectives for CEO compensation.

•  In consultation with other independent non-employee Directors, evaluates the CEO’s annual performance.

Mara G. Aspinall	(I)
James A. Datin	(C, I)
David J. Shulkin, M.D.	(I)
Number of Meetings during fiscal 2022: 5

•  Evaluates and recommends the CEO’s compensation to the Board for approval.

•  In consultation with the CEO, reviews and approves the compensation of other executive officers.

•  Establishes performance measures and goals and evaluates the attainment of such goals under performance-based incentive compensation plans.

•  Reviews compensation and benefits issues relating to the Company.

•  Reviews and recommends for Board approval, the terms of any employment agreements between the Company and each executive officer.

•  Periodically reviews and administers the Company’s Compensation Recoupment Policy for executive officers and non-employee Directors.

•  Reviews compliance with the Company’s Stock Ownership Guidelines.

C	– Committee Chairperson
I	– Determined by the Board to be independent under applicable SEC and Nasdaq rules.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Committee Members:

Responsibilities:

•  Identifies, evaluates and recommends candidates for nomination or re-election to the Board.

•  Reviews and makes recommendations to the Board on the range of skills, qualifications and expertise required for service as a Director.

•  Reviews and recommends for Board approval the appropriate structure of the Board and Board committees.

Nancy J. Gagliano, M.D., M.B.A.	(C, I)
Lelio Marmora	(I)
David J. Shulkin, M.D.	(I)
Number of Meetings during fiscal 2022: 3

•  Recommends committee assignments and candidates for the position of Chairperson of each committee.

•  Develops and recommends for Board approval Corporate Governance Guidelines and a Code of Business Conduct and Ethics, and procedures for the implementation thereof.

•  Periodically reviews and recommends for Board approval the Board’s leadership structure, including whether the same person should serve as both CEO and Chairperson of the Board.

•  Assists in the development of succession plans for the Company’s CEO and other executives.

•  Assists the Board in evaluating the independence of individual Directors for purposes of Board and committee service.

•  Develops and implements an annual self-evaluation process for the Board and its committees

C	– Committee Chairperson
I	– Determined by the Board to be independent under applicable SEC and Nasdaq rules.

NOMINATION OF DIRECTORS

Our Bylaws provide that nominations for election to the Board may be made by the Board or by any stockholder entitled to vote for the election of Directors at the Annual Meeting. A stockholder’s notice of nomination must be made in writing to the Company’s Corporate Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting.

Stockholders can nominate individuals to serve on the Board by the following procedures described in our Bylaws.

However, in the event that less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, in order for notice by the stockholder to be timely, notice must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Corporate Secretary must set forth, with respect to the nominee, the name, age, business address, residence address, principal occupation or employment of the person, the class and number of shares of capital stock of the Company which are beneficially owned by the person, and any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Exchange Act. The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (i) the name and address of the stockholder and such beneficial owner; (ii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by such stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iii) a description of any arrangements or understandings between such stockholder and beneficial owner and each proposed nominee and any other person (including their names) pursuant to which the nomination(s) are to be made by such stockholder and such beneficial owner or with respect to actions to be proposed or taken by such nominee if elected as a Director; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors, or may otherwise be required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. We may also require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a Director of the Company.

The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Candidates recommended by stockholders will be considered by the Nominating and Corporate Governance Committee in the same manner as candidates recommended by other sources, but only if the stockholder makes a recommendation in accordance with the advance notification provisions set forth in the our Bylaws.

DIRECTOR QUALIFICATIONS

The Board considers diversity, including personal factors such as race and gender, and other relevant factors in evaluating Director candidates. In determining whether an incumbent Director will be nominated for re-election, we evaluate the individual’s background, experience and prior service as a Director.

Although there is no formal policy governing Board diversity, the Nominating and Corporate Governance Committee considers diversity as one of many important factors in identifying new candidates for the Board. Such diversity includes personal characteristics such as race and gender as well as diversity in background and skills and experience that relate to our Board’s performance of its responsibilities. The Nominating and Corporate Governance Committee does not assign specific weight to any particular criteria when reviewing candidates and may not apply the same criteria to all prospective nominees.

As currently constituted, the Board represents a deliberate mix of members who have a deep understanding of our business as well as members who have different skill sets and points of view. The recently adopted listing requirements of Nasdaq requires each listed company to have, or explain why it does not have, two diverse directors on the board, including at least one diverse director who self-identifies as female and at least one diverse director who self-identifies as an underrepresented minority or LGBTQ+. Each term used above and in the matrix below has the meaning given to it in Nasdaq Listing Rule 5605(f).

As a company listed on the Nasdaq Global Select Market, we are required to have, or explain why we do not have, at least one diverse director by December 31, 2023 and at least two diverse directors by December 31, 2025. We currently have five diverse directors on our Board. The matrix below provides certain highlights of the composition of our Board members based on self-identification.

Board Diversity Matrix (As of March 23, 2023)
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	3	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	1	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	1	—	—
Native Hawaiian or Pacific
Islander	—	—	—	—
White	3	2	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

INSIDER TRADING

Our Insider Trading Policy prohibits trading by Directors, executive officers or employees who are in possession of material nonpublic information about the Company.

We have a policy designed to prevent any trading in the Company’s Common Stock or other securities by Directors, executive officers and certain other employees of the Company and its affiliates while such person is in possession of material nonpublic information. The policy prohibits trading in the Company’s securities on the basis of material nonpublic information, requires preapproval of transactions in Company securities for Directors, executive officers and all other employees and establishes regular trading windows after each calendar quarter following the Company’s announcement of its quarterly financial results.

PROHIBITION AGAINST SHORT SALES, HEDGING AND PLEDGING

We believe it is inappropriate for any employee of the Company or its affiliates or any member of the Board to engage in short-term or speculative transactions involving Company securities, including entering into financial instruments or engaging in other transactions that hedge or offset, or that are designed to hedge or offset, any decrease in the market value of our Common Stock. As a result, our insider trading policy prohibits Directors, executive officers and all other employees from entering into transactions involving our Common Stock, such as short sales, the buying or selling of puts or calls, the purchase of securities on margin, prepaid variable forward contracts, equity swaps, collars, exchange funds and other similar financial instruments. Our policy also prohibits employees and Directors from pledging shares of our Common Stock as collateral.

We have implemented several governance policies related to our Common Stock. Our policies prohibit short-term, speculative transactions in our stock, such as hedging, pledging and short sales.

STOCK OWNERSHIP AND RETENTION GUIDELINES

We have implemented stock ownership and retention guidelines for our CEO, other executives and members of the Board.

The Board has adopted stock ownership and retention guidelines applicable to our President and CEO, our Chief Financial Officer and all of our other executive officers and all non-employee members of the Board. Under these guidelines, the covered individuals must meet the following ownership requirements, as of December 31 of each year, expressed either as a multiple of base salary (in the case of Company officers) or annual cash fees (in the case of non-employee Board members):

Covered Individual	Multiple of Base Salary or Director Cash Fees
President and CEO	6x
Chief Financial Officer	2x
Other Executive Officers	1x
Non-Employee Directors	3x

Any individual who becomes subject to the guidelines is required to meet the guidelines within five years. Any individual already subject to the guidelines who becomes subject to a higher ownership requirement, due to a promotion, a further amendment to the guidelines or an increase in compensation, is required to meet the new ownership requirement within five years following the effective date of promotion, change in compensation or guideline amendment. In determining whether an individual meets the required ownership requirement, shares owned directly or indirectly, restricted stock (including both time and performance-based) and shares deferred under our deferred compensation plan will be counted. Compliance will be determined as of December 31 of each fiscal year. The guidelines also require each covered individual to retain at least 50% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the individual’s holdings of Common Stock equal or exceed the applicable ownership requirement. As of December 31, 2022, some of the covered officers and non-employee Directors were not in compliance with the stock ownership guidelines as they have recently joined the Company. The Company will ensure they are in compliance within five years, which is the guideline.

AUDIT COMMITTEE MATTERS

REPORT OF THE AUDIT COMMITTEE FOR THE YEAR ENDED DECEMBER 31, 2022

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to liability under that Section. This report shall not be deemed “incorporated by reference” into any document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee (i) the integrity of the Company’s financial statements, (ii) management’s conduct of the Company’s accounting and financial reporting processes, (iii) the Company’s systems of internal control over financial reporting and disclosure controls and procedures, (iv) the outside auditor’s qualifications, engagement, compensation, independence and performance, (v) the Company’s compliance with legal and regulatory requirements and management of financial and other risks, including insurance review and cybersecurity, (vi) the annual independent audit of the Company’s financial statements and internal control over financial reporting, (vii) the application of the Company’s related person transaction policy and (viii) such other matters as directed by the Board or as set forth in the Audit Committee Charter. The Audit Committee selects the Company’s outside independent registered public accounting firm, and once selected, the outside independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the outside independent registered public accounting firm. The Audit Committee is composed of four (4) non-employee directors and operates pursuant to a Charter that was last amended and restated by the Board on August 8, 2022 (which can be found on the Company’s website at orasure.gcs-web.com/committee-details/audit-committee).

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management, which included a discussion of not only the quality, but also the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee met with the independent registered public accounting firm, with and without management, to discuss the results of their audit and their judgments regarding the Company’s accounting policies. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed under applicable standards, including those in Public Company Accounting Oversight Board Auditing Standard No. 1301, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board as currently in effect, has considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the firm’s independence and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee’s Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC and selected KPMG LLP as the independent registered public accounting firm for fiscal year 2023. The Board is recommending that stockholders ratify that selection at the Annual Meeting.

Submitted by the Audit Committee of the Company’s Board of Directors:

Mara G. Aspinall, Chairperson

James A. Datin

Lelio Marmora

Anne C. Whitaker

April 14, 2023

AUDIT FEES; AUDIT RELATED FEES; TAX FEES; ALL OTHER FEES

The following table presents fees for professional audit services rendered by KPMG LLP (i) for the audits of our annual consolidated financial statements and review of the financial statements in our Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2022 and 2021, and (ii) for the audits of our internal control over financial reporting as of December 31, 2022 and 2021. The following table also includes fees billed for other services rendered by KPMG:

	2022	2021
Audit fees[1]	$1,475,304	$1,056,643
Tax fees[2]	$258,854	$347,382
Total fees	$1,734,158	$1,404,025

[1]

Includes fees related to the audits of our consolidated annual financial statements, interim reviews of our quarterly financial statements and audits of our internal control over financial reporting for each indicated year and preparation of a written consent for a Registration Statement on Form S-3 in 2022 filed by OraSure Technologies, Inc.

[2]	During the fiscal years ended December 31, 2022 and 2021, KPMG was engaged to provide tax compliance, planning and consulting services.

PRE-APPROVAL PROCEDURES

The Audit Committee has adopted a practice of pre-approving all audit and non-audit services provided to the Company by our independent registered public accounting firm. The Chairperson of the Audit Committee has been delegated the authority to pre-approve audit and non-audit services having an aggregate value of up to $50,000 between meetings of the Audit Committee, provided that such pre-approval is communicated to the Audit Committee at its next scheduled meeting. All services by KPMG in 2022 and 2021 were approved in accordance with these practices.

COMPENSATION COMMITTEE MATTERS

The Compensation Committee assists the Board in developing and managing the compensation provided to executive officers of the Company and non-employee members of the Board. The Compensation Committee is responsible for developing and overseeing the implementation of the Company’s compensation philosophy and for setting executive compensation at levels that are sufficiently competitive so that the Company can attract, retain, motivate and reward high quality executives who can contribute to the Company’s success.

COMPENSATION PROCESSES AND PROCEDURES

Compensation for executives is established by the Compensation Committee in accordance with the compensation philosophy established under its charter as set forth in the CD&A Section of this Proxy Statement. In setting executive compensation, the Compensation Committee considers the Company’s and each executive’s performance against previously established objectives, internal pay equity, the compensation practices of the Company’s Peer Group, the Company’s industry position and general industry compensation data. The Compensation Committee periodically retains independent compensation consultants to review our executive compensation practices and to assist in establishing competitive compensation levels for our executives.

ANNUAL PERFORMANCE EVALUATIONS

On an annual basis, the Compensation Committee and other non-employee Directors evaluate the performance of the CEO, based on the overall performance of the Company. The CEO also evaluates the performance of the other NEOs against their respective predetermined performance objectives. Annual performance objectives for the NEOs are established at the beginning of the applicable year and generally include two parts: (1) the Company’s overall target financial objectives, and (2) individual objectives in the functional areas for which the executive is responsible.

Depending on the Company’s overall performance and the extent to which an executive achieves his or her individual objectives for a particular year, the executive will be rated as “Does Not Meet,” “Does Not Consistently Meet,”

“Meets Expectations,” “Exceeds Expectations” or “Outstanding.” On occasion, a blended rating such as “Meets/Exceeds” or “High Meets” will be used to indicate performance between the foregoing performance rating levels. The Compensation Committee uses the performance ratings and other factors to determine base salary adjustments, incentive cash bonuses and long-term incentive equity awards. Although this approach was also followed in evaluating Ms. Eglinton Manner’s performance for 2022, Ms. Eglinton Manner’s performance assessment was primarily based on the Company’s overall performance.

ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee is comprised of independent non-employee Directors who oversee our executive compensation program. Each year, the Compensation Committee determines the appropriate level of compensation for all NEOs other than the CEO, and in the case of the CEO, recommends to the Board the appropriate level of compensation for the CEO. As an initial guideline, the Compensation Committee sets the total direct compensation opportunity (base salary, annual incentive bonus target, and long-term incentive equity target) for each of our executive officers within a range around the 50th percentile of comparable medical diagnostics and healthcare companies. The variation of actual pay relative to the market data is dependent on the executive officer’s performance, experience, knowledge, skills, level of responsibility, potential to impact our performance and future success, and the need to retain and motivate strategic talent.

The Compensation Committee generally determines an executive officer’s compensation based upon the objectives of our executive compensation program. The Compensation Committee makes compensation recommendations to the Board for the CEO and approves decisions for the other NEOs after careful review and analysis of appropriate performance information and market compensation data. Compensation for the CEO is approved by the independent members of the Board of Directors.

Beyond determining and recommending (in the case of the CEO) specific compensation for the NEOs, the Compensation Committee works with the executive management team to review and adjust compensation policies and practices to ensure that they remain consistent with the Company’s values and philosophy, support the recruitment and retention of executive talent, and help the Company achieve its business objectives. The Compensation Committee also determines a market-based level of compensation for non-employee Directors.

ROLE OF THE CEO

The CEO provides performance assessments and recommendations to the Compensation Committee on the compensation for each executive of the Company. The CEO’s recommendations are based on her review of each executive’s performance, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Although the CEO’s recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation.

ROLE OF THE COMPENSATION CONSULTANT

To assist in the review of executive compensation and to obtain information regarding market trends and governance best practices, the Compensation Committee engages independent executive compensation consultants to analyze our executive compensation structure and plan designs, and to assess whether our compensation program is competitive and supports our goal of aligning the interests of our executive officers with those of our stockholders. Such consultants also provide the Compensation Committee with the Peer Group and other market data that is discussed in the CD&A, which the Compensation Committee evaluates when establishing programs and features and determining compensation for executive officers. In connection with its 2022 compensation decisions, the Compensation Committee engaged Pay Governance LLC (“Pay Governance”) to provide market assessments of the target compensation for our executives and consult on the preparation of this Proxy Statement.

The Compensation Committee has the sole authority to approve any independent compensation consultant’s fees and terms of engagement. The Compensation Committee annually reviews its relationship with each consultant to ensure their independence. The process in 2022 included a review of the services Pay Governance provides, the quality of those services, and the fees associated with those services during the fiscal year as well as consideration of the factors impacting independence that Nasdaq rules require and a review of Pay Governance’s independence policy. The Compensation Committee concluded that there were no conflicts of interest that prevented Pay Governance from serving as an independent consultant to the Compensation Committee on executive compensation matters.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mara G. Aspinall, Michael Celano, James A., Datin, Eamonn P. Hobbs, Ronny B. Lancaster and David J. Shulkin, M.D., each served as members of the Compensation Committee during 2022. Each of Messrs. Celano, Lancaster and Hobbs resigned from the Board, with such resignations effective on November 8, 2022. Mr. Datin has served as Chairperson since Mr. Lancaster’s resignation became effective on November 8, 2022. None of these Directors has served or is currently serving as an officer or employee of the Company, nor have they engaged in any transactions involving the Company which would require disclosure as a transaction with a related person. There are no Compensation Committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. This report shall not be deemed to be “incorporated by reference” into any document filed under the Securities Act or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The Compensation Committee of OraSure Technologies, Inc. has reviewed and discussed with the Company’s management the CD&A, contained in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the foregoing CD&A be included in the Company’s 2022 Annual Report on Form 10-K Report and Proxy Statement for the 2023 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE:

James A. Datin, Chairperson

Mara G. Aspinall

David J. Shulkin, M.D.

April 14, 2023

EXECUTIVE OFFICERS

The table below provides information about the executive officers of the Company as of April 14, 2023. Officers of the Company hold office at the discretion of the Board.

Name	Age	Position

Carrie Eglinton Manner	49	President and CEO

Kenneth J. McGrath	51	Chief Financial Officer

Kathleen G. Weber	56	Chief Product Officer

Carrie Eglinton Manner, CEO and Director

Carrie Eglinton Manner has been our President, CEO and a member of the Board since June 2022. Ms. Eglinton Manner brings more than 25 years of healthcare leadership and transformation expertise to the Company. Prior to joining the Company, Ms. Eglinton Manner was with Quest Diagnostics Inc. from January 2017 until June 2022 where she served as Senior Vice President, Advanced & General Diagnostics Clinical Solutions. In that role, she was responsible for bringing innovative diagnostic solutions to market in the areas of women’s health, neurology, oncology, cardiovascular, metabolic, endocrinology, infectious disease, and immunology testing services, as well as drug monitoring and toxicology. Ms. Eglinton Manner also led Quest’s pharmaceutical services, AmeriPath/Dermpath, and international businesses, as well as their molecular genetics team in pioneering next-generation sequencing innovation. Prior to Quest Diagnostics, Ms. Eglinton Manner served for 20 years in a variety of leadership roles at GE Healthcare, a division of General Electric (GE). Ms. Eglinton Manner has served as a director of Repligen Corporation since June 2020. Ms. Manner received a B.S. degree in mechanical engineering from University of Notre Dame.

Kenneth J. McGrath, Chief Financial Officer

Kenneth J. McGrath has served as our Chief Financial Officer since August 2022. Prior to joining the Company, Mr. McGrath served in various roles at Quest Diagnostics from January 2014 until July 2022, most recently as the Vice President, Finance. While in this position, he led Quest’s financial function for its clinical franchises, R&D, global markets, and information technology groups. Prior to his tenure at Quest, Mr. McGrath spent over 15 years at Johnson & Johnson, serving in various roles, including as the Senior Finance Director of Janssen R&D. Mr. McGrath began his career in 1993 as an engineer at Ford Motor Company. He holds a B.S. in mechanical engineering from the University of Notre Dame and an MBA from the Stephen M. Ross School of Business at the University of Michigan.

Kathleen G. Weber, Chief Product Officer

Kathleen G. Weber has served as our Chief Product Officer since November 2022. Previously, Ms. Weber served as our President of Molecular Solutions since December 2021. Prior to that, Ms. Weber served as our Executive Vice President, Business Unit Leader, Molecular Solutions at DNAG from January 2019 until December 2021 and as our Senior Vice President and General Manager, Consumer Products since joining us in November 2012 until December 2018. Prior to her time at the Company, Ms. Weber served in executive leadership roles at Pfizer, Johnson and Johnson, and Wyeth. Ms. Weber began her career in the finance industry at Chase Manhattan Bank (now known as JP Morgan Chase). Ms. Weber received a B.S. in business administration from Georgetown University and an M.B.A. from New York University’s Stern School of Business.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2022 there have been no transactions with related persons that would require disclosure in this Proxy Statement. The Audit Committee is required to review and approve in advance all transactions with related persons involving the Company. The Audit Committee may approve a related party transaction if the transaction is on terms comparable to those that could be obtained in arms’ length dealings with an unrelated third party. The Audit Committee also reviews any public disclosures of a related party transaction contained in our SEC filings. These responsibilities are described in the Audit Committee’s charter, a copy of which is available on our website at www.orasure.com.

Information regarding employment, severance and retirement agreements between our executive officers and the Company is set forth in the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change of Control,” in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS - TABLE OF CONTENTS

COMPENSATION TABLES - TABLE OF CONTENTS

Summary Compensation Table	48
Grants of Plan-Based Awards	49
Outstanding Equity Awards at December 31, 2022	50
Option Exercises and Stock Vested	52
Retirement Benefits	52
Nonqualified Deferred Compensation	53

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Overview

This CD&A describes the material elements of the compensation of our NEOs and describes the objectives and principles underlying the Company’s executive compensation program, the compensation decisions we have recently made under this program and the factors we considered in making these decisions.

Our NEOs for 2022 who are covered in this CD&A include:

Name	Position
Carrie Eglinton Manner[1]	President and CEO
Nancy J. Gagliano[2]	Interim CEO
Stephen S. Tang[3]	Former President and CEO
Kenneth McGrath[4]	Chief Financial Officer
Scott Gleason[5]	Former Interim Chief Financial Officer, Current Senior Vice President Corporate Communications & Investor Relations
Agnieszka Gallagher[6]	Former Executive Vice President, General Counsel and Chief Compliance Officer
Lisa Nibauer[7]	Former President of Diagnostics
Kathleen G. Weber	Chief Product Officer

[1]	Ms. Eglinton Manner was appointed as the President and CEO effective June 4, 2022.

[2]

Effective April 1, 2022, Nancy J. Gagliano, M.D., M.B.A. was appointed to replace Dr. Tang as the Company’s Interim CEO. Dr. Gagliano resigned effective June 4, 2022 from her position as the Company’s Interim CEO.

[3]	Dr. Tang served as President and CEO until March 31, 2022.

[4]	Mr. McGrath was appointed as the Chief Financial Officer effective August 8, 2022.

[5]

Mr. Gleason joined the Company in May 2021 as the Senior Vice President Corporate Communications & Investor Relations and assumed the role of Interim Chief Financial Officer in September 2021. Mr. Gleason served as the interim Chief Financial Officer until Mr. McGrath’s appointment on August 8, 2022 and served as our Principal Financial Officer until August 10, 2022. On March 15, 2023, Mr. Gleason notified the Company of his resignation, effective May 26, 2023, in order to pursue another opportunity.

[6]	Ms. Gallagher resigned effective June 25, 2022.

[7]	Ms. Nibauer resigned effective November 11, 2022.

2022 Performance

The following charts describe our consolidated financial performance during the last three fiscal years, expressed in dollars (thousands).

1 2020 operating loss includes $1.1 million of income associated with the change in the fair value of acquisition-related contingent consideration, and $393,000 of transaction costs associated with an acquisition in 2020. 2020 operating loss also reflects a significant investment in research and development activities associated with the development of COVID-19 testing products. 2021 operating loss includes $1.5 million of income associated with the change in the fair value of acquisition-related contingent consideration, a $5.7 million Employee Retention Credit under the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) and also reflects a significant investment to launch our InteliSwab® rapid COVID-19 test including high inventory scrap expense associated with production and tech transfer issues and marketing and advertising expenses. 2022 operating loss includes a $17.1 million loss on impairment of certain manufacturing lines and goodwill.

In 2022, we delivered record revenue growing 66% over 2021 and at a 36% compound annual growth rate since the pre-pandemic period in 2019. Our growth over 2021 was driven primarily by $233.7 million of InteliSwab® product sales. During 2022, we won two new federal government contracts to purchase our InteliSwab® test. Our net loss and operating loss reflect the negative impact of an unfavorable product mix, increased severance costs associated with the termination of several executives, increased headcount, higher legal fees incurred associated with patent infringement, and the impairment charges of $17.1 million. In February we announced a corporate restructuring to combine the commercial and innovation teams across our Diagnostic and Molecular Solutions segments into one business unit, with sales, marketing, product development and research teams aligned across portfolios. This change is intended to accelerate innovation, enhance customer experience and result in operational synergies.

2022 Business Highlights

Business highlights from 2022 and the principal factors driving our financial performance are summarized below:

• Total net consolidated revenues for the full year 2022 were $387.5 million, a 66% increase over 2021.

•  Total 2022 product and services revenues for our Diagnostics business were $303.7 million, an increase of 237% over 2021. This includes $233.7 million of InteliSwab® revenues compared to $22.7 million in 2021. We first began to sell this product in August 2021.

•  Total 2022 product and services revenues for our Molecular Solutions business were $83.8 million, a decrease of 42% from 2021. The biggest contributor to the decline in revenues was lower molecular sample collection kits for COVID-19 sales as a result of the availability of antigen tests, the wider availability of vaccines, and lower public funding for PCR testing, and high inventory levels held by some of our customers.

•  Our Board of Directors explored and evaluated a broad range of strategic alternatives with the goal of maximizing value for stockholders. Ms. Eglinton Manner’s appointment as CEO came in tandem with a decision by the OraSure board to conclude its review of the strategic alternatives and for the Company to move forward under her leadership. Market conditions and the Board of Directors’ belief in the Company’s ability to further build upon recent operational successes with Ms. Eglinton Manner’s leadership were factors in the decision.

• We recently signed a deal with Quest Diagnostics to serve as the preferred provider of saliva collection kits for Quest’s Genomic Sequencing Services Group’s test offerings.

•  We received FDA approval for a new packaging and labeling configuration for InteliSwab®. The Company began shipping the new configuration in March 2023. The packaging changes are expected to drive per test cost savings of approximately $0.40 which includes the impact from lower shipping costs based upon the smaller packaging configuration which should reduce total truckloads by approximately 50%.

•  We received two new federal government contracts for InteliSwab®. The first procurement contract runs through November 2023; and, under the terms of the award, the contract estimate is 18 million InteliSwab® COVID-19 Rapid Tests, with a maximum award of 36 million tests and a guaranteed minimum award of 3.6 million tests. The second contract was awarded in December 2022 for production of an additional 3.2 million tests.

• We were chosen as one of a group of manufacturers to win a Connecticut tender that allows the Company to compete for a total award of six million potential InteliSwab® tests annually.

•  We are evaluating new assays, including infectious disease and respiratory applications, amongst others, to build upon our COVID-19 success, including both internally and externally via strategic partnership.

•  We are pursuing additional 510(k) clearances for the use of our proprietary collection kits in new applications in women’s health and oncology, similar to our recently announced co-clearance with Grifols.

• Our OraQuick HIV® Self-Test, in addition to our InteliSwab® test, is now available for purchase directly via Amazon (in addition to other retailers) with eligibility for Prime free shipping.

2022 NEO Compensation at a Glance

NEO compensation for 2022 was as follows:

•

Base Salary: The base salaries paid to our senior management (including the NEOs) during 2022 increased from 2021 by 3% on average. Salary adjustments for 2022 were based on the performance of each executive and the Company during 2021, the marketplace compensation data provided to the Compensation Committee in 2021 by its compensation consultant and the Company-wide average salary merit increase budget of 3%. Generally, an executive’s annual salary adjustment tended to be at the higher end of the range budgeted by the Company if the executive received a performance rating of “Meets Expectations” or better and such executive’s pre-adjustment salary level was below the 50th percentile for his or her position as reflected in marketplace and the Peer Group compensation data.

•

Annual Incentive Bonuses: Incentive cash bonus awards for 2022 performance were based on pre-established funding financial goals consistent with our operating plan, together with individual performance results. Payouts determined based on actual performance during 2022 ranged from 100% to 110% of target for each of the NEOs based on a combination of Company and individual results.

•

Long-Term Incentive Awards: Incentive equity awards granted to the NEOs (except for Ms. Eglinton Manner and Mr. McGrath who received onboarding equity awards) in February 2022 were based on the Company’s financial performance and/or each executive’s performance during 2021, as described under the “2022 Base Salaries” Section, above. The value of the awards ranged from 130% to 145% of each executive’s base salary. The NEOs received equity awards consisting of 50% time-vested RS and 50% PRUs. For the PRUs granted in 2022, a cumulative three-year revenue target for the period 2022-2024 with a relative TSR modifier was established as the performance criteria which was established in January 2023. See further discussion below in this CD&A.

•

Retention Awards: In January 2022, the company granted certain employees, including certain NEOs, retention awards consisting of a cash bonus amount or time-based restricted stock grants. The grants vest over a three-year period starting in January 2023, subject to continued employment with the Company. Mr. Gleason, Ms. Weber, and Ms. Nibauer each received $400,000, $500,000, and $500,000, respectively, of time-based restricted stock awards.

Additional information regarding NEO compensation for 2022 is provided below in this CD&A and in the accompanying tables, including the Summary Compensation Table (“SCT”) set forth below.

Pay for Performance

We follow a pay-for-performance approach in compensating executives. Our program pays executives for performance by rewarding the achievement of predetermined financial and/or strategic objectives.

A significant portion of each NEO’s annual compensation opportunity is provided in variable and long-term compensation that is intended to align such compensation with the long-term interests of our stockholders. Both our annual and long-term compensation are tied to the Company’s overall performance in a variety of ways, including our financial results and share price performance. A further discussion of our pay mix for the NEOs is set forth in the “Pay Mix” Section, below.

One aspect of our compensation program is the use of performance targets to incentivize management to achieve improved financial results on a year-to-year basis. For many years, annual financial objectives have been used to determine the amount of pool funding available to pay individual awards under our annual cash bonus plan. These objectives are generally set at levels intended to incentivize annual financial growth. A combination of financial and strategic objectives may also be considered, and in the past have been used, where the Compensation Committee and the Board desire to incentivize management to meet certain near-term strategic objectives which could help drive improved financial performance in a year with increased financial uncertainty. Each year the Compensation Committee and the Board evaluate whether financial objectives, strategic objectives, or some combination thereof, would provide the most appropriate near-term incentives for our NEOs to achieve improved financial performance.

In addition, for the past several years we have followed a policy of granting annual equity awards to executives that consist of 50% PRUs and 50% time-vested RS. The PRUs will only vest if (i) the NEO remains employed by the Company for three years following the date of grant and (ii) the performance criteria determined by the Compensation Committee and the Board are met. The time-vested RS portion of the award vests in equal annual installments over the three-year period following the grant date, subject to the NEO’s continued employment by the Company. For the PRUs granted in 2022, a cumulative three-year revenue target for the period 2022-2024 with a relative TSR modifier was established as the performance criteria in January 2023. The delay in defining the performance criteria was a result of the board’s exploration and evaluation on the strategic alternatives to maximize shareholder value, the board’s focus on hiring new leadership including the Company’s CEO, Ms. Carrie Eglinton Manner, who joined the company in June 2022 and Mr. McGrath, the Company’s CFO, who joined the company in August 2022, the complexity in forecasting COVID related revenues due to the volatility in demand, and the change in the strategic direction of the Company under the leadership of its new CEO. As a result, the performance stock units granted in 2022 do not have a grant date fair value as of December 31, 2022 in accordance with U.S. GAAP accounting, ASC Topic 718, Compensation – Stock Compensation.

We believe the performance targets in the PRUs and the three-year service periods applicable to both the RS and PRU awards complement the short-term incentives in our annual bonus plan. We also believe the combination of the structure of our annual bonus plan and the structure of our equity award policy appropriately incentivize management to deliver substantially improved financial performance both on an annual basis and over a longer term period and help drive long-term growth in stockholder value.

The Compensation Committee applied no positive discretion in determining performance and payouts for our NEOs.

Compensation Governance Practices

We are committed to maintaining good corporate governance and practices. As a result, and in response to input from stockholders, the Compensation Committee and the Board have adopted a number of changes over the past several years to specifically respond to stockholder concerns and better align our compensation program with performance. The most significant of these changes was the adoption of PRUs for 50% of the value of annual long-term equity awards for our executives. These changes and certain other important aspects of our compensation practices are summarized below:

Performance Mix – The vast majority of our NEOs’ compensation is performance-based. For example, for our NEOs other than our former CEO, 55% of their aggregate annual compensation consists of performance-based compensation.

Diversified and Performance Based Portfolio – Our executive compensation consists of a mix of cash/equity, fixed/ variable and short-term/long-term compensation.

Performance Vested Equity – 50% of our NEOs’ annual equity awards consist of PRUs that will not vest until three years after the grant date and only if certain performance measures are met during the three-year period.

Long-Term Focus – Equity awards are subject to long-term vesting requirements, with time-vested RS vesting over 3 years. PRUs also vest only after three years. Structuring our equity awards in this manner helps align the interests of our executives with the long-term interests of our stockholders.

Target Bonus Objectives – Our annual bonus pool is funded based on the achievement of annual financial objectives, strategic objectives or a combination thereof, in order to incentivize management to achieve improved financial performance on a year-over-year basis.

Limited Bonus Pool Discretion – The aggregate bonus pool funding for annual cash bonuses is determined pursuant to a plan funding formula tied to the Company’s achievement of specific financial objectives. The Board and Compensation Committee can make discretionary adjustments to the pool, but such adjustments are limited to +/- 10% of the pool amount determined under the plan’s self-funding formula. In 2022, the Compensation Committee and Board included a condition that the annual incentive bonus pool funding may be further adjusted downward based on profitability and cash liquidity needs of the Company.

Balanced Performance Metrics – Variable compensation is based on a combination of corporate and individual performance, measured over varying timeframes to help ensure balanced incentives for executives.

Change-in-Control Severance and Tax Gross Ups – Our policy is that employment agreements with our executives provide for “double trigger” change-in-control severance rather than “single trigger” change-in-control severance and do not provide for a 280G income tax gross up.

Strong Stock Ownership and Retention Conditions – We have implemented stock ownership requirements of six (6) times salary for our President and CEO, two (2) times salary for our Chief Financial Officer and one (1) times salary for other NEOs.

Prudent Benchmarking – The total compensation paid to our executives is targeted at the 50th percentile of our Peer Group of comparable companies based on achievement of performance objectives. We use a Peer Group consisting of companies in the medical diagnostic and healthcare industries comparable in size to the Company based on total revenues and market value.

Independent Compensation Consultants – The Compensation Committee regularly utilizes independent compensation consultants to provide compensation governance, design and benchmarking advice. During 2022, the Compensation Committee engaged Pay Governance as its independent consultant.

Recoupment Policy – The Company maintains a compensation recoupment or “clawback” policy, under which we will seek to recover excess compensation paid to an executive if our financial statements are restated due to misconduct by that executive.

No Repricing – Our LTIP prohibits both the repricing and repurchase of underwater stock options or other equity awards without stockholder approval.
No Perquisites – As a general matter, we do not provide executives with any perquisites that are not offered to all employees of the Company.
Risk Review Process – We periodically assess the risks associated with our compensation programs.

No Hedging – Our policy prohibits Directors and NEOs from engaging in hedging activities with respect to our stock.
No Pledging – Our Directors and NEOs are not permitted to pledge our stock.
Confidentiality/Non-Compete Agreements – Our NEOs are subject to confidentiality and non-compete agreements.

Say-on-Pay Results in 2022 and the Company’s Response

At our 2022 Annual Meeting, stockholders were asked to vote on an advisory (non-binding) basis on the compensation paid to our NEOs for 2021. We obtained strong stockholder support for our NEO compensation for 2021 with approximately 97% of stockholder votes cast in favor of our “Say-on-Pay” or SOP resolution. We routinely solicit feedback from our large institutional investors and index funds on corporate governance issues. Feedback that we have received over the past several years has consistently supported our historical compensation designs and practices and for this reason we have made limited changes.

We believe our stockholder engagement has been and continues to be beneficial for the Company and our stockholders. The feedback we received reaffirms that the compensation changes we made in recent years were responsive to stockholder concerns and our executive compensation is strongly aligned with performance. Based on this feedback, no material changes to our executive compensation program were made, although the Board intends to consider the specific stockholder feedback received in making future compensation decisions. We also intend to continue ongoing dialogue with our stockholders to ensure that our executive compensation programs are well understood by all stakeholders and that we remain responsive to stockholder concerns.

Compensation Risk Assessment

Management periodically conducts a risk assessment of the Company’s compensation policies and practices, including its executive compensation program. In its review, management considers the attributes of the Company’s policies and practices and other factors, including:

•	The mix of fixed and variable compensation opportunities;

•	The balance between annual and long-term performance opportunities;

•	The corporate and individual performance objectives established for annual and long-term incentive compensation;

•	The internal controls and procedures in place to mitigate risks facing the Company, including the Company’s “clawback” policy and stock ownership guidelines; and

•	The risk that unintended consequences could result from various aspects of the Company’s compensation policies and practices.

Based on its consideration of the foregoing, management believes that the Company’s policies and practices are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not incentivize employees to take unnecessary or excessive risks. The Company has also concluded that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION PHILOSOPHY

The primary objectives of our compensation program for executive officers are to:

Set compensation opportunities at levels sufficient to attract and retain high quality executives, to motivate them to contribute to our success and to reward them for performance.

Ensure the compensation opportunities provided align the interests of executives with the interests of our stockholders.

Focus our executives on both short and longer-term individual and Company priorities established by the Board and appropriately reward them for performance against these objectives.

The total direct compensation provided to each executive consists of an annual base salary, an annual incentive cash bonus and long-term incentive equity awards. The amount of the incentive cash bonus and the size of annual incentive equity awards are variable and depend on an executive’s and the Company’s achievement of predetermined financial and other objectives. As a result, a substantial portion of each executive’s annual compensation is based on performance.

BENCHMARKING

Among various other internal and external considerations, the Compensation Committee uses the practices and policies at other comparable medical diagnostic and healthcare companies as one piece of context in annually assessing the reasonableness and appropriateness of our executive compensation programs. With the assistance of Pay Governance, an independent compensation consultant engaged by the Compensation Committee, we annually review and select a Peer Group of companies using criteria primarily based on industry and company size.

No changes were made to the peer group during 2022. The following table provides information about the Peer Group used by the Compensation Committee in assessing the competitiveness of executive compensation (all dollars in millions):

Company[1,2]	FY2022 Revenue[2]	Primary Industry
AngioDynamics, Inc.	$316	Health Care Equipment
AtriCure, Inc.	$330	Health Care Equipment
Atrion Corporation	$184	Health Care Supplies
Avanos Medical, Inc.	$820	Health Care Supplies
BioLife Solutions, Inc.[3]	$155	Life Sciences Tools and Services
Cerus Corporation	$162	Health Care Supplies
CONMED Corporation	$1,045	Health Care Equipment
Haemonetics Corporation	$993	Health Care Supplies
Heska Corporation	$257	Health Care Equipment
Lantheus Holdings, Inc.	$935	Health Care Supplies
Meridian Bioscience, Inc.	$333	Health Care Supplies
Merit Medical Systems, Inc.	$1,151	Health Care Supplies
Mesa Laboratories, Inc.	$184	Health Care Equipment
NanoString Technologies, Inc.	$127	Life Sciences Tools and Services
Neogen Corporation	$527	Health Care Supplies
Quanterix Corporation	$106	Life Sciences Tools and Services
Standard BioTools Inc.	$98	Life Sciences Tools and Services
Surmodics, Inc.	$100	Health Care Equipment
Summary Statistics:
25th Percentile	$157
Median	$287
75th Percentile	$747
OraSure Technologies, Inc.	$387	Health Care Supplies
Percentile Rank	66%

[1]	Data collected from Standard & Poor’s Capital I.Q. database.

[2]	Excludes Natus Medical and Quidel due to recent M&A activity in 2022. Fluidigm rebranded to Standard BioTools.

[3]	Reflects most recently available four quarters of revenue; full FY2022 revenue not available as of 3/15/2023.

The Compensation Committee seeks to set total direct compensation opportunity levels for each executive near the fiftieth (50th) percentile of amounts paid by the Peer Group of companies for performance consistent with the Company’s target financial and other business plans for the applicable year. Use of the fiftieth (50th) percentile is intended as a market-based reference and not as a strict target or limit. As a result, the total direct compensation opportunity and the value of specific compensation components for individual executives may fall below or exceed the fiftieth (50th) percentile depending on the experience and individual performance of the executive, the criticality of his or her role, the executive’s contribution to our business, and other factors.

In preparing its 2022 competitive assessment of executive compensation, Pay Governance compared the compensation of our NEOs with the pay practices of similar roles at companies within the Peer Group and using data for comparable positions reported in the 2021 Radford Global Life Sciences Survey. Since compensation market data can be volatile from year to year, the Compensation Committee considers both samples to ensure a thorough understanding of the competitive market.

2022 EXECUTIVE COMPENSATION COMPONENTS

Overview

Our compensation program consists of the following components:

Compensation	Form of Compensation	Purpose
Base Salary	Cash	Base salaries provide fixed compensation necessary to attract and retain key executives.
Annual Incentive Bonus Awards	Cash	Annual incentive bonus awards provide performance-based incentives to our executives to achieve both Company-wide financial and strategic goals and the executives’ individual performance objectives.
Long-Term Incentive Awards	Performance-Vested Restricted Units (PRU) and Time-Vested Restricted Stock (RS)

The largest component of our executive compensation is paid in equity. Annual LTIP awards for the NEOs consist of 50% PRUs and 50% time-vested RS in order to provide a strong link between pay and performance.

Benefits	401(k) Plan Health and Welfare Benefits

Retirement and health and welfare benefits provide a complete compensation package that is competitive with the market and addresses the needs of all employees and their families, including our executives.

Employment Agreements	Cash severance and accelerated equity vesting

Severance and accelerated equity vesting are provided to our executive officers upon qualifying terminations only in order to ensure continued focus on the strategic matters of the Company during potentially uncertain times.

Pay Mix

We follow a pay-for-performance approach to executive compensation, with a significant portion of our executives’ compensation consisting of annual incentive cash bonuses and long-term equity awards that are based on the executives’ and the Company’s achievement of predetermined performance objectives.

The following charts illustrate the relative proportion of 2022 base salaries compared to the performance-based elements of our executive compensation for Ms. Eglinton Manner and the other NEOs.

Approximately 85% of Ms. Eglinton Manner’s aggregate compensation and 55% of the other NEOs’ aggregate compensation for 2022 consisted of performance-based compensation.

Compensation Components in Detail

2022 Base Salaries

Annual base salaries paid in 2022 to our NEOs were established by the Compensation Committee at the beginning of 2022 based on a review of the Company’s performance and the individual contributions of each officer compared to pre-established performance objectives for 2021. The Compensation Committee also considered the Company’s budget for expected salary adjustments and salary levels for comparable roles in the annual benchmarking review prepared by the Committee’s independent compensation consultant.

Based on these factors, the Compensation Committee approved an annual base salary increase for our senior management averaging approximately 3%. Individual salary increases for 2022 were determined by using the following guidelines:

Performance Rating	Merit Increase Range
Outstanding	5.0% - 7.0%
Exceeds Requirements	3.0% - 4.0%
Meets Requirements	2.0% - 2.5%
Does Not Consistently Meet	1.0% - 1.5%
Does Not Meet Requirements	0%

The NEOs were evaluated based on individual objectives established for their respective positions.

As a result of these performance ratings, the Compensation Committee approved the 2022 salary levels set forth below for the NEOs.

NEO	2021 Performance Rating	2021 Salary	2022 Salary	% Increase
Carrie Eglinton Manner President and CEO	N/A	N/A	$700,000[1]	N/A
Nancy J. Gagliano Interim CEO	N/A	N/A	$670,000[2]	N/A
Stephen S. Tang, Ph.D. Former President and CEO	Low Meets	$667,921	$667,921	0%
Kenneth McGrath Chief Financial Officer	N/A	N/A	$475,000[1]	N/A
Scott Gleason Interim Chief Financial Officer, Senior Vice President, Corporate Communications & Investor Relations	Exceeds	$400,000[3]	$416,000	4%
Agnieszka Gallagher Former Executive Vice President, General Counsel, Chief Compliance Officer	High Meets	$465,000[3]	$465,000	0%
Lisa Nibauer Former President of Diagnostics	Outstanding	$422,300	$460,000[4]	9%
Kathleen G. Weber Chief Product Officer	Outstanding	$416,246	$460,000[4]	11%

[1]	Represents annualized salary for Ms. Eglinton Manner and Mr. McGrath because they joined the Company in June 2022 and August 2022, respectively.

[2]	Represents annualized salary for Dr. Gagliano who was appointed as Interim CEO in April 2022 and resigned from the her position effective June 2022.

[3]

Represents annualized salary for Mr. Gleason and Ms. Gallagher because they joined the Company in May 2021 and November 2021, respectively and, therefore, were employed for only a portion of 2021. Furthermore, Mr. Gleason’s salary includes the supplemental stipend he received while performing Interim CFO duties.

[4]	Represents a 3% merit increase plus adjustments in salary related to the promotion of Ms. Nibauer and Ms. Weber to President of the Diagnostic and Molecular Business Units, respectively.

2022 Annual Incentive Cash Bonuses

Annual cash bonuses are included as part of executive compensation because the Compensation Committee and Board believe that a significant portion of each executive’s compensation should be structured as a variable incentive focused on short-term priorities relating to both the overall performance of the Company and the individual contributions of the executive. On an annual basis, the Compensation Committee has adopted, with approval of the Board, the OraSure Technologies Incentive Plan (“OTIP”), which is intended to be the principal vehicle for incentive cash bonus awards.

When establishing the terms of the OTIP, the Compensation Committee and the Board evaluate which funding objectives will provide the most appropriate incentives for our NEOs to improve our annual financial performance. In recent years, bonus pool funding has been based solely on the achievement of annual financial objectives. Strategic objectives may also be (and in the past have been) used in combination with annual financial objectives where there is greater financial uncertainty facing the Company and the Compensation Committee and the Board desires to incentivize our NEOs to take near-term strategic steps required to drive annual financial growth and stability. In general, the Compensation Committee and the Board will choose those funding objectives, whether they be financial, strategic, or a combination thereof, which in their judgement provide the most appropriate incentive for management to drive improved financial performance on a year-over-year basis.

Where funding is based on the achievement of financial objectives, if the Company meets the Target levels for all funding objectives, the pool is initially funded at 100% of the aggregate projected bonuses for all participants in the Incentive Plan adjusted to reflect a normal range or mix of performance assessments (i.e., Outstanding, Exceeds, Meets, Does Not Meet), which increases or decreases the total amount of individual bonuses to be paid to participants. Unless circumstances require otherwise, the pool generally is initially funded at 50% of the aggregate projected bonuses if all of the Threshold levels are met and at 100% of the aggregate projected bonuses if all of the Target levels are met. High and Maximum objective levels may also be set, which would result in funding up to 150% and 200%, respectively, of the aggregate projected bonuses. A linear interpolation of the amount of funding for each target objective is made where a particular performance is between the pre-established performance levels. To the extent the performance level for a funding objective is below the Threshold level, generally there is no funding for that particular objective.

The amount of the cash bonus pool is determined by the Compensation Committee and recommended for Board approval. The Compensation Committee and Board also retain discretion to increase or decrease the size of the pool in order to reflect differences in the mix of actual performance assessments of the participants or market conditions affecting the Company or other factors. However, the Compensation Committee and Board have limited their ability to make discretionary bonus pool adjustments to +/- 10% of the pool size otherwise determined pursuant to the funding formula under the Incentive Plan. In 2022, the Compensation Committee and Board included an additional condition that payout may be further adjusted downward based on profitability and cash liquidity needs of the Company.

The cash bonus pool is used to pay bonuses not only to the Company’s NEOs, but also to all other officers and certain higher-level employees of the Company and its subsidiaries.

Individual payments from the bonus pool to executives are generally calculated using a formula that considers the size of the bonus pool, the executive’s achievement of individual performance objectives, the number of individuals participating in the Incentive Plan at the time bonuses are awarded and the executive’s target bonus percentage. Bonuses are paid based on an assessment of each executive’s performance for the applicable year, using targets expressed as a percentage of the executive officer’s annual base salary.

If an executive officer has met or exceeded his or her individual performance objectives and/or the Company’s expectations for the applicable year, he or she may be eligible to receive up to 120% of his or her target bonus, depending on the size of the bonus pool. The Compensation Committee and Board retain the discretion to adjust an individual executive’s performance evaluation and to increase or decrease the bonus paid to such individual to reflect the specific contributions of that executive, the Company’s overall performance, market conditions or other circumstances. The following guidelines are used to determine the multiple of an executive’s target bonus, or individual performance factor, to be used to calculate a bonus payout based on the executive’s performance rating for the applicable year:

Performance Rating	% Target Bonus
Outstanding	110% - 120%
Exceeds	100% - 110%
Meets	90 - 105%
Needs Improvement	0% - 90%
Unsatisfactory	0%

The Compensation Committee recommends for Board approval any bonus award for the CEO based on an assessment of the Company’s overall performance. The CEO recommends individual awards for the other executive officers for approval by the Compensation Committee based on an assessment of each executive’s performance against his or her applicable individual performance objectives. The Compensation Committee and Board have the right, in their sole discretion, to reject any or all of the recommended bonus awards, even if the bonus pool has been funded and any or all applicable performance criteria have been satisfied, based on the business conditions of the Company or other factors deemed relevant by the Compensation Committee or the Board.

In establishing the 2022 OTIP, the Board and Compensation Committee decided that the amount of bonus pool funding should be based on the achievement of three financial objectives: consolidated revenues, adjusted operating income, and an executive team additional factor, which impacts the Company’s NEOs, other officers, and certain high-level employees, based on relative share performance compared to the NASDAQ Healthcare index. Our adjusted operating income is defined as our U.S. GAAP operating income adjusted for certain non-cash or non-recurring expenditures including: stock compensation, amortization of acquisition-related intangible assets, inventory reserves for excess levels, impairment loss, transformation-related expenses, severance expense associated with executives, strategic alternative costs, governmental grant accounting, and the change in fair value of acquisition-related contingent consideration.

Under the 2022 Incentive Plan, Threshold, Target and Maximum performance levels were established for the financial objective to be used to fund the bonus pool. The Target levels for the objective were set at the performance reflected in our Operating Plan or budget for 2022. The Threshold levels were set at a range of 73%-80% of the Target levels and the Maximum levels were set at 118%-130% of the Target levels.

The following sets forth the financial objectives and potential bonus pool funding amounts (dollars in millions) under the 2022 Incentive Plan:

Financial Objectives/Weight	Threshold	Target	Maximum	Actual	% Payout
Consolidated Net Revenues (50%)	$310.0	$387.6-$426.5	$503.9	$387.5	99.97%
Pool funding $ (% of Target)	$2.3 (80%)	$2.85 (100%)	$5.7 (200%)
Adjusted Operating Income (50%)	$10.2	$37.6 - $61.7	$100.6	$21.7	88.42%
Pool funding $ (% of Target)	$2.3 (80%)	$2.85M (100%)	$5.7M (200%)
Relative Share Performance (RSP) factor	See below				+10%
Calculated Final Payout					104.2%
Actual Final Payout					100%

As noted above, an additional RSP factor for the executive team was established. The RSP would further impact the bonuses of the Company’s NEOs, other officers, and certain high-level employees based on a comparison of the Company’s relative stock performance to the relative Nasdaq Healthcare performance from June 6, 2022 to December 31, 2022, the period under the leadership of Ms. Eglinton Manner, as depicted in the table below.

Relative Share Performance factor	Bonus Impact
Relative performance -10% compared to the NASDAQ Healthcare Index from June 6 to December 31, 2022	-10% of total bonus
Relative performance +10% / -10% compared to the NASDAQ Healthcare Index from June 6 to December 31, 2022	0% impact
Relative performance +10% compared to the NASDAQ Healthcare Index from June 6 to December 31, 2022	+10% of total bonus

During 2022, we recorded revenues totaling $387.5 million and adjusted operating income of $21.7 million. The revenue level delivered almost exactly at the lower range of the Target performance level. The adjusted operating income fell below the Target performance level but above the Threshold performance level. The Company’s stock performance during the period of June 6, 2022 to December 31, 2022 exceeded by more than 10% of the related performance of the NASDAQ Healthcare index during the same period. Adding 10% to the executive bonus pool would have resulted in a payout of 104.2% of Target. Due to the Company’s performance, no adjustment was made to the bonus pool, and funding amounted to 100% of target or $5.7 million.

The final bonus pool amount was approved by the Compensation Committee and the full Board and was used to pay bonuses to the Company’s NEOs and other members of our management team. The specific target payouts for NEO bonuses for 2022 (expressed as a percentage of annual base salary) are shown below:

Title	Target Payout Opportunities (% of Salary)
CEO	100%
Chief Financial Officer, Chief Product Officer, Business Unit President	50%
Executive Vice President and General Counsel	45%
Senior Vice President	35%

In January 2023, the Compensation Committee authorized the payout of individual bonus awards to executive officers from the bonus pool for 2022 based on the target bonus amounts described above and an assessment of each officer’s performance during 2022 against pre-established performance objectives (except for Ms. Eglinton Manner whose assessment was based on the Company’s overall performance). The calculation of individual bonus awards was based on a formula that adjusted the foregoing target payments for both the executives’ individual performance during 2022 and the degree to which the final approved bonus pool funding exceeded the Target funding amounts under the plan formula.

In evaluating Ms. Eglinton Manner’s and the Company’s performance, the Compensation Committee recognized that management executed the first part of its strategic transformation, delivering record revenue performance along with the turnaround to positive profitability in the second half of 2022. Consolidated revenues were $387.5 million in 2022, representing a 66% increase over 2021. The Compensation Committee noted that this increase was primarily driven by increased sales of its InteliSwab® COVID-19 Rapid Test, while also growing its core diagnostics (non-InteliSwab®) portfolio 4%, which more than offset its molecular solutions revenue decline. With an imperative to ramp-up manufacturing of InteliSwab® for the year, the company improved quality yield for the product and increased its gross margin more than 30 percentage points through the course of the year. Additionally, the company built upon the strength of its government contracts, winning 2 additional federal RFPs for InteliSwab® in 2022. The Compensation Committee further noted that the company delivered positive cash flow from operations a quarter earlier than it had guided – in Q3 vs. Q4 of 2022. Furthermore, the company strengthened its foundation organizationally by restructuring from two business units into One OraSure, hiring and retaining a strong executive leadership team, eliminating redundancy at all levels, driving efficiency while eliminating waste, and cutting significant operating cost overall.

In view of the foregoing, the Compensation Committee determined that Ms. Eglinton Manner should receive a Exceeds performance rating for 2022. The remaining NEOs were evaluated based on individual objectives established for their respective positions.

Using these performance ratings, the Compensation Committee next considered individual performance factors to adjust the bonuses for Ms. Eglinton Manner, the other NEOs and the other participants in the 2022 Incentive Plan to reflect their performance assessments for 2022. As a final step, the Compensation Committee adjusted the bonuses further by a pool funding factor reflecting the amount by which pool funding exceeded Target funding amounts under the plan formula.

Using the approach described above, a final 2022 incentive cash bonus was calculated for Ms. Eglinton Manner, representing approximately 110% of her target bonus, as follows:

2022 Annualized Base Salary		Target Bonus%		2022 Individual Performance Factor		2022 Bonus[1]
	X		X		=

$700,000		100%		110%		$770,000

[1]	Ms. Eglinton Manner’s bonus was not prorated in accordance with her employment agreement.

This same formula was used to calculate the 2022 bonus awards for all other NEOs, as follows:

2022 Bonus Payments

NEO[1]	2022 Salary	Bonus Target (% Salary)	2022 Performance Rating	2022 Individual Performance Factor	2022 Bonus
Kenneth McGrath Chief Financial Officer	$475,000	50%	Exceeds	110%	$261,250
Scott Gleason Interim Chief Financial Officer, Senior Vice President, Corporate Communications & Investor Relations	$335,000	35%	Meets	100%	$117,250
Agnieszka Gallagher Former Executive Vice President, General Counsel, Chief Compliance Officer	$465,000	45%	N/A	N/A	$209,250
Lisa Nibauer Former President of Diagnostics	$460,000	50%	N/A	N/A	$198,493
Kathleen G. Weber Chief Product Officer	$460,000	50%	Meets	105%	$241,500

[1]	Dr. Gagliano and Dr. Tang were not eligible to receive a 2022 bonus award. Bonuses received by Ms. Gallagher and Ms. Nibauer were paid in accordance with their respective separation agreements

2022 Long-Term Incentive Equity Awards

An additional way that we promote the long-term growth of the Company and align the interests of our executives with those of our stockholders is by compensating executives with equity in the Company that vests over a multi-year period and in part only on achievement against certain performance expectations. To accomplish this, the Compensation Committee administers the Company’s LTIP pursuant to which grants of time-vested restricted shares (RS) and performance-vested restricted units (PRUs) are made to executive officers.

Incentive equity awards under the LTIP are made on an annual basis, and are discretionary and subject to approval by the Compensation Committee and/or the Board. Awards to individual participants under the LTIP are based on an evaluation of a number of factors, including:

•	Performance of the participant for the applicable year;

•	The participant’s level of responsibilities and relative contribution to the Company’s business;

•	A competitive assessment of awards at Peer Group companies;

•	History of equity awards to the participant; and

•	Other factors deemed relevant by the Compensation Committee and/or the Board.

Each participant’s individual performance for the applicable year is evaluated against his or her individual performance objectives for that year, except for our CEO who is evaluated based on total Company performance. A “Meets Expectations” performance is typically the threshold requirement to receive an equity award under the LTIP. Awards below this performance level may be considered on an exception basis at the discretion of the Compensation Committee and/or the Board.

The value of potential incentive equity awards that could have been granted in 2022 under the LTIP (expressed as a percentage of annual base salary) based on performance during 2021, are summarized below:

2022 LTIP Award Ranges (% of salary)
	Performance

Position	Lower End	Target	Maximum
President/CEO	Market Assessment	300%	350%
Chief Financial Officer	105%	140%	175%
EVP, Business Unit Presidents, General Counsel	95%	125%	155%
Other SVPs	70%	100%	130%

The percentages set forth above were established at levels that the Compensation Committee believed represented an appropriate long-term incentive compensation value for each executive, based on the results of the benchmarking review prepared by its independent consultant. Once the aggregate dollar value of an award has been established by applying the Compensation Committee approved award percentage to a participant’s base salary, the value is converted into shares or units based on a valuation of the restricted stock and restricted unit portions of the award using the average of the high and low stock price on the grant date as reported on the Nasdaq Stock Market.

Under the LTIP, 50% of an executive’s total equity award consists of PRUs that will not vest until three years after the grant date and only if certain performance measures are met during that three-year period. The awards approved for grant by the compensation committee in 2022 incorporate one performance metric: cumulative revenues during the three-year period beginning with 2022, and are further subject to a modifier of +/- 15% based on relative TSR against the TSR of the NASDAQ Healthcare Index used by the Board and Committee for executive compensation benchmarking purposes. As discussed above, the metrics for the 2022 awards were established and approved by the compensation committee in January 2023. The delay in defining the performance criteria was a result of the board’s exploration and evaluation on the strategic alternatives to maximize shareholder value, the board’s focus on hiring new leadership including the Company’s CEO, Ms. Carrie Eglinton Manner, who joined the company in June 2022 and Mr. McGrath, the Company’s CFO, who joined the company in August 2022, the complexity in forecasting COVID related revenues due to the volatility in demand, and the change in the strategic direction of the Company under the leadership of its new CEO. As a result, the performance stock units granted in 2022 do not have a grant date fair value as of December 31, 2022 in accordance with U.S. GAAP accounting, ASC Topic 718, Compensation – Stock Compensation.

OraSure Relative TSR Performance vs NASDAQ Healthcare Index TSR	PRU Payout Modifier[1]
Less than 85%	85%
85% - 90%, inclusive	Equal to the Relative TSR
90% - 110%, exclusive	100%
110% - 115%, inclusive	Equal to the Relative TSR
Greater than 115%	115%

[1]	To the extent the relative TSR falls in between 85% and 90%, or between 110% and 115%, the TSR modifier shall be determined using linear interpolation.

The remaining 50% of each executive’s incentive equity award consists of grants of time-vested RS that vest in equal annual installments over a three-year period. These vesting restrictions serve to promote the Company’s long-term growth by restricting executives’ ability to realize short-term gains from their awards. The Compensation Committee believes the terms of its incentive equity awards to executives are competitive with the terms of equity awards offered at comparable medical diagnostics and healthcare companies.

The structure of the equity awards reflects market-based good governance practices as well as historical input from our stockholders reflecting that a meaningful portion of the equity awards should have performance-based vesting. We believe 50% is a meaningful portion and is consistent with or exceeds the performance orientation of our Peer Group.

The adoption of performance-based vesting conditions with a three-year service requirement for 50% of an executive’s annual equity award substantially strengthens the link between pay and performance and creates an appropriate long-term incentive for our executives. At the same time, the use of time-based vesting conditions for the remaining 50% of each award achieves the equally important goal of share ownership/accumulation that directly promotes alignment with stockholders and further supports executive retention.

Overall, the Compensation Committee and Board believe that our approach represents a balanced performance-based approach to our executive compensation program that is appropriate for our Company, directly responds to feedback from our stockholders, and is consistent with executive pay governance best practices.

Equity awards are generally made by the Compensation Committee each year as part of the normal annual compensation cycle. The awards for a particular year generally occur in late January, early February, or early March of the following year after the Company’s full year financial results are known and performance evaluations for the executive officers have been prepared. Equity awards approved by the Compensation Committee for the CEO are then reviewed and approved by the Board. In addition to the annual equity awards, the Compensation Committee may approve equity awards for newly hired officers or in recognition of an executive’s promotion or expansion of responsibilities. These latter grants may have vesting or other terms that differ from the terms generally approved for annual equity awards. Notwithstanding the terms of the LTIP, equity awards are made at the discretion of the Compensation Committee or Board.

Effective February 1, 2022, the Compensation Committee approved equity awards for the NEOs under the LTIP based on the performance evaluations of such officers for 2021, as summarized below. A description of the basis for each of the NEO’s 2021 performance evaluation is set forth above under the Section entitled, “2022 Base Salaries,” in this CD&A.

The following summarizes the equity awards provided to the NEOs during 2022 under the LTIP:

Executive Officer	2021 Performance Assessment	Time Vested Restricted Stock	Performance-Vested Restricted Units[5]
Carrie Eglinton Manner[1] President and CEO	N/A	325,932 Shs	325,932 Shs
Nancy J. Gagliano[2] Interim CEO	N/A	114,074 Shs	N/A Shs
Stephen S. Tang, Ph.D. Former President and CEO[3]	Low Meets	94,234 Shs	N/A
Kenneth McGrath[4] Chief Financial Officer	N/A	131,883 Shs	N/A
Scott Gleason Interim Chief Financial Officer, Senior Vice President, Corporate Communications & Investor Relations	Exceeds	29,345 Shs	29,345 Shs
Agnieszka Gallagher Former Executive Vice President, General Counsel, Chief Compliance Officer	High Meets	38,050 Shs	38,050 Shs
Lisa Nibauer Former President of Diagnostics	Outstanding	34,556 Shs	34,556 Shs
Kathleen G. Weber Chief Product Officer	Outstanding	34,061 Shs	34,061 Shs

[1]

Ms. Eglinton Manner received an onboarding equity award when she joined the company in June 2022 consisting of $4,000,000 in time-vested restricted shares with cliff vesting occurring on the second anniversary of her commencement date, “Make Whole Award”; $1,600,000 time-vested restricted shares vesting in equal amounts over three years, and $1,600,000. PRUs, with terms substantially the same as the terms of awards made to the Company’s other executives in February 2022. The table above does not include Ms. Eglinton Manner’s Make Whole Award which consisted of 814,830 shs.

[2]

Dr. Gagliano received, as part of her Interim CEO agreement, a sign-on equity grant consisting of $100,000 of fully vested shares and $670,000 of restricted stock units which vest in equal monthly installments beginning on April 30, 2022, subject to continued employment as Interim CEO. Dr. Gagliano vested in 24,815 units of the 99,259 restricted stock units granted prior to her resignation as Interim CEO in June 2022, and accordingly, 74,444 units of her restricted stock unit award were forfeited.

[3]	Dr. Tang received, in accordance with his Transition Agreement, $834,909 restricted shares which vests on the eighth day following his termination date.

[4]	Mr. McGrath received an onboarding equity award when he joined the company in August 2022 consisting of $400,000 in time-vested restricted shares vesting in equal amounts over three years.

[5]

As discussed above, the performance metrics for the 2022 LTIP awards were not defined and approved by the Compensation Committee until January 2023, and as such have no grant date fair value as of December 31, 2022 in accordance ASC 718 and are not included in the tables below with the exception of Ms. Gallagher and Ms. Nibauer who vested in the awards under the terms of their separation agreements.

2022 Retention Awards

In January 2022, the company granted certain employees, including certain NEOs, retention awards consisting of a cash bonus amount or time-based restricted stock grants. The grants vest over a three-year period starting in January 2023, subject to continued employment with the Company. Mr. Gleason, Ms. Nibauer, and Ms. Weber each received retention awards in the form of time-based restricted stock grants as summarized below:

Executive Officer	Time Vested Restricted Stock
Scott Gleason Interim Chief Financial Officer, Senior Vice President, Corporate Communications & Investor Relations	29,345 Shs
Lisa Nibauer Former President of Diagnostics	34,556 Shs
Kathleen G. Weber Chief Product Officer	34,061 Shs

2020 PRU Payout in 2022

Pay Out Under 2020 PRUs. The PRU portion of equity awards made to executives in early 2020 based on performance during 2019 did not vest until three years after the grant date, based 60% on the achievement of a three- year product revenue compound annual growth rate (“CAGR”) target and 40% based on a one-year IBIT target. The three-year service period for these PRUs expired on February 1, 2023. The following table summarizes the potential range of shares that could be delivered based upon the degree of achievement of the applicable performance measures:

Achievement Level of Applicable Performance Target	Percentage of IBIT- based PRUs To Become Vested	Percentage of CAGR- based PRUs To Become Vested
80%	50%	50%
100%	100%	100%
120%	100%	200%

For the 2020 PRUs, Company performance exceeded the three-year product revenue CAGR target and the one-year IBIT target by more than 120%. This resulted in a maximum payout of 200% on shares associated with the three-year product revenue CAGR measurement and 100% on shares associated with the one-year IBIT measurement. The following summarizes the three-year revenue CAGR and one-year IBIT targets for the 2020 PRUs, our performance against these targets and the resulting number of shares delivered to the NEOs upon settlement of the PRUs:

	Performance Target	Actual Performance	% of Target	% Vested
CAGR	20%	38%	140%	200%
IBIT	$(5.8) million	$(4.8) million	122%	100%
Final Vesting				160%

	2020 PRU’s Target and Actual Payout
	CAGR Target (# of shs)	CAGR Actual (# of shs)	IBIT Target (# of shs)	IBIT Actual (# of shs)
Carrie Eglinton Manner[1]	N/A	N/A	N/A	N/A
Nancy J. Gagliano[1]	N/A	N/A	N/A	N/A
Stephen S. Tang, Ph.D.[2]	50,998	25,499	33,998	16,999
Kenneth McGrath[1]	N/A	N/A	N/A	N/A
Scott Gleason[1]	N/A	N/A	N/A	N/A
Agnieszka Gallagher[1]	N/A	N/A	N/A	N/A
Lisa Nibauer[2]	8,442	4,221	5,628	2,814
Kathleen G. Weber	19,508	39,016	13,006	13,006

[1]	Ms. Eglinton Manner, Dr. Gagliano, Mr. McGrath, Mr. Gleason and Ms. Gallagher did not receive any 2020 PRU’s because they joined the Company after these awards were made.
[2]	In accordance with Dr. Tang’s transition agreement and Ms. Nibauer’s separation agreement, 50% of shares vested at Target and the remaining 50% were forfeited.

OTHER COMPENSATION

We provide minimal additional benefits outside of our primary elements of compensation, as follows:

Retirement Programs

All of our U.S. employees, including executive officers, are eligible to participate in our 401(k) profit sharing plan (the “401(k) Plan”). We make matching contributions for participants on a dollar-for-dollar basis up to $4,000 per year. Our subsidiary DNA Genotek, which is located in Canada, offers a registered retirement plan to its employees, which similarly allows employee contributions for retirement savings, with matching contributions by DNA Genotek of up to CAD $4,000 per year.

The Company also maintains the OraSure Technologies, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) for the benefit of the Company’s highly compensated employees, including all of the NEOs, and its non-employee Directors. The Deferred Compensation Plan allows participants to defer up to 100% of their annual base salaries (or fees in the case of non-employee Directors) and up to 100% of annual incentive cash bonuses and, upon vesting, restricted shares of the Company’s Common Stock awarded to the participant. The Company may also make discretionary contributions to the participants’ accounts that vest over one or more years as determined by the Company, as well as upon death, disability or a change of control. Since the Deferred Compensation Plan was put in place, the Company has made no discretionary contributions. Participants may elect to receive distributions of deferred amounts on a specified date, separation from service, a change of control, disability and/or death. A further description of these benefits is set forth in the Section entitled “Nonqualified Deferred Compensation.”

Perquisites and Other Compensation

As a general matter, the Compensation Committee and Board do not believe that executive officers should be treated differently than other employees by receiving special perquisites unrelated to our general compensation program. Therefore, our healthcare, disability, and other insurance programs and benefits are the same for all eligible employees, including executive officers. Executive officers generally do not receive any additional perquisites, except for Ms. Weber who receives certain benefits under her employment agreement in connection with her international assignment at our Canadian subsidiary, DNA Genotek, Inc. A further description of these benefits is set forth in the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change of Control.”

Potential Payments Upon Termination or Change of Control Pursuant to Employment Agreements

The Company has entered into employment agreements with each of the NEOs. In addition to the compensation elements discussed above, these agreements provide for post-employment severance payments and benefits in the event of termination of employment by the Company without “cause” or by the executive for “good reason” and provide enhanced severance payments upon such terminations in connection with a “change of control” of the Company. The terms of these arrangements are discussed in more detail under the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change of Control,” in this Proxy Statement. The Compensation Committee believes that these arrangements are generally consistent with industry practice at the Peer Group companies, provide an incentive to the applicable executive to remain with the Company, and serve to align the interests of stockholders and the executives in the event of a change of control of the Company.

Accounting and Tax Treatment of Compensation

In approving the amount and form of compensation for the NEOs, the Compensation Committee considers all elements of the cost to the Company of providing such compensation, including accounting and tax implications. In particular, it considers the potential impact of Section 162(m) of the Internal Revenue Code (the “Code”), which disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for certain covered employees. Notwithstanding these deductibility limitations, the Compensation Committee intends to maintain flexibility to pay compensation that is not entirely deductible when the best interests of the Company would make that advisable.

Compensation Recoupment Policy

The Board has adopted a compensation recoupment or “clawback” policy, applicable to all officers subject to Section 16 of the Exchange Act. Under this policy, the Company will pursue recoupment of any excess compensation, including incentive cash bonuses, restricted awards, stock options or other compensation, which was awarded to a covered officer based on financial statements of the Company where such statements are required to be restated as a result of the gross negligence, intentional misconduct or fraud of the covered officer. In addition to recoupment, the Company shall take such other remedial actions deemed necessary against a covered employee, including recommending disciplinary actions up to and including termination and other available remedies. The recovery period for recoupment of any compensation is up to three fiscal years preceding the date on which the Company is required to prepare and file the restated financial statements. This policy has been proactively adopted in advance of final guidance under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“the Dodd-Frank Act”) and will be amended to conform with this Section when final guidance is available.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our CEO and the other NEOs, for the fiscal years ended December 31, 2022, 2021 and 2020:

Name & Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards[4] ($)		Option Awards ($)	Non- Equity Incentive Plan Compen- sation[6] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compen- sation[7] ($)	Total ($)
Carrie Eglinton Manner	2022	$376,923	[1]	—	$5,600,000		—	$770,000	—	—	$6,746,923
President and Chief Executive Officer	2021	—		—	—		—	—	—	—	—
	2020	—		—	—		—	—	—	—	—
Nancy Gagliano, M.D.	2022	$170,292	[1]	—	$770,000	[5]	—	—	—	—	$940,292
Former Interim Chief Executive Officer	2021	—		—	—		—	—	—	—	—
	2020	—		—	—		—	—	—	—	—
Stephen S. Tang, Ph.D.	2022	$360,981		—	$834,913		—	—	—	$1,573,614	$2,769,508
Former President and	2021	$667,921		—	$1,946,860		—	$341,000	—	$4,000	$2,959,781
Chief Executive Officer	2020	$624,225		—	$1,218,000		—	$1,239,196	—	$4,000	$3,085,421
Ken McGrath	2022	$173,558	[1]	—	$400,000		—	$261,250	—	$4,000	$838,808
Chief Financial Officer	2021	—		—	—		—	—	—	—	—
	2020	—		—	—		—	—	—	—	—
Scott Gleason	2022	$416,000		—	$659,996		—	$117,250	—	$4,000	$1,197,246
Former Interim Chief Financial Officer,	2021	$178,846	[2]	—	$424,620		—	$182,000	—	$2,077	$787,543
Senior Vice President, Corporate Communications & Investor Relations	2020	—		—	—		—	—	—	—	—
Agnieszka Gallagher	2022	$268,321		—	$674,246		—	$209,250	—	$678,250	$1,830,067
Former Executive Vice President,	2021	$26,827	[2]	—	$500,000		500,000	$240,638	—	—	$1,267,465
General Counsel and Chief Compliance Officer	2020	—		—	—		—	—	—	—	—
Kathleen G. Weber	2022	$460,000		—	$801,778		—	$241,500	—	$189,366	$1,692,644
Chief Product Officer	2021	$416,246		—	$483,596		—	$233,098	—	$418,505	$1,551,445
	2020	$365,650		—	$465,940		—	$354,242	—	$524,121	$1,709,953
Lisa Nibauer	2022	$414,516		—	$1,112,330		—	$198,493	—	$4,000	$1,729,339
Former President, Diagnostics	2021	$422,300		—	$524,767		—	$236,488	—	$4,000	$1,187,555
Business Unit	2020	$160,385	[3]	—	$500,000		—	$340,464	—	$54,000	$1,054,849

[1]

The 2022 salary shown for Ms. Eglinton Manner represents the amount paid to Ms. Eglinton Manner after she joined the Company on June 4, 2022, the 2022 salary shown for Dr. Gagliano represent the amount paid to Dr. Gagliano after she joined the Company on April 1, 2022, and the 2022 salary shown for Mr. McGrath represent the amount paid to Mr. McGrath after he joined the Company on August 8, 2022.

[2]	The 2021 salaries shown for Mr. Gleason and Ms. Gallagher represent the amounts paid after they joined the Company on May 17, 2021 and November 29, 2021, respectively.

[3]	The 2020 salary show for Ms. Nibauer represents the amount paid to Ms. Nibauer after she joined the Company on May 11, 2020.

[4]

The indicated amounts reflect the aggregate grant date fair value of RS and PRU awards made to the NEOs during the applicable year, computed in accordance with FASB ASC Topic 718. The value of the PRUs reflect the assumption that 100% of target will be achieved for each of the performance measures reflected in the terms of the PRUs. Certain assumptions used in the calculation of the indicated amounts are set forth for the applicable year of award in footnote 11 to the Company’s audited consolidated financial statements for the year ended December 31, 2022, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 3, 2023 (the “2022 10-K Report”). The maximum grant-date fair value of the PRU awards made in 2021, assuming the highest level of performance measures will be achieved (120% of target resulting in a 150% payout), are as follows: Mr. Gleason, $336,927 and Ms. Weber $300,324. Pursuant to his Transition Agreement, 50% of the PRU awards made in 2021 to Dr. Tang vested at 100% of target on the eighth day following his termination date of March 31, 2022, representing a grant-date fair value of $403,014. The indicated amount for Ms. Eglinton Manner includes her Make Whole Award of $4,000,000. The above table does not include the grant of 2022 PRU awards as the metrics were not finalized until 2023 and, accordingly, the grant-date fair value of the 2022 PRUs was not determined as of December 31, 2022.

[5]

Dr. Gagliano received, as part of her Interim CEO agreement, a sign-on equity grant consisting of $100,000 of fully vested shares (14,815 shares) and $670,000 of restricted stock units (99,259 restricted stock units) which vest in equal monthly installments beginning on April 30, 2022, subject to continued employment as Interim CEO. Dr. Gagliano vested in 24,815 units of the 99,259 restricted stock units granted prior to her resignation as Interim CEO in June 2022, and accordingly, 74,444 units of her restricted stock unit award were forfeited.

[6]

The indicated amounts reflect incentive cash bonuses paid to the NEOs pursuant to an Incentive Plan, based on performance during the applicable year. For a description of incentive cash bonus payments for performance during 2022, see the Section entitled, “2022 Annual Incentive Cash Bonuses,” in the CD&A.

[7]

The indicated amounts of $4,000 or $2,077 reflect cash contributed to a 401(k) profit sharing plan as an employer-matching contribution, which was offered to U.S. employees of the Company during each of the indicated years. Ms. Nibauer’s 2020 amount represents $4,000 in matching contributions to a 401(k) profit sharing plan and $50,000 sign-on bonus; Ms. Weber’s 2020 amount represents $4,000 in matching contributions to a 401(k) profit sharing plan, $68,900 representing a monthly living expense allowance, $15,177 for reimbursement of tax preparation fees, and $436,044 in tax equalization payments. Ms. Weber’s 2021 amount represents $4,000 in matching contributions to a 401(k) profit sharing plan, $68,900 representing a monthly living expense allowance, $18,079 for reimbursement of tax preparation fees, and $327,526 in tax equalization payments. Ms. Weber’s 2022 amount represents $4,000 in matching contributions to a 401(k) profit sharing plan, $55,008 representing a monthly living expense allowance, $17,699 for reimbursement of tax preparation fees, and $110,637 in tax equalization payments. Mr. Tang’s 2022 amounts represent $4,000 of in matching contributions to a 401(k) profit sharing plan and $1,569,614 of severance. Ms. Gallagher’s 2022 amounts represent $4,000 of in matching contributions to a 401(k) profit sharing plan and $674,250 of severance.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes information concerning possible incentive cash bonuses and possible and actual RS and PRU awards for the NEOs during the fiscal year ended December 31, 2022:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Possible Payouts Under Equity Incentive Plan Awards[3]
Name & Principle Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# Shs.)		Target (# Shs.)		Maximum (# Shs.)		All other Stock Awards: Number of Shares of Stock or Units[4] (#Shs.)		All other Option Awards: Number of Securities Underlying Options (#Shs.)	Exercise of Base Price of Option awards ($/Sh)	Grant Date Fair Value of Stock Awards[5] ($)

Carrie Eglinton Manner	6/4/2022[1]	—	—	—	—		—		—		1,140,762	RS	—	—	$5,600,000
President and Chief Executive	N/A	$350,000	$700,000	$1,050,000	N/A		N/A		N/A		—		—	—	N/A
Officer

Nancy Gagliano, M.D.	4/1/2022[1]	—	—	—	—		—		—		114,074	RS	—	—	$770,000[6]
Former Interim Chief Executive Officer

Stephen S. Tang, Ph.D.	2/1/2022[1]	—	—	—	—		—		—		94,234	RS	—	—	$834,913
Former President and Chief
Executive Officer

Ken McGrath	8/8/2022[1]	—	—	—	—		—		—		131,883	RS	—	—	$400,000
Chief Financial Officer	N/A	$118,750	$237,500	$356,250	N/A		N/A		N/A		—		—	—	N/A

Scott Gleason	1/5/2022[1]	—	—	—	—		—		—		29,345	RS	—	—	$399,999
Former Interim Chief Financial	2/1/2022[1]	—	—	—	—		—		—		48,721	RS	—	—	$259,997
Officer, Senior Vice President,	N/A	$58,625	$117,250	$175,875	16,433	RS	23,476	RS	30,519	RS	—		—	—	N/A
Communications & Investor Relations	N/A	—	—	—	16,433	PRU	23,476	PRU	30,519	PRU	—		—	—	N/A

Agnieszka Gallagher	2/1/2022[1]	—	—	—	—		—		—		38,050	RS	—	—	$337,123
Former Executive Vice President,	2/1/2022[1]	—	—	—	—		—		—		38,050	PRU	—	—	$337,123
General Counsel and Chief	N/A	$104,625	$209,250	$313,875	24,929	RS	32,802	RS	40,674	RS	—		—	—	N/A
Compliance Officer	N/A	—	—	—	24,929	PRU	32,802	PRU	40,674	PRU	—		—	—	N/A

Kathleen G. Weber	1/5/2022[1]	—	—	—	—		—		—		60,901	RS	—	—	$499,997
Chief Product Officer	2/1/2022[1]	—	—	—	—		—		—		34,061	RS	—	—	$301,780
	N/A	$115,000	$230,000	$345,000	24,661	RS	32,449	RS	40,237	RS	—		—	—	N/A
	N/A	—	—	—	24,661	PRU	32,449	PRU	40,237	PRU	—		—	—	N/A

Lisa Nibauer	1/5/2022[1]	—	—	—	—		—		—		60,901	RS	—	—	$499,997
Former President, Diagnostics	2/1/2022[1]	—	—	—	—		—		—		34,556	RS	—	—	$306,166
Business Unit	2/1/2022[1]	—	—	—	—		—		—		34,556	PRU	—	—	$306,166
	N/A	$115,000	$230,000	$345,000	24,661	RS	32,449	RS	40,237	RS	—		—	—	N/A
	N/A	—	—	—	24,661	PRU	32,449	PRU	40,237	PRU	—		—	—	N/A

[1]

Annual incentive equity awards to NEOs consisted of a combination of time-vested RS and PRUs that were granted in 2022 pursuant to the LTIP based on performance during 2021. Annual equity awards made during 2022 were approved by the Compensation Committee effective on February 1, 2022. For a description of these equity awards and their terms, see the Section entitled, “2022 Long-Term Incentive Awards,” in the CD&A. Awards granted to Ms. Eglinton Manner represent on-boarding awards and were granted with terms substantially similar to the annual incentive equity awards granted to the other NEOs in 2022 pursuant to the LTIP based on performance during 2021. Ms. Eglinton Manner was also awarded a “make whole” award of restricted shares that vest in full upon the second anniversary of her commencement of employment. Awards granted to Dr. Gagliano represent on-boarding awards under her Interim-CEO agreement. Awards granted to Mr. McGrath represent on-boarding awards and were granted with terms substantially similar to the annual incentive equity awards granted to the other NEOs in 2022 pursuant to the LTIP based on performance during 2021. Awards granted on 1/5/2022 to Mr. Gleason, Ms, Weber, and Ms. Nibauer represent retention grants of time-vested restricted stock awards that vest equally over a three-year period during continued employment.

[2]

The indicated amounts represent potential incentive cash bonus payments to the NEOs under the 2022 Incentive Plan. On February 9, 2023 and February 10, 2023, bonus payments under the 2022 Incentive Plan were approved by the Compensation Committee for the NEOs (except for Ms. Eglinton Manner) and for Ms. Eglinton Manner, respectively, in each case based on performance during 2022. The Threshold and Target amounts assume the executive receives 50% and 100% of his or her target bonus and that the aggregate bonus pool is funded at 50% and 100% for each performance objective in the 2022 Incentive Plan, respectively. The Maximum amounts assume that the recipient receives 150% of his or her target bonus based on performance for 2022 and that the bonus pool is funded at 200% or the Maximum level for each performance objective in the 2022 Incentive Plan. A further description of the payments approved under the 2022 Incentive Plan is set forth in the Section entitled, “2022 Annual Incentive Cash Bonuses,” in the CD&A.

[3]

The indicated amounts represent the potential number of shares which could have been granted to the NEOs in 2022 in the form of RS and PRUs pursuant to the LTIP, based on performance during 2021. The individual share numbers for each potential award were calculated by dividing 50% of the long-term incentive targets for each NEO set forth in the LTIP by the mean between the high and low sales price of the Common Stock as reported by Nasdaq on the date of grant. The number of shares corresponding to the PRUs were calculated based on the assumption that 100% of target is achieved for each of the performance measures set forth in the terms of such PRU awards. The actual number of shares received upon vesting of the PRUs could vary from 50% to 200% of target depending on the degree to which the performance measures are achieved.

[4]

The indicated amounts represent the actual number of shares of RS or PRUs granted to the NEOs in 2022 under the LTIP, based on performance during 2021. A further description of these equity awards and their terms is set forth in the Section entitled, “2022 Long-Term Incentive Awards,” in the CD&A. 2022 shares also include time vested restricted stock awards granted as retention grants for Mr. Gleason, Ms. Weber, and Ms. Nibauer.

[5]

The indicated amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718. PRU’s granted in 2022 to Ms. Eglinton Manner, Mr. Gleason, and Ms. Weber have no grant date fair value as of 12/31/2022. In accordance with FASB ASC Topic 718 grant date fair value cannot be determined until associated performance metrics are defined and approved by the Company’s compensation committee and communicated to the grant recipient. See further discussion above.

[6]

Dr. Gagliano received, as part of her Interim CEO agreement, a sign-on equity grant consisting of $100,000 of fully vested shares (14,815 shares) and $670,000 of restricted stock units (99,259 restricted stock units) which vest in equal monthly installments beginning on April 30, 2022, subject to continued employment as Interim CEO. Dr. Gagliano vested in 24,815 units of the 99,259 restricted stock units granted prior to her resignation as Interim CEO in June 2022, and accordingly, 74,444 units of her restricted stock unit award were forfeited.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2022

The following table summarizes information regarding unexercised stock options and unvested RS and PRUs held by the NEOs as of December 31, 2022:

	Option Awards[1]					Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options[2] (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2](#)	Market Value of Shares or Units of Stock That Have Not Vested[8]($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested[2](#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested[8]($)
Carrie Eglinton Manner	—	—	—	—	—	814,830 3(a)	$3,927,481	—	—
President and Chief	—	—	—	—	—	325,932 3(b)	$1,570,992	—	—
Executive Officer	—	—	—	—	—	—	—	—	—
Nancy Gagliano	—	—	—	—	—	10,563 4(a)	50,914	—	—
Interim Chief Executive Officer	—	—	—	—	—	—	—	—	—
Scott Gleaon	—	—	—	—	—	13,626 5(a)	$ 65,677	—	—
Former Interim CFO,	—	—	—	—	—	48,721 5(b)	$ 234,835	—	—
Senior Vice President Corporate	—	—	—	—	—	29,345 5(c)	$ 141,443	—	—
Communications & Investor Relations	—	—	—	—	—	—	—	24,936 5(d)	$120,189
Agnieszka Gallagher	—	56,724	—	$9.52	11/29/2031	—	—	—	—
Former Executive Vice President, General Counsel and Chief Compliance Officer	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—

	Option Awards[1]					Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options[2] (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2](#)	Market Value of Shares or Units of Stock That Have Not Vested[8]($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested[2](#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested[8]($)
Kenneth McGrath	—	—	—	—	—	131,883 6(a)	$635,676	—	—
Chief Financial Officer	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Kathleen Weber	4,129	—	—	$5.71	2/3/2024	—	—	—	—
President, Molecular Solutions	10,404	—	—	$9.31	2/3/2025	—	—	—	—
	—	—	—	—	—	10,839 7(a)	$52,244	—	—
	—	—	—	—	—	12,145 7(b)	$58,539	—	—
	—	—	—	—	—	60,901 7(c)	$293,543	—	—
	—	—	—	—	—	34,061 7(d)	$164,174	—	—
	—	—	—	—	—	—	—	13,006 7(e)	$62,689
	—	—	—	—	—	—	—	39,016 7(f)	$188,057
	—	—	—	—	—	—	—	22,226 7(g)	$107,129

[1]	The table does not include RS and PRUs awarded to the NEOs in February 2023 pursuant to the LTIP in respect of performance during 2022.

[2]

Stock options vest over four years, with the first 25% vesting on the first anniversary of the grant date and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of RS vest over a three-year period, with one-third vesting on the first anniversary of the grant date, a second third vesting on the second anniversary and the final third vesting on the third anniversary. PRUs will not vest until three years from the grant date and only if certain performance measures are met during the three-year service period.

[3]	The indicated RSs vest as follows:

(a)	814,830 restricted shares cliff vest on June 4, 2024; and
(b)	108,644 restricted shares each on June 4, 2023, June 4, 2024, and June 4, 2025, respectively.

[4]	The indicated RSs vest as follows:

(a)	10,563 restricted shares cliff vest on November 8, 2023.

[5]	The indicated RS and PRUs vest as follows:

(a)	6,813 restricted shares each on May 21, 2023 and May 21, 2024;
(b)	16,240 restricted shares on January 5, 2023, 16,241 restricted shares on January 5, 2024, and 16,240 restricted shares on January 5, 2025;
(c)	9,782 restricted shares on February 1, 2023, 9,781 restricted shares on February 1, 2024, and 9,782 restricted shares on February 1, 2025;
(d)	24,936 PRUs cliff vesting on May 21, 2024, provided performance metrics have been achieved.

[6]	The indicated RSs vest as follows:

(a)	43,961 restricted shares each on August 8, 2023, August 8, 2024, and August 8, 2025.

[7]	The indicated RS and PRUs vest as follows:

(a)	10,839 restricted shares on February 1, 2023;
(b)	6,072 restricted shares on February 1, 2023, and 6,073 shares on February 1, 2024;
(c)	20,300 restricted shares on January 5, 2023, 20,301 restricted shares on January 5, 2024, and 20,300 restricted share on January 5, 2025;
(d)	11,354 restricted shares on February 1, 2023, 11,353 restricted shares on February 1, 2024, and 11,354 restricted share on February 1, 2025;
(d)

9,771 PRUs cliff vesting on February 1, 2022, provided performance metrics have been achieved. This grant also included 6,514 PRUs which have been forfeited because the related performance metric was not achieved;

(e)	13,006 PRUs cliff vesting on February 1, 2023, provided performance metrics have been achieved;
(f)	39,016 PRUs cliff vesting on February 1, 2023, provided performance metrics have been achieved; and
(g)	22,226 PRUs cliff vesting on February 1, 2024, provided performance metrics have been achieved.

[8]

The indicated values were determined by multiplying the number of unvested shares of RS and unvested PRUs shown in this table by $4.82 per share, the closing price of the Company’s Common Stock as reported by Nasdaq on December 31, 2022.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes information with respect to the exercise of stock options and vesting of RS for each of the NEOs during the fiscal year ended December 31, 2022:

	Option Awards		Stock Awards[1]
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[2] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[3] ($)
Carrie Eglinton Manner	—	—	—	—

President and Chief Executive Officer
Nancy Gagliano, M.D.	—	—	39,630	$216,529

Former Interim Chief Executive Officer
Stephen S. Tang, Ph.D.	—	—	335,216	$2,563,876	[4]

Former President and Chief Executive Officer
Ken McGrath	—	—	—	—

Chief Financial Officer
Scott Gleason	—	—	6,813	$37,676

Former Interim Chief Financial Officer,
Senior Vice President, Communications & Investor Relations
Agnieszka Gallagher	—	—	64,317	$178,319	[4]

Former Executive Vice President, General Counsel and Chief Compliance Officer

Kathleen G. Weber	—	—	31,025	$274,882

Chief Product Officer
Lisa Nibauer	—	—	102,143	$540,045	[4]

Former President, Diagnostics Business Unit

[1]	Includes the vesting of restricted stock awards and performance-vested restricted units.

[2]

The indicated amount represents the number of shares acquired upon the exercise of the options multiplied by the difference between the market value of the Company’s Common Stock on the applicable exercise date and the option exercise price.

[3]

The indicated amounts were calculated by multiplying the number of restricted shares and performance-vested restricted shares acquired upon vesting by the market value of the Company’s Common Stock on the applicable vesting date. The market value was determined by calculating the mean between the high and low sales prices of the Common Stock as reported by Nasdaq on the vesting date.

[4]

The unvested portions of all awards of time-vested RS and PRUs granted to Dr. Tang, Ms. Gallagher, and Ms. Nibauer that were outstanding and unvested as of their termination dates 50% vested pursuant to the individual Transition or Separation agreement. 50% of the unvested PRUs vested at Target regardless of expected performance outcome. The remining 50% of unvested RS and PRUs where forfeited.

RETIREMENT BENEFITS

The NEOs are eligible to participate in our 401(k) Plan on the same terms and conditions applicable to other employees. For a further description of the terms of the 401(k) Plan, see the Section entitled, “Retirement Programs,” in the CD&A.

NONQUALIFIED DEFERRED COMPENSATION

The OraSure Technologies, Inc. Deferred Compensation Plan (the “Plan”) is a non-qualified deferred compensation plan designed to provide deferred compensation benefits to a select group of the Company’s highly compensated employees, including all of the NEOs, and to non-employee members of the Board.

The Plan allows for deferrals by participants of up to 100% of their annual base salaries (or in the case of non-employee Directors, 100% of fees payable under the Company’s Non-Employee Director Compensation Policy), up to 100% of annual incentive cash bonuses and, upon vesting, restricted shares of the Company’s Common Stock and shares received in respect of PRUs awarded under the LTIP. The Company may also make discretionary contributions to the accounts of employees participating in the Plan. Cash balances in participants’ accounts may be invested in a list of investment options that are similar to the fund choices offered in the Company’s 401(k) plan. Participants will be permitted to sell vested shares in their accounts, subject to compliance with the Company’s Insider Trading Policy and applicable securities laws, and invest the proceeds of any such sale in the investment options available under the Plan. Participants will be 100% vested in their accounts and the restricted shares they defer, except that Company contributions will vest over one or more years as determined by the Company. In the event of death, disability or change of control, a participant will become 100% vested in any then unvested Company contributions.

A Participant may elect to receive a distribution from his or her account upon a specified date, separation from service, change of control, disability and/or death. Distributions will be made in a lump sum or installments, as allowed under the Plan.

Amounts contributed to a participant’s account through elective deferrals or through the Company’s discretionary contributions are generally not subject to income tax, and the Company does not receive a deduction until they are distributed pursuant to the Plan.

However, cash deferrals are subject to the Federal Insurance Contributions Act Tax imposed at the time of deferral (the “FICA tax”). Deferrals of restricted shares and shares received in respect of PRUs are subject to the FICA tax at the time the shares vest, but are not subject to income tax, and the Company does not receive the deduction until the shares are distributed pursuant to the Plan. The Company may amend or terminate the Plan at any time in accordance with applicable law.

None of the Company’s NEO’s participated in the Plan during 2022.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Employment Agreements

We have entered into employment agreements with all of our NEOs. We believe such agreements are necessary to attract and retain critical talent, and are in-line with market practices. The following summary describes certain of the material terms of the employment arrangements with Ms. Eglinton Manner, and the other NEOs.

Ms. Eglinton Manner

In May 2022, we entered into an employment agreement with Ms. Eglinton Manner in connection with her appointment as the Company’s President and CEO, effective June 4, 2022. Under the agreement, Ms. Eglinton Manner would receive (i) an annual base salary of at least $700,000, (ii) an annual cash bonus opportunity under the Company’s annual Incentive Plan with a bonus target of at least 100% of her base salary, (iii) a restricted stock (or restricted stock unit) award for a number of shares of the Company’s common stock determined by dividing $4,000,000 by the average closing price of the Company’s common stock for the 20 trading days immediately preceding the grant date (the “Trailing Average Price”), which award will vest on the second anniversary of the effective date and is intended to replace compensation from her prior employer that Ms. Eglinton Manner will forfeit to accept employment with the Company, (iv) a restricted stock (or restricted stock unit) award for a number of shares of the Company’s common stock determined by dividing $1,600,000 by the Trailing Average Price, which award will vest in three equal annual installments, on the first three anniversaries of the effective Date, and (v) a performance-based restricted stock unit award for a target number of shares of the Company’s common stock determined by dividing $1,600,000 by the Trailing Average Price, which award will be subject to the same vesting and performance conditions as are applicable to the 2022 performance-based restricted stock unit awards granted to the Company’s other executive officers. The agreement also provides that the Company will reimburse Ms. Eglinton Manner for reasonable car service fees incurred to commute between her home and the Company’s offices and, subject to the Company’s policies, other reasonable and necessary expenses incurred in the course of her employment.

Under the terms of Ms. Eglinton Manner’s employment agreement, upon the termination of Ms. Eglinton Manner’s employment due to death, disability, her unilateral termination without good reason (as such term is defined in her employment agreement), or the Company’s termination for cause (as such term is defined in her employment agreement), Ms. Eglinton Manner will be entitled to receive her salary through the date of termination. In the case of a termination upon her death, disability, or her unilateral termination without good reason, Ms. Eglinton Manner will be entitled to receive any annual bonus that has been earned, but not yet paid with respect to a year ending prior to the date of termination. In the case of a termination upon her death or disability or a unilateral termination by Ms. Eglinton Manner without good reason where in either case the termination were to occur after June 30 of any year, Ms. Eglinton Manner will also be entitled to receive a cash bonus for the year of termination prorated through the date of termination.

In addition, in the event of termination for good reason or without cause and not during a change of control period (as defined in her employment agreement), Ms. Eglinton Manner will be entitled to receive additional severance in the form of (i) a lump sum amount equivalent to 18 months of her annual salary (or 24 months if such termination occurs during a change of control period) period plus reimbursement of the costs of continuation coverage under the Company’s health plans (if Ms. Eglinton Manner elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985) for a period of 18 months after the date of termination and (ii) a lump sum cash payment equal to 150% (or 200% if such termination occurs during a change of control period) of her target bonus amount for the applicable calendar year in which such termination occurs. If Ms. Eglinton Manner is a “specified employee” within the meaning of Code Section 409A at the time of the termination of his employment and any of the foregoing payments would subject him to any tax, interest or penalty under Code Section 409A or regulation thereunder, then the payment shall not be made until the first day which is at least six months after the date of termination of his employment.

Under the terms of her agreement, all equity awards subject to time-based vesting conditions granted to Ms. Eglinton Manner were required to immediately vest if Ms. Eglinton Manner’s employment was terminated for good reason by Ms. Eglinton Manner or by the Company without cause during a change of control period, and 50% of such equity awards would vest in the event Ms. Eglinton Manner’s employment was terminated for good reason by Ms. Eglinton Manner or by the Company without cause during any period other than a change of control period, provided that 50% of any equity awards subject to performance-based vesting conditions would remain eligible to vest if such termination occurs not in connection with a change of control (or 100%, in the case of a termination during a change of control period).

Dr. Tang

In January 2018, we entered into an employment agreement with Dr. Tang in connection with his appointment as the Company’s President and CEO, effective April 1, 2018. Under the agreement, Dr. Tang would receive (i) an annual base salary of at least $565,000, (ii) an annual cash bonus opportunity under the Company’s annual Incentive Plan with a bonus target of at least 85% of his base salary and (iii) annual equity awards under the Company’s LTIP ranging from at least 150%-250% of his base salary, with a target of 200%. Dr. Tang received a sign-on cash bonus of $230,000 and an award of 37,116 shares of time-vested RS subject to vesting on the fifth anniversary of Dr. Tang’s date of employment.

Under the terms of Dr. Tang’s employment agreement, upon the termination of Dr. Tang’s employment for any reason, Dr. Tang would have been entitled to receive his salary through the date of termination and any bonus approved by the Board or the Compensation Committee prior to the date of termination but not yet paid. In the case of a termination upon his death or disability or by the Company without cause, or in the case of a unilateral termination by Dr. Tang or a termination by Dr. Tang for good reason where in either case the termination were to occur after June 30 of any year, Dr. Tang would have also received a cash bonus for the year of termination prorated through the date of termination. In addition, in the event of termination for good reason or without cause (which would have included the Company’s failure to renew the agreement) and not during a change of control period, Dr. Tang would have received additional severance in the form of a lump sum amount equivalent to 18 months of his annual salary plus reimbursement of the costs of continuation coverage under the Company’s health plans (if Dr. Tang elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985) for a period of 18 months after the date of termination. In the event of termination for good reason or without cause (which would have included the Company’s failure to renew the agreement) and during a change of control period, Dr. Tang would have received a lump sum amount equivalent to 36 months of his annual salary and reimbursement of continuation coverage under the Company’s health plan for 36 months. If Dr. Tang was a “specified employee” within the meaning of Code Section 409A at the time of the termination of his employment and any of the foregoing payments would subject him to any tax, interest or penalty under Code Section 409A or regulation thereunder, then the payment shall not be made until the first day which is at least six months after the date of termination of his employment.

Under the terms of his agreement, all stock awards granted to Dr. Tang were required to immediately vest (i) in the event of a change of control or (ii) if Dr. Tang’s employment was terminated for good reason by Dr. Tang or by the Company without cause during a change of control period, and 50% of such stock awards would vest in the event Dr. Tang’s employment was terminated for good reason by Dr. Tang or by the Company without cause during any period other than a change of control period.

On December 31, 2021, the Board of Directors approved the termination of Dr. Tang’s employment agreement without cause, effective as of March 31, 2022. On January 2, 2022, the Company and Dr. Tang entered into a Transition Agreement (the “Transition Agreement”) providing the terms of the cessation of Dr. Tang’s employment with the Company, which superseded much of Dr. Tang’s employment agreement. During the remaining period of his service (the “Transition Period”), Dr. Tang continued to serve as the Company’s President and CEO and assisted in the orderly transition of his duties to other Company personnel.

In connection with the cessation of his service and subject to Dr. Tang’s compliance with the terms of the Transition Agreement and his execution of a general release, the Transition Agreement provides that Dr. Tang will receive the following payments, right and benefits:

•	Dr. Tang will be paid a lump sum severance payment equal to 18 months’ of base salary, plus an amount equal to his target annual bonus;

•	50% of Dr. Tang’s outstanding time-based restricted stock awards will vest at the end of the Transition Period;

•	50% of Dr. Tang’s unvested PRUs for performance periods that ended on or prior to December 31, 2021 will vest based on actual performance at the end of the Transition Period;

•	50% of Dr. Tang’s unvested PRUs for performance periods scheduled to end after December 31, 2021 will vest based on target performance at the end of the Transition Period;

•

Dr. Tang will be granted an award of restricted stock with a grant date fair value of $834,909. This award represents 50% of the 2022 annual equity award otherwise issuable to Dr. Tang under the Company’s long-term incentive program and will vest at the end of the Transition Period;

•	Dr. Tang will receive a pro-rata 2022 annual bonus of $141,933 paid at the end of the Transition Period; and

•

Dr. Tang will have the opportunity to purchase continued coverage under the Company’s group health plan until he becomes eligible for Medicare, with the first 18 months of such coverage subsidized by the Company to the same extent as the Company subsidizes the cost of active employee coverage.

In addition, the Transition Agreement confirms that Dr. Tang’s 2021 annual bonus will be $341,000. While the Transition Agreement supersedes most of Dr. Tang’s employment agreement with the Company, the above-described payments, rights and benefits are substantially similar to the severance benefits contemplated by that employment agreement in respect of a termination without cause thereunder.

The Transition Agreement also includes customary cooperation and non-disparagement provisions and an affirmation by Dr. Tang of his confidentiality, non-solicitation and non-competition obligations to the Company.

Dr. Gagliano

In March 2022, we entered into an employment agreement with Dr. Gagliano in connection with her appointment as the Company’s Interim CEO, effective April 1, 2022. Under the agreement, Dr. Gagliano will receive (i) a monthly base salary of $55,833.33 per month, (ii) a one-time award of fully vested shares of the Company’s common stock equal to $100,000 divided by the average of the high and low trading prices of the Company’s common stock on the Nasdaq Stock Market on the grant date, and (iii) a one-time restricted stock unit award with a grant date fair value of $670,000 (the “RSUs”). The RSUs will vest in twelve equal monthly installments (with the first installment vesting on April 30, 2022 and subsequent installments vesting on the last day of the following eleven calendar months), subject to Dr. Gagliano’s continued employment as Interim CEO through the applicable vesting dates. Upon termination of Dr. Gagliano’s employment, the Company’s only obligations to her in respect of her employment as Interim CEO will then be (a) payment of any base salary earned, but not yet paid, as of the date of such termination, (b) issuance of shares in respect of any RSUs vested, but not yet settled, as of the date of such termination, (c) payment for any reimbursable expenses incurred, but not yet reimbursed, through the date of such termination, and (d) indemnification for her acts and omissions as an officer of the Company. Dr. Gagliano’s employment agreement was terminated on June 4, 2022 upon the appointment of our CEO, Ms. Eglinton Manner.

Mr. McGrath

In August 2022, we entered into an employment agreement with Mr. McGrath, pursuant to which Mr. McGrath would receive (i) an annual base salary of at least $475,000, (ii) a target bonus opportunity under the Company’s annual Incentive Plan of 50% of his base salary, and (iii) 131,883 shares of restricted common stock of the Company, which amount was determined by dividing $400,000 by the average closing price of the Company’s common stock for the twenty (20) trading days immediately preceding Mr. McGrath’s commencement of employment. Such award will vest in three equal annual installments, on the first three anniversaries of Mr. McGrath’s commencement of employment, subject in each case to his continued service through the applicable vesting date.

If Mr. McGrath’s employment ceases due to a termination by the Company without cause or his resignation with good reason (as such terms are defined in his agreement), then, subject to his timely execution and non-revocation of a release of claims, he will receive: (i) payment of any otherwise earned but unpaid annual bonus for the preceding year, (ii) a lump sum cash payment equal to (x) 12 months of his annual base salary, plus (y) his target annual bonus amount, (iii) subsidized COBRA premiums for 12 months, (iv) accelerated vesting of 50% of outstanding and otherwise unvested time-based equity awards and (v) an opportunity to earn 50% of outstanding performance-based equity awards, based on actual performance through the end of the applicable performance period.

The severance payments and benefits described above will be provided if the applicable termination of Mr. McGrath’s employment does not occur within a change of control period (as defined in Mr. McGrath’s employment agreement). If Mr. McGrath’s employment ceases due to a termination by the Company without cause or his resignation with good reason, in either case during a change of control period, then in lieu of the above described severance payments and benefits and subject to his timely execution and non-revocation of a release of claims, Mr. McGrath will instead receive: (i) payment of any otherwise earned but unpaid annual bonus for the preceding year, (ii) a lump sum cash payment equal to (x) 24 months of his annual base salary, plus (y) his target annual bonus amount, (iii) subsidized COBRA premiums for 18 months, (iv) accelerated vesting of all outstanding and otherwise unvested time-based equity awards and (v) an opportunity to earn all outstanding performance-based equity awards, based on actual performance through the end of the applicable performance period (but at not less than the target level of performance, if such severance event occurs after the change of control).

Pursuant to the agreement, Mr. McGrath agreed to be restricted from (i) competing with the Company or its affiliates and (ii) soliciting their employees and customers, in each case during his employment and for 18 months thereafter.

Ms. Weber

In January 2019, we entered into an employment agreement with Ms. Weber, in connection with her move to Canada to head our Molecular Solutions business unit. Effective as of December 31, 2021, Ms. Weber’s employment agreement with the Company was amended and she was named President of Molecular Solutions. We promoted Ms. Weber again as our Chief Product Officer, effective November 14, 2022. Pursuant to the amended employment agreement, Ms. Weber will receive (i) an annual base salary of at least $471,000, (ii) a target bonus opportunity under the Company’s annual Incentive Plan of at least 50% of her base salary, and (iii) annual equity awards under the Company’s long-term incentive policy ranging from 125% to 150% of her base salary (with a target of 125%). In addition, Ms. Weber is entitled to receive benefits typical of international assignments, including:

•	Legal services paid by the Company for visas and work permits for Ms. Weber and her husband;

•	Relocation expenses reimbursed up to $10,000;

•	A housing allowance of up to $3,438 per month;

•	Tax equalization payments to the extent Ms. Weber’s Canadian income tax liability exceeds the income tax she would have paid in the United States;

•	Reimbursement for tax preparation services;

•	An annual expense allowance of $3,544;

•	Home leave reimbursement for Ms. Weber and her husband to travel to the United States twice during each 12-month period; and

•	Reimbursement for repatriation expenses for Ms. Weber and her husband to relocate back to the United States at the end of her assignment.

If Ms. Weber’s employment ceases due to a termination by the Company without cause or her resignation with good reason (as such terms are defined in her agreement), then, subject to her timely execution and non-revocation of a release of claims, she will receive: (i) any bonus that has been approved by the Board or Compensation Committee prior to the date of termination but not yet paid, (ii) a lump sum cash payment equal to (x) 12 months of her annual base salary, plus (y) her target annual bonus amount, (iii) subsidized COBRA premiums for 12 months, and (iv) accelerated vesting of 50% of outstanding and otherwise unvested equity awards.

The severance payments and benefits described above will be provided if the applicable termination of Ms. Weber’s employment does not occur within the change of control period (as defined in her employment agreement0. If Ms. Weber’s employment ceases due to a termination by the Company without cause or her resignation with good reason, in either case during a change of control period, then in lieu of the above described severance payments and benefits and subject to her timely execution and non-revocation of a release of claims, Ms. Weber will instead receive: (i) any bonus that has been approved by the Board or Compensation Committee prior to the date of termination but not yet paid, (ii) a lump sum cash payment equal to (x) 24 months of her annual base salary, plus (y) her target annual bonus amount, (iii) subsidized COBRA premiums for 24 months, and (iv) accelerated vesting of all outstanding and otherwise unvested equity awards.

Such benefits ceased upon Ms. Weber’s relocation to the United States in 2022, except for the tax equalization payments and reimbursement for tax preparation services, which she is entitled to receive until she files her tax return for 2022 (as such benefits relate to the period on or prior to Ms. Weber’s relocation).

Mr. Gleason

On July 8, 2021, we entered in a Severance Benefit agreement with Mr. Gleason to provide Mr. Gleason with certain compensation in the event that his employment is terminated by us without cause or by him for good reason during a one-year period following the date of a change of control. In the event of a termination by us without cause, or by him with good reason following the one-year period after a change of control, in exchange for Mr. Gleason’s release of claims against the Company and a covenant not to sue, we will provide him with an amount equal to one year of his base salary as in effect immediately prior to his termination. Such severance payment is to be paid out to Mr. Gleason in substantially equal installments during the one-year period commencing upon his termination date in accordance with our normal payroll practices. On March 15, 2023, Mr. Gleason notified the Company of his resignation from the Company, effective May 26, 2023.

Ms. Gallagher

On November 29, 2021, we entered into an employment agreement with Ms. Gallagher to serve as our Executive Vice President, General Counsel, Chief Compliance Officer and Secretary. Pursuant to the terms of her agreement, Ms. Gallagher was entitled to receive (i) an annual base salary of $465,000, (ii) a target bonus opportunity under the Company’s annual Incentive Plan of at least 45% of her base salary, and (iii) annual equity awards under the Company’s long-term incentive policy ranging from 95% to 155% of her base salary (with a target of 125%). Ms. Gallagher also received an onboarding equity award having an aggregate value of $1,000,000, consisting of (i) 25% time vested restricted stock, vesting five years after the grant date (ii) 25% time vested restricted stock, vesting in equal amounts over the three years following the grant date, and (iii) 50% options to purchase the Company’s common stock with 25% of those options vesting one year after the first grant of such award and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date.

If Ms. Gallagher’s employment ceases due to a termination by the Company without cause or her resignation with good reason (as such terms are defined in her agreement), then, subject to her timely execution and non-revocation of a release of claims, she will receive: (i) payment of any otherwise earned but unpaid annual bonus for the preceding year, (ii) a lump sum cash payment equal to (x) 12 months of her annual base salary, plus (y) her target annual bonus amount, (iii) subsidized COBRA premiums for 12 months, and (iv) accelerated vesting of 50% of outstanding and otherwise unvested equity awards.

On June 3, 2022, Ms. Gallagher notified the Company of her termination of her employment with the Company with Good Reason (as defined in her employment agreement) related to Company organizational changes. Ms. Gallagher departed the Company on June 25, 2022. In connection with such departure, we entered into a release agreement with Ms. Gallagher on June 28, 2022, which entitled her to the payment of the severance and benefits described above.

Ms. Nibauer

On May 11, 2020, we entered into an employment agreement with Ms. Nibauer to serve as our Executive Vice President, Executive Vice President, Business Unit Leader, Infectious Disease. Pursuant to the terms of her agreement, Ms. Nibauer was entitled to receive (i) an annual base salary of $410,000, (ii) a target bonus opportunity under the Company’s annual Incentive Plan of at least 45% of her base salary, and (iii) annual equity awards under the Company’s long-term incentive policy ranging from 95% to 155% of her base salary (with a target of 125%). Ms. Nibauer also received an onboarding equity award having an aggregate value of $500,000, consisting of (i) 50% time vested restricted stock, vesting five years after the grant date and (ii) 50% performance vested restricted units.

In addition, effective December 31, 2021, we promoted Ms. Nibauer to the role of President of Diagnostics. In connection with the changes in her duties, the Board on December 31, 2021 approved the following modifications of Ms. Nibauer’s compensation, effective as of January 1, 2022: (i) annual base salary was increased from $422,000 to $460,000, (ii) annual bonus target was increased from 40% to 50% of base salary and (iii) long-term incentive award target was increased from 125% to 150% of base salary.

If Ms. Nibauer’s employment ceases due to a termination by the Company without cause or her resignation with good reason (as such terms are defined in her agreement), then, subject to her timely execution and non-revocation of a release of claims, she will receive: (i)a lump sum cash payment equal to (x) 12 months of her annual base salary, plus (y) her target annual bonus amount, (ii) subsidized COBRA premiums for 12 months, and (iii) accelerated vesting of 50% of outstanding and otherwise unvested equity awards.

The severance payments and benefits described above will be provided if the applicable termination of Ms. Nibauer’s employment does not occur within the change of control period (as defined in her employment agreement). If Ms. Nibauer’s employment ceases due to a termination by the Company without cause or her resignation with good reason, in either case during a change of control period, then in lieu of the above described severance payments and benefits and subject to her timely execution and non-revocation of a release of claims, Ms. Nibauer will instead receive: (i) a lump sum cash payment equal to (x) 24 months of her annual base salary, plus (y) her target annual bonus amount, (ii) subsidized COBRA premiums for 24 months, and (iii) accelerated vesting of all outstanding and otherwise unvested equity awards.

On November 4, 2022, we entered into a separation agreement with Ms. Nibauer pursuant to which she was entitled to receive the following severance benefits: (i) a lump sum payment of $690,000, (ii) pro-rated 2022 annual bonus equal to the product of (a) $198,493 and (b) incentive pool funding percentage established by the Compensation Committee, (iii) subsidized COBRA premiums for 12 months, and (iv) accelerated vesting of 56,663 shares of unvested restricted stock on the date the release agreement becomes irrevocable and the issuance of 34,197 shares of Company’s Common Stock in respect of otherwise unvested performance-based restricted stock units within 30 days after the date the release agreement becomes irrevocable.

Termination and Severance Benefits

The following table provides estimates of the potential severance and other post-termination benefits the NEOs would receive assuming their employment was terminated as of December 31, 2022 (or, in the case of our NEOs terminated employment prior to December 31, 2022, amounts they actually received in connection with such termination):

Name	Benefit	Voluntary Termination or Termination for Cause[1]	Termination for Death or Disability[2]	Termination for Good Reason or Without Cause Not Within Change of Control Period[2]	Voluntary Termination after Change of Control, or Termination for Good Reason or Without Cause Within Change of Control Period[2]
Carrie Eglinton Manner President and Chief Executive Officer	Salary Continuation Bonus Accelerated Option Vesting Accelerated Restricted Stock/Unit Vesting Health Care Benefits Total	—	—	$1,050,000	$1,400,000
		700,000	$770,000	$1,050,000	$1,400,000
		—	—	—	—
		—	$7,069,465	$7,069,465	$7,069,465
		—	—	$25,086	$25,086
		700,000	$7,839,465	$9,194,551	$9,894,551
Scott Gleason Former Interim CFO, Senior Vice President, Corporate Communications & Investor Relations	Salary Continuation Bonus Accelerated Option Vesting Accelerated Restricted Stock/Unit Vesting Health Care Benefits Total	—	—	—	$335,000
		—	—	—	—
		—	—	—	—
		—	$681,914	—	$681,914
		—	—	—	—
		—	$681,914	—	$1,016,914
Kenneth McGrath Chief Financial Officer	Salary Continuation Bonus Accelerated Option Vesting Accelerated Restricted Stock/Unit Vesting Health Care Benefits Total	—	—	$475,000	$950,000
		237,500	$261,250	$237,500	$237,500
		—	—	—	—
		—	$635,676	$317,838	$635,676
		—	—	$25,810	$25,810
		237,500	$896,926	$1,056,148	$1,848,986
Kathleen G. Weber Chief Product Officer	Salary Continuation Bonus Accelerated Option Vesting Accelerated Restricted Stock/Unit Vesting Health Care Benefits Total	—	—	460,000	$920,000
		230,000	241,500	230,000	230,000
		—	—	—	—
		—	$977,202	488,601	$977,202
		—	—	36,180	36,180
		$230,000	$1,218,702	$1,214,781	$2,163,382

[1]	In the event of a unilateral termination by Ms. Weber after June 30, she would receive a prorated bonus for the year in which termination occurs.

[2]

The indicated values for the accelerated vesting of stock options reflect (i) the number of option shares which would vest on an accelerated basis, multiplied by (ii) the excess, if any, of the $4.82 per share closing price for the Company’s Common Stock, as reported by Nasdaq on December 31, 2022, over the applicable exercise price for each option. The indicated values for the accelerated vesting of RS and PRUs reflect the $4.82 per share closing price on December 31, 2022 multiplied by the number of shares which would vest on an accelerated basis (assuming, in the case of PRUs, that the applicable performance measures for the PRUs are met at 100% of target).

CEO PAY RATIO

As required by applicable law and SEC regulations, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Carrie Eglinton Manner, our President and CEO, which has been annualized for 2022.

For the 2022 fiscal year, (i) the median of the annual total compensation of all employees of the Company (other than Ms. Eglinton Manner) and its subsidiaries was $61,098; and (ii) the annual total compensation of Ms. Eglinton Manner, as reported in the SCT included immediately after this CD&A (and annualized to reflect the partial year of employment), was $7,070,001. Based on this information, for 2022 the ratio of the annual total compensation of Ms. Eglinton Manner, our President and CEO, to the median of the annual total compensation for employees was 116 to 1.

We understand that the CEO pay ratio is intended to provide greater transparency to annual CEO pay and how it compares to the pay of the median employee. As such, we are providing a supplemental ratio that compares the CEO’s regular annual pay, excluding the special one-time “Make Whole Award”, to the pay of the median-paid employee as we believe that this supplemental ratio reflects a more representative comparison. The resulting supplemental CEO pay ratio is 48 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, we took the following steps:

•	We determined that, as of December 31, 2022, our world-wide employee population consisted of 812 people.

•

To identify the “median employee” from our employee population, we compared the amount of salary, wages, overtime, commissions and bonuses of our employees as reflected in our payroll records. In making this determination, we did not annualize the compensation of employees who were hired in 2022 but did not work for us for the entire fiscal year. Since we do not widely distribute annual equity awards to our employees, such awards were excluded from our compensation measure.

•

Once we identified our median employee, we combined all of the elements of this employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation as described above.

PAY VERSUS PERFORMANCE

The information below presents the relationship between the compensation of the Company’s named executive officer and certain performance measures in accordance with Item 402(v) of Regulation
S-K.
For a discussion of the Company’s compensation programs and pay for performance philosophy, please refer to the section captioned “Compensation Discussion and Analysis,” above.
Fiscal Year 2022 Pay versus Performance Table

	Summary Compensation Table Total			Compensation Actually Paid					Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Carrie Eglinton Manner ($) 1	Nancy Gagliano, M.D. ($) 2	Stephen S. Tang, Ph.D. ($) 3	Carrie Eglinton Manner ($) 4	Nancy Gaglianio, M.D. ($) 4	Stephen S. Tang, Ph.D. ($) 4	Average Summary Compensation Table Total for Non-PEO NEOs ($) 5	Average Compensation Actually Paid to Non-PEO NEOs ($) 6	Total Stockholder Return ($) 7	Peer Group Total Stockholder Return ($) 8	Net Loss (in thousands) ($) 9	Total Revenue (millions) ($) 10
2022	6,746,923	940,292	2,769,508	6,645,396	347,561	714,651	1,457,621	751,486	60.02	99.31	(17,934)	387.5
2021	—	—	2,959,781	—	—	2,697,616	1,088,815	808,537	108.22	125.43	(22,998)	233.7
2020	—	—	3,085,421	—	—	3,888,690	1,601,825	1,595,129	131.82	130.04	(14,922)	171.7

1	During fiscal year 2022, Ms. Eglinton Manner was appointed as our President and CEO effective June 4, 2022. Dr. Gagliano resigned effective June 4, 2022 from her position as the Company’s interim CEO.

2	During fiscal year 2022, Dr. Gagliano was appointed as our Interim CEO effective April 1, 2022 following Dr. Tang’s termination on March 31, 2022.

3	During fiscal years 2022, 2021 and 2020, Dr. Tang served as our President and CEO for all or a portion of the year. Dr. Tang’s employment with the Company as CEO ended on March 31, 2022.

4
Represents amounts of “compensation actually paid” to each of our CEO’s in each of 2022, 2021, and 2020 as computed in accordance with Item 402(v) of Regulation
S-K,
not the actual amount of compensation earned by or paid to each of our CEO’s during fiscal year 2022. The table below reflects the adjustments made from the amounts reported in the “Total” column of the Summary Compensation Table for each year to calculate the amounts set forth in “Compensation Actually Paid to PEO” column in the table above.

	Carrie Eglinton Manner 2022 ($)	Nancy Gagliano, M.D. 2022 ($)		Stephen S. Tang, Ph.D.
				2022 ($)	2021($) (a)	2020 ($) (a)

Summary Compensation Table Total	6,746,923	940,292		2,769,508	2,959,781	3,085,421

Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(5,600,000)	(770,000	) b	(834,913)	(1,946,860)	(1,218,000)

Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	5,498,473	—		—	1,337,758	1,799,376

Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	—	(40,879)		—	132,795	237,531

Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	218,148		664,350	—	—

Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	—	—		(1,387,479)	214,142	(15,638)

Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—		(496,815)	—	—

Compensation Actually Paid to PEOs	6,645,396	347,561		714,651	2,697,616	3,888,690

(a)
The fair values of time-based equity awards and performance-based restricted share units granted in 2020 are based on the closing price of the Company’s common shares as reported on the NASDAQ on the relevant valuation date. Performance-based restricted share units granted in 2021 were valued on the relevant valuation date using a Monte Carlo simulation model in accordance with the provisions of ASC Topic 718 using the following assumptions: (A) for valuations as of December 31, 2021, a risk free interest rate of 0.73% and share price volatility of 75.82%, for valuations on December 31, 2022, a risk free interest rate of 4.67% and share price volatility of 60.57%.” Note that the reference to valuations on December 31, 2022 is appropriate as this relates to the valuation of the 2021 PRUs as of December 31, 2022.

(b)
Dr. Gagliano received, as part of her Interim CEO agreement, a sign-on equity grant consisting of $100,000 of fully vested shares (14,815 shares) and $670,000 of restricted stock units (99,259 restricted stock units) which vest in equal monthly installments beginning on April 30, 2022, subject to continued employment as Interim CEO. Dr. Gagliano vested in 24,815 units of the 99,259 restricted stock units granted prior to her resignation as Interim CEO in June 2022, and accordingly, 74,444 units of her restricted stock unit award were forfeited.

5	Our Non-PEO NEOs includes the individuals indicated in the table below for each fiscal year:

Year	Non-PEO NEOs
2022	Kathleen Weber, Lisa Nibauer, Agnieszka Gallagher, Scott Gleason
2021	Kathleen Weber, Jack Jerrett, Roberto Cuca, Agnieszka Gallagher, Scott Gleason
2020	Kathleen Weber, Jack Jerrett, Roberto Cuca, Anthony Zezzo, Lisa Nibauer

6
Represents amounts of average “compensation actually paid” as computed in accordance with Item 402(v) of Regulation
S-K,
not the actual average amount of compensation earned by or paid to the Company’s named executive officers, except for Dr. Tang with respect to fiscal years 2022, 2021, and 2020 and Mses. Gagliano and Eglinton Manner with respect to fiscal year 2022. The table below reflects the adjustments made from the amounts reported in the “Total” column of the Summary Compensation Table for the named executive officers as a group (excluding Dr. Tang and Mses. Gagliano and Eglinton Manner, as applicable) each year to calculate the amounts set forth in “Compensation Actually Paid to non-PEO
NEOs” column in the table above, using the same methodology as set forth in footnote 4, above.

	NEO Averages

	2022($)	2021 ($) (a)	2020 ($) (a)

Summary Compensation Table Total	1,457,621	1,088,815	1,601,825

Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(729,670)	(552,646)	(766,909)

Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	293,934	353,108	625,180

Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(102,310)	43,223	59,438

Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	85,437	29,005	80,708

Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(103,440)	59,492	(5,113)

Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(150,086)	(212,460)	—

Compensation Actually Paid to NEOs	751,486	808,537	1,595,129

(a)
The fair values of time-based equity awards and performance-based restricted share units granted in 2020 are based on the closing price of the Company’s common shares as reported on the NASDAQ on the relevant valuation date. Performance-based restricted share units granted in 2021 were valued on the relevant valuation date using a Monte Carlo simulation model in accordance with the provisions of ASC Topic 718 using the following assumptions: (A) for valuations on December 31, 2021, a risk free interest rate of 0.73% and share price volatility of 75.82%. The fair value of non-qualified
stock options granted to Ms. Gallagher as of December 31, 2021 were valued using a Black Scholes model in accordance with the provision of ASC Topic 718 using the following assumptions: an expected term of 2 years, a risk-free interest rate of 0.73%, a dividend yield of 0% and share price volatility of 75.82%.

7
For the relevant fiscal year, represents the cumulative total shareholder return (TSR) of OraSure Technologies, Inc. for the measurement periods ending on December 31 of each of 2022, 2021, and 2020, respectively.

8
For the relevant fiscal year, represents the cumulative total shareholder return (TSR) of NASDAQ Health Care Index for the measurement periods ending on December 31 of each of 2022, 2021, and 2020, respectively.

9
Reflects GAAP “Net Income (Loss)” in the Company’s Consolidated Statement of Operations included in the Company’s Annual Report on Form
10-K
for each of the years ended December 31, 2022, 2021, and 2020.

10	Represents “Net Revenues” in the Company’s Consolidated Statement of Operations included in the Company’s Annual Report on Form 10-K for each of the years ended December 31, 2022, 2021, and 2020.
Relationship Between Compensation Actually Paid and Financial Performance
As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” while the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table above. Moreover, the Company’s executive compensation program includes components designed to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular year. In accordance with Item 402(v) of Regulation
S-K,
the following graphs illustrate the relationship across the Company’s last three completed fiscal years between the amounts disclosed in the Pay Versus Performance Table, above, as “Compensation Actually Paid” to the Company’s First PEO, Second PEO, and Third PEO respectively, and the “Average Compensation Actually Paid” to the Company’s
non-PEO
named executive officers and Total Stockholder Return, Peer Group Total Stockholder Return, Net Income (Loss) and Total Revenue.

Tabular List of Performance Measures
The following table lists the financial performance measures that the Company considers to be the most important financial performance measures used by the Company to link compensation actually paid to its named executive officers for the most recently completed fiscal year to performance of the Company.

Important Financial Performance Measures
Net Revenues
Adjusted Operating Income
Income Before Interest and Taxes
Stock Price

STOCK AWARD PLAN INFORMATION

The following table provides information as of December 31, 2022 about the shares of Common Stock that may be issued upon the exercise of options under the OraSure Technologies, Inc. Stock Award Plan (the “Stock Award Plan” or the “Plan”). Additional grants of equity compensation may only be made under the Stock Award Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted- Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,757,810	$10.25	3,920,836[1]
Equity compensation plans not approved by security holders	—	—	—
Total	1,757,810		3,920,836

[1]	Represents shares remaining available for future issuance as of December 31, 2022 under the Stock Award Plan.

DIRECTOR COMPENSATION

ANNUAL FEES

Under our Non-Employee Director Compensation Policy (“Director Policy”), non-employee members of the Board receive fixed annual fees for service on the Board and Committees of the Board during 2022, as set forth below. The fees were paid quarterly in arrears.

Position	Annual Fee
Board Member (Base Fee)	$55,000
Board Chairperson (Additional Fee)	$25,000
Audit Chairperson	$20,000
Compensation Chairperson	$20,000
Nominating & Corporate Governance Chairperson	$20,000
Non-Chairperson Committee member	$5,000

Each non-employee Director has the option to receive shares of the Company’s Common Stock in lieu of cash fees, as described above. Prior to the end of each calendar year, each non-employee Director shall make an annual election with respect to cash fees for the following calendar year, indicating whether he or she elects to receive the fees in cash, or in Company Common Stock in lieu of the cash fees. If no election has been made as of the first day of the year, the non-employee Director shall receive all fees in cash, as set forth above, or, if a previous election has been made to receive Common Stock in lieu of the cash fees, such election shall remain in effect for subsequent calendar years until such election is changed by the completion, signature and delivery to the Company of a new election form. Each newly elected or appointed non-employee Director shall make an election prior to, or within 30 days of, his or her initial appointment or election to the Board, for the remainder of the year of such appointment or election, whether to receive the fees in cash or in Common Stock.

In the event an election is made by a non-employee Director to receive Common Stock in lieu of cash fees, such Director shall automatically be granted on the applicable fee payment date a number of shares of Common Stock having an aggregate fair market value equal to the aggregate amount of such non-employee Director’s cash fee for such fiscal quarter, determined by dividing (A) the aggregate amount of the fee by (B) the average of the high and low sales price of the Company’s Common Stock as reported on Nasdaq on the applicable fee payment date (rounded down to the nearest whole share) (the “Quarterly Grant”). Non-employee Directors are permitted to direct the Company to withhold shares of stock in order to pay tax withholding obligations arising upon the receipt of a Quarterly Grant.

INITIAL AND ANNUAL EQUITY AWARDS

Upon joining the Board, non-employee Directors receive an initial grant of restricted shares of the Company’s Common Stock having an aggregate value of $100,000 (the “Initial Grant”). The Initial Grant will cliff vest two (2) years after the Director joins the Board. In addition, non-employee Directors will receive an annual grant of restricted shares (the “Annual Grant”) on the date of the Company’s Annual Meeting of Stockholders, which will vest on or prior to the Company’s next Annual Meeting of Stockholders. The value of Annual Grants for Board members are as follows:

Board Position	Award Grant Value
Board Member (Base)	$105,000
Board Chairperson (Additional Value)	$ 25,000

The dollar value of each Initial Grant and Annual Grant is converted into restricted stock by dividing the above values by the average of the high and low sales prices of the Company’s Common Stock, as reported on the Nasdaq Stock Market, on the grant date. Non-employee Directors are permitted to direct the Company to withhold restricted stock in order to pay tax withholding obligations arising upon the vesting of such shares.

EQUITY AWARD TERMS

Each Initial Grant, Annual Grant and Quarterly Grant shall be made under the terms of the Company’s Stock Award Plan or a successor plan and will be subject to the terms and conditions of such plan and the applicable award agreement.

Any unvested restricted stock granted to non-employee Directors will vest in their entirety immediately upon the occurrence of a “change of control” of the Company. A “change of control” means a change of control that would be required to be reported under the Exchange Act, as amended, and would be deemed to have occurred at such time as (i) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; (ii) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock; (iii) a majority of the members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) a person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions. In addition, if a non-employee Director leaves the Board for any reason other than a change of control, prior to the end of the vesting period for the Annual Grant of restricted stock, such award shall immediately vest on a pro-rata basis based on the actual duration of such Director’s service to the Board during such vesting period.

DEFERRED COMPENSATION

Non-employee Directors are permitted to defer all or a portion of the fees and grants of restricted stock under the Company’s Non-Qualified Deferred Compensation Plan, on terms similar to those applicable to our officers.

DIRECTOR COMPENSATION DURING 2022

The following table summarizes information related to compensation of non-employee Directors during the fiscal year ended December 31, 2022:

Name[1,2]	Fees Earned or Paid in Cash[3] ($)	Stock Awards[4] ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Mara G. Aspinall	$86,494	$204,998		—	—	—	—	$291,492
Michael Celano	$76,694	$130,000		—	—	—	—	$206,693
James A. Datin	—	$172,190		—	—	—	—	$172,190
Eamonn P. Hobbs	$68,172	$105,000		—	—	—	—	$173,172
Ronny B. Lancaster	$68,172	$105,000		—	—	—	—	$173,172
David J. Shulkin, M.D.	$65,000	$105,000		—	—	—	—	$170,000
Lelio Marmora	$65,000	$105,000		—	—	—	—	$170,000
Nancy Gagliano, M.D.	$60,000	$770,000	[5]	—	—	—	—	$830,000
Anne Whitaker	$60,000	$105,000		—	—	—	—	$165,000

[1]

Because Ms. Eglinton Manner was an officer of the Company, she was not entitled to any separate compensation for service on the Board or any Committee thereof and has not been included in this table. On August 8, 2022, and in connection with the Company’s strategic transformation, each of Michael Celano, Ronny Lancaster, and Eamonn Hobbs, resigned from the Board, with such resignations to effective November 8, 2022.

[2]

Non-employee Directors held the following number of unvested shares of restricted stock (“RS”) at December 31, 2022: Ms. Aspinall: 20,000 RS; Mr. Datin: 20,000 RS; Dr. Shulkin: 20,000 RS; Mr. Marmora: 20,000 RS; Dr. Gagliano: 10,563 RS; and Ms. Whitaker: 30,563 RS . The aggregate number of stock options and restricted shares held by Ms. Eglinton Manner are set forth in the table in the Section entitled, “Outstanding Equity Awards,” in this Proxy Statement.

[3]

Mr. Datin elected to receive his board fees in shares of the Company’s Common Stock in lieu of cash fees in accordance with the Director compensation policy described above. The awards granted to Dr. Gagliano were made pursuant to her Interim CEO agreement.

[4]	The indicated amounts reflect the aggregate grant date fair value of restricted stock awards made to non-employee Directors during 2022, computed in accordance with FASB ASC Topic 718.

[5]

Dr. Gagliano received, as part of her Interim CEO agreement, a sign-on equity grant consisting of $100,000 of fully vested shares (14,815 shares) and $670,000 of restricted stock units (99,259 restricted stock units) which vest in equal monthly installments beginning on April 30, 2022, subject to continued employment as Interim CEO. Dr. Gagliano vested in 24,815 units of the 99,259 restricted stock units granted prior to her resignation as Interim CEO in June 2022, and accordingly, 74,444 units of her restricted stock unit award were forfeited.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL NO. 1. ELECTION OF DIRECTORS

Background

At the Annual Meeting, you will be asked to vote on the election of one Director. A majority of the independent members of the Board have nominated Mara G. Aspinall for election as the Class II Director, for a term expiring at the Annual Meeting of Stockholders in 2026. The Board has determined that Ms. Whitaker, a current Class II member of the Board, will not stand for re-election at the Annual Meeting, and her service as a member of the Board will end effective as of the Annual Meeting. Accordingly, Ms. Whitaker’s seat shall remain vacant until filled in accordance with our Bylaws, as described below. We extend our deepest gratitude to Ms. Whitaker for her distinguished service to the Board.

We do not know of anything that would preclude the nominee from serving. However, should the nominee for any reason become unable or unwilling to serve as a Director, the persons named in the enclosed Proxy Card will vote the shares represented by each Proxy for such substitute nominee as the Board may approve.

The nominee for election as Director is currently a member of our Board and has consented to continue to serve if re-elected to the Board. Ms. Aspinall joined the Board in 2017 and serves as a member of the Compensation Committee and Chairperson of the Audit Committee.

Any vacancy that occurs on the Board that results from an increase in the number of Directors may be filled by the affirmative vote of a majority of the Directors then in office, and any other vacancy on the Board may be filled by the affirmative vote of a majority of the Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director.

Certain information with respect to each person nominated for election as a Director and each person whose term of office as a Director will continue after the Annual Meeting, including the particular experience, qualifications, attributes and skills they possess that led to the conclusion that they should serve as a Director, is set forth below.

Name	Principal Occupation	Age	Director Since
Class II (Director Whose Terms Expire in 2023):
Mara G. Aspinall	Managing Member, Health Catalysts Group LLC and Managing Director, Blue Stone Venture Partners	60	2017
Class III (Directors Whose Terms Expire in 2024):
James A. Datin	President & CEO, BioAgilytix Labs LLC	60	2019
Nancy J. Gagliano, M.D.	Managing Director, Granite Healthcare Advisors	63	2021
Lelio Marmora	President, The Management Lab	56	2020
Class I (Nominees For Terms Expiring in 2025):
Carrie Eglinton Manner	President and CEO, OraSure Technologies, Inc.	49	2022
David J. Shulkin, M.D.	President and CEO, Shulkin Solutions, Inc.	63	2020

Mara G. Aspinall

Independent Director Director since: 2017 Class II Nominee Term Expires: 2023 Age: 60 Other Current Public Company Directorships: 3

Mara G. Aspinall joined the Board in June 2017 and serves as the chair of the Audit Committee and as a member the Compensation Committee. Since 2014, she has served as the Managing Member of Health Catalysts Group, a consulting firm that focuses on growth of life science and technology companies. Ms. Aspinall has also served as Managing Director of BlueStone Venture Partners, a venture capital firm dedicated to investing in life sciences and healthcare related companies. Prior to these positions, Ms. Aspinall served as President and CEO, Ventana Medical Systems / Global Head of Roche Tissue Diagnostics, a division of The Roche Group that provides tissue-based cancer diagnostic instruments, products and services. Prior to that, she co-founded and served as CEO and Director of On-Q-ity, Inc., a diagnostic research company focused on improving cancer treatment through the capture of circulating tumor cells in a patient’s blood. Ms. Aspinall also spent 12 years with Genzyme Corporation, serving as President of the Genzyme Genetics division, a leading provider of esoteric and genetic tests for the reproductive, oncology and personalized medicine markets, and as President of the Genzyme Pharmaceuticals division, a custom pharmaceutical intermediates manufacturer. Ms. Aspinall began her career as a management consultant with Bain & Company. Ms. Aspinall holds an M.B.A. from Harvard Business School and a B.A. in International Relations from Tufts University. Ms. Aspinall is certified in Cybersecurity Oversight from Carnegie Mellon University. Ms. Aspinall previously served on the board of directors at Safeguard Scientific and currently serves on the board of directors of Castle Biosciences, Inc., Abcam Plc, and DA32 Life Sciences Acquisition Corp.

Skills and Qualifications leading to conclusion that she should serve on the Board:

•  Executive-level experience as a CEO.

•  Executive experience in the life sciences industry.

•  Extensive experience in molecular diagnostics.

James A. Datin

Independent Director Director since: 2019 Class III Director Term Expires: 2024 Age: 60 Other Current Public Company Directorships: None

James A. Datin became a member of the Board in August 2019 and serves on the Audit Committee and as chair of the Compensation Committee. From November 2013 to June 2022, Mr. Datin has served as President and CEO of BioAgilytix Labs, LLC, a leading global bioanalytical contract research organization, and as a member of its board of directors until December 2022. From September 2005 to July 2013, Mr. Datin served as Executive Vice President and Managing Director at Safeguard Scientifics, Inc., a company focused on providing capital and advice to technology driven businesses in healthcare, financial services and digital media. Prior to that time, Mr. Datin served as CEO of Touchpoint Solutions, Inc., a remote management and monitoring company serving the medical, imaging, print, retail and other industries. He has also held senior leadership positions at Dendrite International, Inc., GlaxoSmithKline PLC, the Isuta Holdings Group of companies, Baxter and other companies. Mr. Datin has served on the Advisory Board of Marshall University School of Business since 2013 and on the board of North Carolina Biotechnology Center as a member since 2017. He previously served on the boards of directors of FSD Pharma Inc., Life Sciences Pennsylvania and NovaSom, Inc. Mr. Datin received a B.B.A. at Marshall University, an M.B.A. at the University of New Haven and an Advanced Management Degree at The Wharton School at The University of Pennsylvania.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•  Extensive life science and business experience.

•  Executive leadership experience.

•  Strong M&A background.

•  Operations and financial experience.

Nancy J. Gagliano, M.D.

Independent Director Director since: 2021 Class III Director Term Expires: 2024 Age: 63 Other Current Public Company Directorships: None

Nancy J. Gagliano, M.D., M.B.A., became a board member in November 2021 and is the chair of the Nominating and Corporate Governance Committee. Dr. Gagliano also served as interim CEO from March to June 2022. Dr. Gagliano has more than 35 years of experience as a senior healthcare physician executive and practicing physician in internal medicine. Dr. Gagliano most recently served as an executive leader of the National Institute of Health’s RADx Tech, Rapid Acceleration of Diagnostics program from May 2020 to November 2021. In this position she has helped oversee over one billion dollars of sponsored programs to bring millions of new COVID-19 tests to market. Prior to her work for the National Institute of Health, Dr. Gagliano was the Chief Medical Officer of Culbert Healthcare Solutions from September 2016 to May 2020, providing strategic guidance on healthcare consulting services. Before joining Culbert Healthcare, Dr. Gagliano spent six years with CVS Health holding senior leadership positions including as the Chief Medical Officer of Minute Clinic, and as a Senior Vice President overseeing key programs such as the enterprise smoking cessation program and the development of the company’s telemedicine program. Prior to her leadership roles at CVS Health, Dr. Gagliano was a practicing internal medicine physician and held numerous leadership positions at Massachusetts General Hospital and Massachusetts General Physicians Organization. Dr. Gagliano holds an M.D. from Harvard Medical School, an MBA from Northeastern University, and a Bachelor’s of Science Degree from Union College in Computer Science and Biology.

Skills and Qualifications leading to conclusion that she should serve on the Board:

•  Extensive medical and healthcare experience.

•  Executive leadership experience.

•  Strong background managing public health programs.

Lelio Marmora

Independent Director Director since: 2020 Class III Director Term Expires: 2024 Age: 56 Other Current Public Company Directorships: None

Lelio Marmora became a member of the Board in June 2020 and serves on the Audit Committee and the Nominating and Corporate Governance Committee. Since June 2020, he has served as the President of the Management Lab. Prior to that, Mr. Marmora served as Executive Director of Unitaid in Geneva, Switzerland, from 2014 to 2020, overseeing a portfolio of $1.5 billion in 100 countries. Prior to Unitaid, Mr. Marmora was a member of the board of directors for The Global Fund to Fight AIDS, Tuberculosis and Malaria from 2016 to 2019, overseeing a $4 billion portfolio. Earlier in his career, Mr. Marmora served in various capacities at a range of international organizations, including the World Bank, the Inter-American Development Bank and the United Nations Development Program, managing modernization of the State programs. Mr. Marmora graduated from the Universite Pantheon-Assas (Paris II) with a Master’s degree in International Law and Administration of International Organizations.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•  Extensive experience in international public health.

•  Expertise in public funding.

•  Executive leadership experience.

Carrie Eglinton Manner

Director Director since: 2022 Class I Director Term Expires: 2025 Age: 49 Other Current Public Company Directorships: 1

For biographical information on Ms. Eglinton Manner, see the Section entitled, “Executive Officers,” in this Proxy Statement.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•  Extensive experience in the healthcare industry.

•  Extensive experience managing business operations in areas such as diagnostic imaging, lab services and medical devices.

•  Extensive leadership experience.

David J. Shulkin, M.D.

Independent Director Director since: 2020 Class I Director Term Expires: 2025 Age: 63 Other Current Public Company Directorships: 2

David J. Shulkin, M.D. joined the Board in April 2020 and serves on the Compensation Committee and the Nominating and Corporate Governance Committee. Since 2018, he has served as President and CEO of Shulkin Solutions, Inc., a company that promotes innovation in healthcare and advocates for veterans and underserved populations. From July 2015 through March 2018, Dr. Shulkin served in various capacities at the U.S. Department of Veterans Affairs (the “VA”), including as Secretary of the VA from February 2017 to March 2018 and as Under Secretary for Health from July 2015 to February 2017. Prior to his tenure at the VA, he served in executive leadership positions at Morristown Medical Center, Beth Israel Medical Center, Temple University Hospital, Drexel University School of Medicine, Doctor Quality, Inc. and the University of Pennsylvania Health System and Hospital of the University of Pennsylvania. Dr. Shulkin received a B.A. from Hampshire College and his M.D. from the Medical College of Pennsylvania (Drexel College of Medicine). He also completed residencies in Internal Medicine at Yale University School of Medicine and University of Pittsburgh School of Medicine, was a Fellow in General Medicine at the University of Pittsburgh School of Medicine and was a Robert Wood Johnson Foundation Clinical Scholar at the University of Pennsylvania School of Medicine. Dr. Shulkin is certified by the American Board of Internal Medicine. He currently serves on the board of directors of CareMax, Inc. and of Cactus Acquisition Corp. 1 Ltd.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•  Expertise in medical matters and public health.

•  Expertise in government affairs.

•  Executive-level management experience.

Vote Required; Board Recommendation

If a quorum is present, the nominee will be elected if she receives a majority of the votes cast by shares present in person or by Proxy and entitled to vote on the election of directors. This means that the nominee shall be elected to the Board if the votes validly cast “for” such nominee’s election exceed the votes validly cast “against” such nominee’s election. Abstention and broker non-votes will have no effect on the required vote. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for the nominee, who has consented to be named and to serve if elected.

Your Board recommends that you vote FOR the election of the Director nominee.

PROPOSAL NO. 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Audit Committee of the Board of Directors has approved the reappointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2023 fiscal year. The Audit Committee has also recommended that the Board submit the appointment of KPMG for ratification by stockholders at the Annual Meeting. Although action by the stockholders on this matter is not legally required, the Audit Committee and the Board believe it is appropriate to seek stockholder ratification of this appointment in light of the important role played by the independent registered public accounting firm in reporting on the Company’s consolidated financial statements. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its appointment of KPMG for the 2023 fiscal year or in the future.

One or more representatives of KPMG are expected to attend the Annual Meeting electronically. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required; Board Recommendation

Ratification of the appointment of KPMG requires the affirmative vote of a majority of shares present in person or by proxy and entitled to vote on this proposal. Abstentions will have the effect of voting against this proposal. Broker non-votes, if any, will have no effect on this proposal. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for ratification of the appointment of KPMG as our independent registered public accounting firm for the 2023 fiscal year.

Your Board recommends that the stockholders vote FOR ratification of the appointment of KPMG.

PROPOSAL NO. 3. ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

Background

Section 14A of the Exchange Act, enacted pursuant to the Dodd-Frank Act, requires that stockholders be given the opportunity to vote to approve, on an advisory (non-binding) basis, no less frequently than once every three years, the compensation of our NEOs. Based on feedback received at our 2017 Annual Meeting, the Board determined that such a vote will continue to be held on an annual basis until the next advisory vote on frequency.

The vote on the resolution recommended below is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs. As described more fully under the CD&A Section of this Proxy Statement and the related tables and narrative, our compensation program is performance-based and is designed to pay executives for performance by offering rewards for the achievement of pre-determined objectives. In addition, our program is designed to align the interests of executives with the interests of our stockholders, provide long-term incentives and set compensation at levels sufficiently competitive to attract, retain and motivate high quality executives, and meet strong corporate governance principles. You are urged to carefully review the CD&A Section of this Proxy Statement which contains a detailed discussion of our executive compensation program, including the 2022 compensation of our NEOs.

Compensation Program Features

As described more fully in the CD&A, there are many important features to our compensation program that illustrate our commitment to pay-for-performance and good corporate governance. A summary of some of the more significant of these features is set forth below:

• Compensation is market driven and performance -based.	• Total compensation targeted at 50th percentile of Peer Group.
• Balanced mix of cash/equity, fixed/variable, short-term/ long-term compensation components.	• Use of peer company benchmarking.
• Threshold financial performance objectives for annual bonus pool funding meet or exceed fiscal performance for the prior fiscal year.	• Compensation recoupment policy.
• Equity awards provide long-term incentive with three year vesting.	• No hedging or pledge of our Common Stock.
• 50% of annual equity is performance-based vesting.	• Robust stockholder outreach on compensation/ governance matters.

Vote Required; Board Recommendation

If a quorum is present, the affirmative vote of a majority of shares present, in person or by Proxy and entitled to vote on this proposal, is required to approve, on an advisory (non-binding) basis, the compensation paid to NEOs. Abstentions will have the effect of voting against this proposal. Broker non-votes will not count toward the determination of whether this proposal is approved and will have no impact on the vote. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for approval of our executive compensation, as disclosed in this Proxy Statement. Because this stockholder vote is advisory, it will not be binding on the Company or the Board of Directors. However, the Compensation Committee and Board will take into account the outcome of the vote when considering future executive compensation programs and arrangements.

Based on the foregoing, the Board is requesting that stockholders vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Your Board recommends that the stockholders vote FOR the approval of our executive compensation as described in the preceding resolution.

PROPOSAL NO. 4. ADVISORY (NON-BINDING) VOTE TO SELECT THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES TO APPROVE THE CORPORATION’S EXECUTIVE COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, our Board of Directors is also submitting for stockholder consideration a proposal to determine, on an advisory basis, whether future stockholder advisory votes to approve the compensation paid to our named executive officers should be sought annually, every two years or every three years. This advisory vote must be solicited from our stockholders at least once every six years. At the last vote held at the 2017 annual meeting of stockholders, stockholders overwhelmingly voted for an annual advisory vote on executive compensation, and the Board of Directors approved this choice.

The subject of this proposal is a non-binding advisory resolution. Accordingly, the resolution will not have any binding legal effect and may not be construed as overruling a decision by the Company or the Board of Directors or to create or imply any change to the fiduciary duties of the Board of Directors. However, the Board of Directors intends to take the results of the vote on this proposal into account in its decision regarding the frequency with which the Company submits say-on-pay proposals to stockholders in the future.

The Board of Directors values the importance of receiving regular input from our stockholders on important matters such as the compensation of the Corporation’s executive officers. We appreciate the past support and approval of employee incentive programs by our stockholders. Accordingly, as indicated below, the Board of Directors recommends that you vote for a frequency of annually for future stockholder advisory votes to approve the compensation of the Corporation’s named executive officers.

The enclosed proxy card gives you four choices on voting on this item. In addition to considering whether future stockholder advisory votes to approve the compensation of the Company’s named executive officers should occur annually, every two years, or three years, you also may choose to abstain from voting on this item.

Please note that you are not voting to approve or disapprove the Board of Director’s recommendation on this item.

Vote Required; Board Recommendation

Abstentions will have the effect of voting against this proposal. Broker non-votes will not count toward the determination of whether this proposal is approved and will have no impact on the vote. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for annual advisory votes on compensation. The frequency receiving the most for votes will be considered the frequency preferred by stockholders. The affirmative vote of a majority of shares present, in person or by proxy and entitled to vote is required to approve this proposal. Because this stockholder vote is advisory, it will not be binding on the Company or the Board of Directors. However, the Compensation Committee and Board will take into account the outcome of the vote, but may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote more or less frequently than the frequency receiving the most votes from stockholders.

Based on the foregoing, the Board is requesting that stockholders vote on the following resolution:

“RESOLVED, that the stockholders determine on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s Name Executive Officers as set forth in the Company’s proxy statement should be every year.”

Your Board recommends that the stockholders vote in favor of holding an advisory vote on executive compensation EVERY YEAR.

PROPOSAL NO. 5. AMENDMENT AND RESTATEMENT OF STOCK AWARD PLAN

General

Effective September 29, 2000, in connection with the merger of Epitope and STC Technologies, Inc. into the Company (the “Merger”), the Company adopted the Epitope, Inc. 2000 Stock Award Plan, which was subsequently renamed the OraSure Technologies, Inc. Stock Award Plan (the “Stock Award Plan” or the “Plan”).

The Board has approved and recommended for submission to stockholders an amendment and restatement of the Stock Award Plan to both increase in the number of shares of Common Stock authorized for grant under the Plan and generally require a minimum vesting period of one year for all awards granted under the Plan. A description of the proposed Amendment and Restatement of the Stock Award Plan are set forth below.

Amendment and Restatement of Stock Award Plan

In order to enable the Company to continue to attract qualified officers, employees, directors and outside advisors, and to compensate these individuals in a manner that is competitive with compensation provided by other medical diagnostic and healthcare companies, the Board has determined that additional shares of Common Stock are needed to be available for grants under the Plan. In addition, the Board wants to ensure that sufficient shares are available, if needed, to provide retention or other equity awards in connection with potential acquisitions or other business development activities. In determining the amount of the increase to our share reserve under the Stock Award Plan, the Board and Compensation Committee considered a number of factors, including the following:

•

Shares Available for Grant. Currently, a maximum of 7,168,183 shares of our common stock may be granted under the Stock Award Plan. As of March 31 2023, 1,457,131 shares remained available for grant under the Stock Award Plan. The proposed amendment and restatement of the Stock Award Plan would increase the number of shares available for grant under the Amended and Restated Stock Award Plan by 3,000,000 shares, bringing the total that will be available to be granted under the Amended and Restated Stock Award Plan to 4,457,131 shares. As of March 31, 2023, no benefits or amounts relating to the additional 5,000,000 shares have been received by, or allocated to, any individuals.

•	Shares Underlying Outstanding Awards. As of March 31, 2023, under the Stock Award Plan there were:

(a)	1,457,131 shares of the Company’s Common Stock remaining available for grant under the Plan as stock options or other equity awards;

(b)	2,175,507 stock options issued and outstanding, with a weighted-average exercise price of $9.18 per share and a weighted average remaining contractual term of 6.97 years;

(c)	2,838,840 restricted shares issued and unvested, with a weighted-average grant date fair value of $6.02 per share; and

(d)	1,067,888 performance restricted units issued and unvested, with a weighted-average grant date for value of $6.06 per share.

•

Overhang. As of March 31 2023, our overhang is 9.35%. For this purpose we calculated overhang as (i) 1,457,131 shares remaining available for grant, plus (ii) 2,175,507 stock options issued and outstanding, plus (iii) 2,838,840 restricted shares issued and unvested, plus (iv) 1,067,888 performance restricted units issued and unvested, divided by 73,111,603 weighted average number of shares outstanding, plus (i) 1,457,131 shares remaining available for grant, plus (ii) 2,175,507 stock options issued and outstanding, plus (iii) 2,838,840 restricted shares issued and unvested, plus (iv) 1,067,888 performance restricted units issued and unvested.

•

Burn Rate. Burn rate measures our usage of shares for the Stock Award Plan as a percentage of the total outstanding shares of our Common Stock. For 2022 and 2021, our burn rates were 5.7% and 1.4%, respectively. The rates were calculated by dividing the number of options, restricted shares and performance restricted stock units that were granted during the year, by the weighted average number of shares outstanding during the year. Our average annual burn rate over this period was 3.6%.

•

Forecasted Grants. Our Board anticipates that the proposed share increase under the Amended and Restated Stock Award Plan, based on currently projected share use, will be sufficient for the granting of equity awards under the Amended and Restated Stock Award Plan for approximately one additional year, i.e. for grants through 2024. The forecasted projected share use assumes we will make awards (less cancellations and forfeitures) based on our historical averages. Despite the projected share use described above, future circumstances and business needs may result in a significant increase in projected awards.

Accordingly, subject to stockholder approval, the Board approved an Amendment and Restatement of the Stock Award Plan to increase the number of shares to be authorized for grant under the Plan by 3,000,000 shares. As a result of this increase there will be a total of 4,457,131 shares available in the Stock Award Plan for future issuance on and after March 31, 2023, subject to stockholder approval. A copy of the Amendment and Restatement of the Stock Award Plan reflecting this amendment is attached as Exhibit A to this Proxy Statement.

In addition, the Board believes it to be in the best interests of the Company and its stockholders to require a minimum vesting period of one year for all awards granted under the Plan, subject to limited carve-outs. Such a requirement would ensure the Plan remains market competitive while also preventing excessive dilution to stockholders. Accordingly, subject to stockholder approval, the Board approved, in connection with the Amendment and Restatement of the Stock Award Plan, a requirement that all awards granted thereunder be subject to a minimum one-year vesting period, subject to limited carve-outs.

Summary of Amended and Restated Stock Award Plan

A summary description of certain terms and provisions of the Stock Award Plan, as amended, follows. Defined terms that are not otherwise defined herein are as defined in the Plan. To the extent the description below differs from the text of the Stock Award Plan, the text of the Plan will control.

Purpose. The purpose of the Stock Award Plan is to promote and advance the interests of the Company and its stockholders by enabling the Company to attract, retain, and reward employees, outside advisors, and Directors of the

Company and any subsidiaries. The Stock Award Plan is intended to strengthen the mutuality of interests between employees, advisors, and Directors and the Company’s stockholders by offering equity-based incentives to promote the long-term growth, profitability and financial success of the Company.

Eligibility. The Stock Award Plan provides for stock-based awards (“Awards”) to (i) employees of the Company and any subsidiaries, (ii) members of advisory committees or other consultants to the Company or its subsidiaries (“Advisors”), and (iii) non-employee Directors of the Company. Persons who help the Company raise money by selling securities or who promote or maintain a market for the Company’s securities are not eligible to participate in the Stock Award Plan as Advisors. In addition, only Advisors who, in the judgment of the Compensation Committee of the Board (the “Committee”), are or will be contributors to the long-term success of the Company, will be eligible to receive Awards (as defined below). As of March 31, 2023, the Company and its subsidiaries had 763 employees, 0 Advisors and 6 non-employee Directors, all of whom are eligible to receive Awards under the Plan.

The Stock Award Plan will continue in effect until February 21, 2027 or until the Plan is otherwise terminated by the Board. Termination or expiration of the Plan will not affect outstanding Awards.

Administration of the Stock Award Plan. The Committee administers the Stock Award Plan and determines the persons who are to receive Awards and the types, amounts, and terms of Awards. For example, the Committee may determine the exercise price, the form of payment of the exercise price, the number of shares subject to an Award, and the date or dates on which an Award becomes exercisable. The Committee may delegate to one or more officers of the Company the authority to determine the recipients of and the types, amounts and terms of Awards granted to participants who are not subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended. It is our policy that Awards made by the Committee for the Company’s CEO are also reviewed and approved by the full Board. The Stock Award Plan permits the Board to amend, suspend or terminate the Plan or any portion of the Plan. Notwithstanding the foregoing, Awards granted under the Plan are subject to a minimum vesting period of one year following the date of grant of the Award, provided, that Awards representing 5% of the shares authorized for issuance under the Plan may be subject to a shorter vesting period, and further that the Committee shall retain authority to accelerate vesting or exercisability upon the death, disability or retirement of the participant or upon a change in control of the Company, or as may be required pursuant to an employment agreement.

Shares Subject to the Stock Award Plan. If the Amendment is approved by our stockholders at our 2023 Annual Meeting, there will be 4,457,131 shares available for issuance under the Stock Award Plan as of March 31, 2023. Any shares granted in connection with restricted awards, performance awards or other stock-based awards will be counted against this limit on the basis of one and a half shares for every one share granted in connection with such Awards.

If an Award under the Plan is cancelled or expires for any reason prior to becoming fully vested or exercised or is settled in cash in lieu of shares, or is exchanged for other Awards under the Plan, then all shares covered by such Awards will be made available for future Awards under the Plan. Shares retained or reacquired by the Company in payment of an option price or in satisfaction of a withholding tax obligation in connection with any Award, shares repurchased by the Company with option proceeds and shares covered by a stock appreciation right, to the extent the stock appreciation right is exercised and settled in shares and whether or not shares are actually issued to the participant, will not be made available for future Awards under the Plan. In the event of a change in the Company’s capitalization affecting the Common Stock, including a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares or other form of reorganization, the Committee shall make such proportionate adjustments as it may determine, in its sole discretion to be appropriate as a result of such change, to the aggregate number of shares for which Awards may be granted under the Plan, the maximum number of shares which may be sold or awarded to any participant, the number of shares covered by each outstanding Award, and the price per share in respect of outstanding Awards.

Awards. Awards that may be granted under the Stock Award Plan include stock options, stock appreciation rights, restricted awards, performance awards, and other stock-based awards. The following is a brief summary of the various types of Awards that may be granted under the Plan.

Stock Options. Options granted under the Stock Award Plan may be either incentive stock options (“ISOs”), a tax-favored form of Award meeting the requirements of Section 422 of the Code, as amended, or nonqualified options (“NQOs”), which are not entitled to special tax treatment. The Stock Award Plan limits the maximum term of any option granted to a period not longer than ten years from the date of grant. The exercise price of any option granted under the

Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant, except that in the case of an option granted to holders of 10% or more of the Company’s voting securities, the exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant.

The agreement evidencing the grant of a stock option (the “Option Agreement”) will specify, as determined by the Committee, the time or times when the option is exercisable, in whole or in part, and the extent to which the option remains exercisable after the option holder ceases to be an employee, Advisor or nonemployee Director of the Company. The Option Agreement may, in the discretion of the Committee, provide whether the option will become fully exercisable upon the death, disability or retirement of the option holder or upon a change in control of the Company. As a general matter, the option holder may not transfer an option except by testamentary will or the laws of descent and distribution. An option may be exercised by payment of the exercise price in cash or, at the discretion of the Committee, with previously held shares of Common Stock or share equivalents, with proceeds from the sale of shares subject to the option or in any combination of the foregoing.

Options granted to employees under the Stock Award Plan generally vest over four years, with 25% of the grant vesting on the first anniversary of the grant date and the remaining 75% vesting ratably on a monthly basis over the next three years. Options granted to non-employee Directors in the past have generally vested ratably on a monthly basis over either a 12- or 24-month period, depending on the type of grant. Options granted under the Plan generally provide for accelerated vesting upon a “change in control.” The Committee may provide for different vesting for any option granted under the Plan. In no event may options for more than 500,000 shares of Common Stock be granted to any individual under the Stock Award Plan during any fiscal year period.

Stock Appreciation Rights. A recipient of stock appreciation rights (“SARs”) will receive, upon exercise, a payment (in cash or in shares of Common Stock) based on the increase in the fair market value of a share of Common Stock between the date of grant and the date of exercise. SARs may be granted in connection with options or other Awards granted under the Stock Award Plan or may be granted as independent Awards. The Plan limits the maximum term for the exercise of a SAR to a period not longer than ten years from the date of grant. In no event may SARs for more than 500,000 shares of Common Stock be granted to any individual under the Plan during any fiscal year period.

Restricted Awards. Restricted Awards may take the form of restricted shares or restricted units. Restricted shares are shares of Common Stock that may be subject to forfeiture if the recipient terminates employment or service as an Advisor or non-employee Director during a specified period (the “Restriction Period”). Stock certificates representing restricted shares are issued in the name of the recipient, but are held by the Company until the expiration of the Restriction Period. From the date of issuance of restricted shares, the recipient is entitled to the rights of a stockholder with respect to the shares, including voting and dividend rights. Any right to receive dividends on restricted shares shall be subject to the same forfeiture requirements applicable to the restricted shares. Restricted units are Awards that entitle the recipient to receive a share of Common Stock or the fair market value of a share at some future date, which similarly may be subject to forfeiture if the recipient terminates employment or service as an Advisor or non-employee Director during the applicable Restriction Period. Unvested Restricted Awards may not be sold, assigned, transferred, pledged, encumbered or otherwise transferred, voluntarily or involuntarily, by the recipient.

At the expiration of the Restriction Period, payment with respect to restricted units is made in an amount equal to the fair market value of the number of shares of Common Stock covered by the restricted units. Payment may be in cash, unrestricted shares of Common Stock, or any other form approved by the Committee.

Performance Awards. Performance Awards are designated in units equivalent in value to a share of Common Stock. A Performance Award is subject to forfeiture if or to the extent that the Company, a subsidiary, an operating group, or the recipient, as specified by the Committee in the Award, fails to meet performance goals established for a designated performance period, which must have a duration of at least one year. Performance Awards earned by attaining performance goals are paid at the end of a performance period in cash, shares of Common Stock, or any other form approved by the Committee. The number of shares of Common Stock issuable with respect to Performance Awards granted to any individual executive officer may not exceed 150,000 shares for any calendar year.

Other Stock-Based Awards. The Committee may grant other Awards that involve payments or grants of shares of Common Stock or are measured by or in relation to shares of Common Stock.

Change in Control. The Committee, in its discretion, may provide in any Award agreement that in the event of a “change in control” of the Company, (i) all, or a specified portion of, Awards requiring exercise will become fully and immediately exercisable, notwithstanding any other limitations on exercise; (ii) all, or a specified portion of, Awards subject to restrictions will become fully vested; and/or (iii) all, or a specified portion of, Awards subject to performance goals will be deemed to have been fully earned. The Committee, in its discretion, may include change in control provisions in some Award agreements and not in others, may include different change in control provisions in different Award agreements, and may include change in control provisions for some Awards or some participants and not for others. A “change in control” generally is defined to take place when disclosure of such a change would be required by the proxy rules promulgated by the SEC or when:

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any person, or more than one person acting as a group within the meaning of Section 409A of the Code and the regulations issued thereunder, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

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any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock;

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a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

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a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions.

No Repricing or Exchanges. Stockholder approval of an action is required if (i) such action would increase the number of shares of Common Stock subject to the Plan, (ii) such action would result in the repricing, replacement or repurchase of out-of-the money options, stock appreciation rights or other Awards, (iii) such action would result in an Award becoming fully vested, exercisable or earned in the event of a change in control prior to the consummation of the change in control or (iv) such approval is required by law or regulation or the rules of a stock exchange or over-the-counter trading system. Since the Merger, neither the Board nor the Committee has taken any action that resulted in the repricing, replacement or repurchase of out-of-the-money Options, SARs or other Awards.

Federal Income Tax Consequences. The following discussion summarizes the principal anticipated federal income tax consequences of Awards granted under the Stock Award Plan, to participants and to the Company. The following information is only a summary and does not address all aspects of taxation that may be relevant to a particular participant in light of his or her personal circumstances. Participants should consult with their own tax advisors with respect to the tax consequences inherent in the ownership and exercise of the awards and the ownership and disposition of any underlying securities. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws. Tax laws are subject to change. Under Section 162(m), the Company cannot deduct compensation paid to certain covered employees in excess of $1 million per year.

Incentive Stock Options. A recipient of an option does not recognize taxable income upon the grant or exercise of an ISO. If no disposition of shares occurs within two years from the date of grant or within one year from the date of exercise, then (a) upon the sale of the shares, any amount realized in excess of the exercise price is taxed to the option recipient as long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction is allowed to the Company for federal income tax purposes. For purposes of computing alternative minimum taxable income, an ISO is treated as an NQO.

If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), then (a) the recipient will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of the shares) over the exercise price thereof and (b) the Company would be entitled to deduct such amount. Any further gain realized is taxed as a short-term or long-term capital gain, as applicable, and does not result in any deduction for the Company.

Nonqualified Options. No income is recognized by an option recipient at the time an NQO is granted. Upon exercise, (a) ordinary income is recognized by the option recipient in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise and (b) the Company receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation in the value of the shares after the date of exercise is treated as a short-term or long-term capital gain or loss, as applicable, and will not result in any deduction to the Company.

Stock Appreciation Rights. The grant of a SAR to a participant will not cause the recognition of income by the participant. Upon exercise of a SAR, the participant will recognize ordinary income equal to the amount of cash payable to the participant plus the fair market value of any shares of Common Stock delivered to the participant. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of a SAR.

Restricted Awards and Performance Awards. Generally, a participant will not recognize any income upon issuance of a Restricted Award or Performance Award that is subject to forfeiture. Generally, a participant will recognize ordinary income upon the vesting of Restricted Awards or Performance Awards in an amount equal to the amount of cash payable to the participant plus the fair market value of shares of Common Stock delivered to the participant. Dividends paid with respect to Awards during the Restriction Period will be subject to the same restrictions and will be taxable as ordinary income to the participant when, and if, the restrictions lapse. However, a participant may elect to recognize compensation income upon the grant of restricted shares, based on the fair market value of the shares of Common Stock subject to the Award at the date of grant. If a participant makes such an election, dividends paid with respect to the restricted shares will not be treated as compensation, but rather as dividend income at the time when the restricted shares vest. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant. If a participant who receives an Award of restricted shares makes the special election described above, the Company will not be entitled to deduct dividends paid with respect to the restricted shares. When shares of common stock or cash with respect to restricted unit Awards are delivered to the participant, the value of the shares or cash is then taxable to the participant as ordinary income and the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant.

New Plan Benefits. All awards to executive officers in future periods are made at the discretion of the Compensation Committee and our Board. Therefore, the benefits and amounts that will be received or allocated under the Plan to such persons are not determinable at this time.

Vote Required; Board Recommendation

If a quorum is present, the affirmative vote of a majority of shares present, in person or by proxy and entitled to vote on this proposal, is required for approval of the proposed Amendment. Abstentions will have the effect of voting against this proposal. Broker non-votes will have no effect on the vote for this proposal.

Your Board recommends that stockholders vote FOR approval of the Company’s Amended and Restated Stock Award Plan.

PROPOSAL NO. 6. STOCKHOLDER PROPOSAL REGARDING GREENHOUSE GAS REDUCTION TARGETS

Nia Community Foundation, a holder of shares of the Company’s Common Stock with a value in excess of $25,000 for at least one year as of the date hereof, has given notice that, on behalf of Nia Community Foundation, a representative from Nia Impact Capital intends to present a stockholder proposal for action at the Annual Meeting.

STOCKHOLDER PROPOSAL

Whereas: The Intergovernmental Panel on Climate Change has advised that greenhouse gas (GHG) emissions must be halved by 2030 and reach net zero by 2050 in order to limit global warming to 1.5 degrees Celsius and avoid the worst impacts of climate change. Every incremental increase in temperature above 1.5°C will entail increasingly severe physical, transition, and systemic risks for companies and investors alike.

As OraSure Technologies (“OraSure” or “the Company”) noted in its 2022 10-K, natural disasters attributable to climate change may disrupt the operations of the Company’s manufacturing facilities, computer systems, and cybersecurity. OraSure also operates in numerous countries and U.S. states where climate regulations are in effect or under consideration, making near and long-term preparations to comply with such regulations critical.

OraSure does not report its Scope 1, 2, or 3 emissions or have third-party validated near or long-term GHG reduction targets aligned with holding warming to 1.5°C. Investors and companies representing $52 trillion in assets overwhelmingly support government-required climate disclosure by public companies, with investors looking for science-based targets (SBTs) as indication of companies’ commitment to climate risk mitigation.1 Over 4,000 business and financial institutions have established SBTs or net zero commitments through the Science Based Target Initiative (SBTi).

Investors seek increased disclosure of how companies are addressing the climate crisis and planning to transition their business models to ones that align with limiting warming to 1.5°C. To assist companies in developing viable transition plans, groups including We Mean Business, CDP, State Street Global Advisors, and the Task Force on Climate-Related Disclosures have provided guidance.

OraSure is asked to take additional action to comprehensively address its climate impact and mitigate both the physical risks to its operations and the transition risks associated with new regulations and a global shift to a clean energy economy. Proponents believe adopting 1.5°C-aligned science-based targets for its full carbon footprint supported by a transition plan will help the Company achieve these goals.

Resolved, Shareholders request OraSure Technologies, within a year, issue near and long-term science-based GHG reduction targets aligned with the Paris Agreement’s ambition of maintaining global temperature rise to 1.5°C and summarize plans to achieve them. The targets should cover the Company’s full range of operational and supply chain emissions.

Supporting Statement: In assessing targets, we recommend, at management’s discretion:

•	Consideration of approaches used by advisory groups like SBTi;

•	Development of a transition plan that shows how the Company plans to meet its goals, taking into consideration criteria used by advisory groups and investors; and

•	Consideration of supporting targets for renewable energy, energy efficiency, and other measures deemed appropriate by management.

(1) https://theinvestoragenda.org/wp-content/uploads/2021/09/2021-Global-Investor-Statement-to-Governments-
on-the-Climate-Crisis.pdf

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO PROPOSAL NO. 6

After careful consideration, the Board recommends a vote AGAINST this proposal, as we believe that its prescriptive approach is not in the best interest of the Company and its stockholders at this time, particularly in light of the actions OraSure is already taking to address climate change and sustainability.

We recognize the importance of addressing climate change, and we have taken a number of steps on our journey towards creating a more sustainable future for our company. However, we believe that we should approach addressing the challenges posed to our business by climate change in a responsible way, rooted in data and realistic expectations.

Over the past several years, OraSure has taken several actions to improve our understanding and management of climate-related matters, as well as our commitment to addressing them. Formed in 2020, our sustainability initiative focuses on identifying additional steps we can take to reduce our carbon footprint, including through the use of solar and renewable energy sources. In 2022, we engaged an advisory firm to create a Greenhouse Gas (“GHG”) Emissions Inventory Report (the “GHG Report”) for our Bethlehem, Pennsylvania sites covering emissions for the 2021 calendar year. The GHG Report, which contains a detailed accounting of our Scope 1, Scope 2 and Scope 3 GHG emissions associated with those sites, provides us with a data-focused foundation for effective management of our GHG emissions. As a part of our sustainability initiative and with the findings from our GHG Report, we launched several initiatives to significantly lessen our environmental impact. We have redesigned the packaging of our InteliSwab® COVID-19 Rapid Tests, which we believe will save 90 tons of plastic and 1,500 tons of paper in addition to reducing required delivery truckloads by 53% based on our estimated product volumes. Several measures have reduced scrap rates across our product lines, resulting in a net savings of 7,000 lbs. of plastics. In addition to using carbon-free energy for our corporate headquarters, we have purchased carbon offsets to compensate for Company air travel. We consistently examine our operations and strive to find additional ways to reduce our impact on the environment.

We recognize that the work to create a more sustainable future is ongoing. We are also assessing opportunities to work with our suppliers and manufacturers and to improve the energy efficiency of various products to help inform our approach to GHG emission reduction. We believe these actions will allow us to make more informed and responsible decisions about how to prioritize our efforts and allocate our resources in the future. Such engagements and assessments take time. In 2023, we will release our Environmental, Social and Governance Report, which will contain additional information about our efforts to manage our environmental impact.

While we are committed to furthering our sustainability efforts, our core values guide how we approach fulfilling that commitment. As such, we believe it would be irresponsible to commit to the proponent’s requested actions before completing the necessary foundational steps, many of which were underway before we received the proponent’s proposal. As such, we do not believe it is in the Company’s or our stockholders’ best interests to commit to the actions in the proposal at this time, and we recommend a vote against the proposal.

Your Board recommends that the stockholders vote AGAINST the approval of the stockholder proposal.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the Company’s records and written representations by the persons required to file such reports, management believes that all filing requirements of Section 16(a) were satisfied with respect to the 2022 fiscal year, except for (i) one Form 4 for Kenneth J. McGrath filed on August 15, 2022, (ii) one Form 4 for Nancy J. Gagliano, M.D., M.B.A., filed on August 22, 2022, and (iii) one Form 4 for Mara G. Aspinall filed on August 31, 2022, each of which was due to administrative delay.

ANNUAL REPORT

Our Annual Report to Stockholders for the year ended December 31, 2022 accompanies this Proxy Statement. Following receipt of a written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of our Common Stock on March 23, 2023, the record date for the Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of the Corporate Secretary of the Company at our address set forth in the Notice of Annual Meeting of Stockholders immediately preceding this Proxy Statement.

DEADLINE FOR STOCKHOLDER PROPOSALS

You may submit proposals for inclusion in the proxy materials for the Company’s 2024 Annual Meeting of Stockholders. Any such proposals must meet the stockholder eligibility and other requirements imposed by rules issued by the SEC and must be received by the Company at 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Corporate Secretary, in accordance with Rule 14a-8 promulgated under the Exchange Act, not later than December 16, 2023.

In addition, our Bylaws provide that a stockholder proposal must meet certain predetermined requirements in order to be considered at the Annual Meeting. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder proposal included in the proxy materials pursuant to the SEC’s rules and regulations. In order to be considered, a stockholder’s proposal must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, if less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to each matter the stockholder proposes to bring before the meeting, a brief description of the matter and the reasons for considering that matter at the Annual Meeting. The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf notice of the proposed business is made: (i) the name and address of the stockholder and such beneficial owner; (ii) any material interest of such stockholder and such beneficial holder in such business; (iii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by the stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and such beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to propose the business described in its notice; and (v) any other information relating to such business matter that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. To the extent the Board of Directors or the SEC, or a court of competent jurisdiction, deems these Bylaw provisions to be inconsistent with the right of stockholders to request inclusion of a proposal in the Company’s proxy materials pursuant to Rule 14a-8 promulgated under the Exchange Act, such rule shall prevail. To comply with the universal proxy rules, stockholders who intend to solicit proxies for the 2024 Annual Meeting in support of director nominees other than the Company’s nominees must provide notice by the same deadline noted herein to submit notice of mattes for consideration at an annual meeting. Such notice must comply with the additional requirements of Rule 14a-19(b).

The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board. If a stockholder intends to present a proposal at our 2024 Annual Meeting without inclusion of that proposal in the Company’s proxy materials and written notice of the proposal is not received by the Secretary of the Company by February 29, 2024 (the date that is 45 days before the one-year anniversary of the date on which the Company first sent its proxy materials for the Annual Meeting), or if the Company meets other requirements of the applicable SEC rules and regulations, the proxies solicited by the Board for use at the 2024 Annual Meeting will confer discretionary authority to vote on the proposal should it then be raised at the 2024 Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Stefano Taucer

Secretary

April 14, 2023

EXHIBIT A

AMENDED AND RESTATED

ORASURE TECHNOLOGIES, INC. 2000 STOCK AWARD PLAN

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ORASURE TECHNOLOGIES, INC.

STOCK AWARD PLAN

ARTICLE 1

ESTABLISHMENT AND PURPOSE

(Amended and Restated Effective as of March 31, 2023)

Establishment. Epitope, Inc. established this Plan as the Epitope, Inc. 2000 Stock Award Plan, effective as of February 15, 2000, and the Plan was approved by shareholders of Epitope, Inc. at the 2000 annual shareholders meeting. Effective September 29, 2000, in connection with the merger of Epitope, Inc. with and into OraSure Technologies, Inc., the name of the Plan was changed to the OraSure Technologies, Inc. 2000 Stock Award Plan and the Plan was adopted as a stock award plan of OraSure Technologies, Inc. The Plan was amended and restated, subject to shareholder approval, effective May 16, 2006. The Plan was amended further, subject to shareholder approval, effective May 13, 2008. The Plan again was amended and restated in its entirety, subject to shareholder approval, effective May 17, 2011 and February 12, 2013. The Plan was amended further, subject to shareholder approval, effective May 22, 2014. The Plan was again amended and restated in its entirety, subject to shareholder approval, effective May 16, 2017, April 2, 2020 and April 1, 2022.

1.1 Purpose. The purpose of the Plan is to promote and advance the interests of Corporation and its shareholders by enabling Corporation to attract, retain, and reward employees, outside advisors, and directors of Corporation and its subsidiaries. It is also intended to strengthen the mutuality of interests between such employees, advisors, and directors and Corporation’s shareholders. The Plan is designed to meet this intent by offering stock options and other equity-based incentive awards, thereby providing a proprietary interest in pursuing the long-term growth, profitability, and financial success of Corporation.

ARTICLE 2

DEFINITIONS

2.1 Defined Terms. For purposes of the Plan, the following terms have the meanings set forth below:

“Advisor”‘ means a natural person who is a consultant to or member of an Advisory Committee of Corporation or a Subsidiary, who provides bona fide services to Corporation and who is neither an employee of Corporation or a Subsidiary nor a Non-Employee Director. “Advisor” excludes any person who provides services to Corporation in connection with the offer or sale of securities in a capital raising transaction or to promote or maintain a market for Corporation’s securities, and any other person excluded from the class of persons to whom securities may be offered pursuant to a registration statement on Form S-8 or any successor form of registration statement.

“Advisory Committee” means a scientific advisory committee to Corporation or a Subsidiary.

“Award”‘ means an award or grant made to a Participant of Options, Stock Appreciation Rights, Restricted Awards, Performance Awards, or Other Stock-Based Awards pursuant to the Plan.

“Award Agreement” means an agreement as described in Section 6.4.

“Board” means the Board of Directors of Corporation.

“Change in Control” means, unless otherwise provided in the applicable Award Agreement, a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Exchange Act; provided, however, that a change of control shall only be deemed to have occurred at such time as (i) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Corporation; (ii) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the Corporation’s stock; (iii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the

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members of the Board before the date of the appointment or election; or (iv) a person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Corporation immediately before such acquisition or acquisitions.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor thereto, together with rules, regulations, and interpretations promulgated thereunder. Where the context so requires, any reference to a particular Code section will be construed to refer to the successor provision to such Code section.

“Committee” means the committee appointed by the Board to administer the Plan as provided in Article 3 of the Plan.

“Common Stock” means the Common Stock, par value $0.000001 per share, of Corporation or any security of Corporation issued in substitution, in exchange, or in lieu of such stock.

“Continuing Restriction” means a Restriction contained in Sections 6.7, 6.8, and 15.4 of the Plan and any other Restrictions expressly designated by the Committee in an Award Agreement as a Continuing Restriction.

“Corporation” means OraSure Technologies, Inc., a Delaware corporation, or any successor corporation. As to awards granted or other action taken prior to September 29, 2000, “Corporation” includes Epitope, Inc., as predecessor to OraSure Technologies, Inc.

“Disability” means the condition of being “disabled” within the meaning of Section 422(c)(6) of the Code. However, the Committee may change the foregoing definition of “Disability” or may adopt a different definition for purposes of specific Awards.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute. Where the context so requires, any reference to a particular section of the Exchange Act, or to any rule promulgated under the Exchange Act, shall be construed to refer to successor provisions to such section or rule.

“Fair Market Value” means with respect to Common Stock, on a particular day, without regard to any restrictions (other than a restriction which, by its terms, will never lapse):

(1) if the Common Stock is at the time listed or admitted to trading on any stock exchange, the mean between the highest and lowest prices of the Common Stock on the date in question on the principal national securities exchange on which it is then listed or admitted to trading. If no reported sale of Common Stock takes place on the date in question on the principal exchange, then the reported closing asked price of the Common Stock on such date on the principal exchange shall be determinative of “Fair Market Value;”

(2) if the Common Stock is not at the time listed or admitted to trading on a stock exchange, the mean between the highest reported asked price and lowest reported bid price of the Common Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Common Stock in such market; or

(3) if the Common Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, an amount as determined in good faith by the Committee and which shall comply with Section 409A of the Code.

“Incentive Stock Option” or “ISO” means any Option granted pursuant to the Plan that is intended to be and is specifically designated in its Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code.

“Minimum Vesting Period” means the one-year period following the date of grant of an Award.

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“Non-Employee Director” means a member of the Board who is not an employee of Corporation or any Subsidiary.

“Nonqualified Option” or “NQSO” means any Option granted pursuant to the Plan that is not an Incentive Stock Option.

“Option” means an ISO or an NQSO.

“Other Stock-Based Award” means an Award as defined in Section 11.1.

“Participant” means an employee of Corporation or a Subsidiary, an Advisor, or a Non-Employee Director who is granted an Award under the Plan.

“Performance Award” means an Award granted pursuant to the provisions of Article 10 of the Plan, the Vesting of which is contingent on performance attainment.

“Performance Cycle” means a designated performance period pursuant to the provisions of Section 10.3 of the Plan.

“Performance Goal” means a designated performance objective pursuant to the provisions of Section 10.4 of the Plan.

“Plan” means this OraSure Technologies, Inc. 2000 Stock Award Plan, as set forth herein and as it may be amended from time to time.

“Reporting Person” means a Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Restricted Award” means a Restricted Share or a Restricted Unit granted pursuant to Article 9 of the Plan.

“Restricted Share” means an Award described in Section 9.1(a) of the Plan.

“Restricted Unit” means an Award of units representing Shares described in Section 9.1(b) of the Plan.

“Restriction” means a provision in the Plan or in an Award Agreement which limits the exercisability or transferability, or which governs the forfeiture, of an Award or the Shares, cash, or other property payable pursuant to an Award.

“Retirement” means:

(a) For Participants who are employees, retirement from active employment with Corporation and its Subsidiaries at or after age 50, or such earlier retirement date as approved by the Committee for purposes of the Plan;

(b) For Participants who are Non-Employee Directors, termination of membership on the Board after attaining age 50, or such earlier retirement date as approved by the Committee for purposes of the Plan; and

(c) For Participants who are Advisors, termination of service as an Advisor after attaining age 50, or such earlier retirement date as approved by the Committee for purposes of the Plan.

However, the Committee may change the foregoing definition of “Retirement” or may adopt a different definition for purposes of specific Awards.

“Share” means a share of Common Stock.

“Stock Appreciation Right” or “SAR” means an Award to benefit from the appreciation of Common Stock granted pursuant to the provisions of Article 8 of the Plan.

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“Subsidiary” means any “subsidiary corporation” of Corporation within the meaning of Section 424 of the Code, namely any corporation in which Corporation directly or indirectly controls 50 percent or more of the total combined voting power of all classes of stock having voting power.

“Ten Percent Shareholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Corporation or any Subsidiary under Section 424(f) of the Code.

“Vest” or “Vested” means:

(a) In the case of an Award that requires exercise, to be or to become immediately and fully exercisable and free of all Restrictions (other than Continuing Restrictions);

(b) In the case of an Award that is subject to forfeiture, to be or to become nonforfeitable, freely transferable, and free of all Restrictions (other than Continuing Restrictions);

(c) In the case of an Award that is required to be earned by attaining specified Performance Goals, to be or to become earned and nonforfeitable, freely transferable, and free of all Restrictions (other than Continuing Restrictions); or

(d) In the case of any other Award as to which payment is not dependent solely upon the exercise of a right, election, exercise, or option, to be or to become immediately payable and free of all Restrictions (except Continuing Restrictions).

2.2 Gender and Number. Except where otherwise indicated by the context, any masculine or feminine terminology used in the Plan shall also include the opposite gender; and the definition of any term in Section 2.1 in the singular shall also include the plural, and vice versa.

ARTICLE 3

ADMINISTRATION

3.1 General. Except as provided in Section 3.7, the Plan will be administered by a Committee composed as described in Section 3.2.

3.2 Composition of the Committee. The Committee will be appointed by the Board from among its members in a number and with such qualifications as will meet the independence and other requirements for (i) approval by a committee pursuant to Rule 16b-3 under the Exchange Act, (ii) establishing, administering and certifying performance goals pursuant to Section 162(m) of the Code and (iii) trading or listing securities on the securities exchange or association on which the Common Stock is then traded or listed. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, will be filled by the Board. The initial members of the Committee will be the members of Corporation’s existing Executive Compensation Committee. The Board may at any time replace the Executive Compensation Committee with another Committee. In the event that the Executive Compensation Committee ceases to satisfy the requirements of Rule 16b-3, Section 162(m) of the Code or a securities exchange or association described above in 3.2(iii), the Board will appoint another Committee satisfying such requirements.

3.3 Authority of the Committee. The Committee will have full power and authority (subject to such orders or resolutions as may be issued or adopted from time to time by the Board) to administer the Plan in its sole discretion, including the authority to:

(a)	Construe and interpret the Plan and any Award Agreement;

(b)	Promulgate, amend, and rescind rules and procedures relating to the implementation of the Plan;

(c)	With respect to employees and Advisors:

(i)	Select the employees and Advisors who shall be granted Awards;

(ii)	Determine the number and types of Awards to be granted to each such Participant;

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(iii)	Determine the number of Shares, or Share equivalents, to be subject to each Award;

(iv)	Determine the option price, purchase price, base price, or similar feature for any Award; and

(v)	Determine all the terms and conditions of all Award Agreements, consistent with the requirements of the Plan.

Decisions of the Committee, or any delegate as permitted by the Plan, shall be final, conclusive, and binding on all Participants.

3.4 Action by the Committee. A majority of the members of the Committee will constitute a quorum for the transaction of business. Action approved by a majority of the members present at any meeting at which a quorum is present, or action in writing by all the members of the Committee, will be the valid acts of the Committee.

3.5 Delegation. Notwithstanding the foregoing, the Committee may delegate to one or more officers of Corporation the authority to determine the recipients, types, amounts, and terms of Awards granted to Participants who are not Reporting Persons or “covered employees” within the meaning of Section 162(m) of the Code.

3.6 Liability of Committee Members. No member of the Committee will be liable for any action or determination made in good faith with respect to the Plan, any Award, or any Participant.

3.7 Awards to Non-Employee Directors. The Board or Committee may grant Awards from time to time to Non-Employee Directors.

3.8 Costs of Plan. The costs and expenses of administering the Plan will be borne by Corporation.

3.9 Minimum Vesting Period. The vesting period for each Award granted under the Plan must be at least equal to the Minimum Vesting Period; provided, however, nothing in this Section 3.9 shall limit the Committee’s authority to accelerate vesting or exercisability upon a Change in Control, or upon the death, Disability or retirement of the Participant, or as may be required pursuant to an employment agreement between the Participant and the Corporation; provided, however, notwithstanding the foregoing, up to 5% of the Shares authorized for issuance under the Plan may be utilized for Awards with a vesting period that is less than the Minimum Vesting Period (each such Award, an “Excepted Award”). Notwithstanding the foregoing, in addition to Excepted Awards, the Committee may grant Awards that vest (or permit previously granted Awards to vest) within the Minimum Vesting Period (i) if such Awards are granted as substitute Awards in replacement of other Awards (or awards previously granted by an entity being acquired (or assets of which are being acquired)) that were scheduled to vest within the Minimum Vesting Period or (ii) if such Awards are being granted in connection with an elective deferral of cash compensation that, absent a deferral election, otherwise would have been paid to the grantee within the Minimum Vesting Period.

ARTICLE 4

DURATION OF THE PLAN AND SHARES SUBJECT TO THE PLAN

4.1 Duration of the Plan. This amendment and restatement of the Plan is effective March 31, 2023. The Plan shall remain in full force and effect until February 21, 2027, or the date it is terminated by the Board. The Board shall have the power to amend, suspend or terminate the Plan as provided in Article 14. Termination of the Plan under Article 14 shall not affect Awards outstanding under the Plan at the time of termination.

4.2 Shares Subject to the Plan.

4.2.1 General. The shares which may be made subject to Awards under the Plan are Shares of Common Stock, which may be either authorized and unissued Shares or reacquired Shares. No fractional Shares may be issued under the Plan.

4.2.2 Number of Shares; Limits.

(a) The maximum number of Shares for which Awards may be granted under the Plan on or after March 31, 2023, is 4,457,131 Shares, plus any Shares that become available as the result of the cancellation or expiration of any Award, subject to adjustment for changes in capitalization affecting the Corporation’s Common Stock pursuant to Section 13.2 of

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the Plan. Any Shares granted in connection with Options and Stock Appreciation Rights shall be counted against this limit on the basis of one Share for each Share subject to such Option or Stock Appreciation Right. Any Shares granted in connection with Restricted Awards, Performance Awards or Other Stock-Based Awards shall be counted against this limit on the basis of one and a half Shares for every one Share granted in connection with such Awards.

(b) The maximum number of Shares that may be issued pursuant to paragraph (a) above on or after March 31, 2023, pursuant to Incentive Stock Options, is 4,457,131. Shares, subject to adjustment for changes in capitalization affecting the Corporation’s Common Stock pursuant to Section 13.2 of the Plan.

4.2.3 Availability of Shares for Future Awards. If an Award under the Plan is canceled or expires for any reason prior to having been fully Vested or exercised by a Participant or is settled in cash in lieu of Shares or is exchanged for other Awards, all Shares covered by such Awards will be made available for future Awards under the Plan. In no event shall the following be made available for future awards under the Plan: (a) Shares retained or reacquired by the Corporation in payment of an option price or satisfaction of a withholding tax obligation by a Participant in connection with any Award, (b) Shares repurchased by the Corporation with Option proceeds and (c) Shares covered by an SAR, to the extent the SAR is exercised and settled in Shares and whether or not Shares are actually issued to the Participant upon exercise of the SAR.

ARTICLE 5

ELIGIBILITY

5.1 Employees and Advisors. Officers and other employees of Corporation and any Subsidiaries (who may also be directors of Corporation or a Subsidiary) and Advisors who, in the Committee’s judgment, are or will be contributors to the long-term success of Corporation will be eligible to receive Awards under the Plan.

5.2 Non-Employee Directors. All Non-Employee Directors will be eligible to receive Awards as provided in Section 3.7 of the Plan.

ARTICLE 6

AWARDS

6.1 Types of Awards. The types of Awards that may be granted under the Plan are:

(a)	Options governed by Article 7 of the Plan;

(b)	Stock Appreciation Rights governed by Article 8 of the Plan;

(c)	Restricted Awards governed by Article 9 of the Plan;

(d)	Performance Awards governed by Article 10 of the Plan; and

(e)	Other Stock-Based Awards or combination awards governed by Article 11 of the Plan.

In the discretion of the Committee, any Award may be granted alone, in addition to, or in tandem with other Awards under the Plan.

6.2 General. Subject to the limitations of the Plan, the Committee may cause Corporation to grant Awards to such Participants, at such times, of such types, in such amounts, for such periods, with such option prices, purchase prices, or base prices, and subject to such terms, conditions, limitations, and restrictions as the Committee, in its discretion, deems appropriate. Awards may be granted as additional compensation to a Participant or in lieu of other compensation to such Participant. A Participant may receive more than one Award and more than one type of Award under the Plan.

6.3 Nonuniform Determinations. The Committee’s determinations under the Plan or under one or more Award Agreements, including without limitation, (a) the selection of Participants to receive Awards, (b) the type, form, amount, and timing of Awards, (c) the terms of specific Award Agreements, and (d) elections and determinations made by the Committee with respect to exercise or payments of Awards, need not be uniform and may be made by the Committee selectively among Participants and Awards, whether or not Participants are similarly situated.

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6.4 Award Agreements. Each Award will be evidenced by a written Award Agreement between Corporation and the Participant. Award Agreements may, subject to the provisions of the Plan, contain any provision approved by the Committee.

6.5 Provisions Governing All Awards. All Awards will be subject to the following provisions:

(a) Alternative Awards. If any Awards are designated in their Award Agreements as alternative to each other, the exercise of all or part of one Award automatically will cause an immediate equal (or pro rata) corresponding termination of the other alternative Award or Awards.

(b) Rights as Shareholders. No Participant will have any rights of a shareholder with respect to Shares subject to an Award until such Shares are issued in the name of the Participant.

(c) Employment Rights. Neither the adoption of the Plan nor the granting of any Award will confer on any person the right to continued employment with Corporation or any Subsidiary or the right to remain as a director of Corporation or a member of any Advisory Committee, as the case may be, nor will it interfere in any way with the right of Corporation or a Subsidiary to terminate such person’s employment or to remove such person as an Advisor or as a director at any time for any reason or for no reason, with or without cause.

(d) Termination of Employment. The terms and conditions under which an Award may be exercised or will continue to Vest, if at all, after a Participant’s termination of employment or service as an Advisor or as a Non-Employee Director will be determined by the Committee and specified in the applicable Award Agreement.

(e) Change in Control. The Committee, in its discretion, may provide in any Award Agreement that in the event of a Change in Control of the Corporation:

(i)	All, or a specified portion of, Awards requiring exercise will become fully and immediately exercisable, notwithstanding any other limitations on exercise;

(ii)	All, or a specified portion of, Awards subject to Restrictions will become fully Vested; and

(iii)	All, or a specified portion of, Awards subject to Performance Goals will be deemed to have been fully earned.

The Committee, in its discretion, may include Change in Control provisions in some Award Agreements and not in others, may include different Change in Control provisions in different Award Agreements, and may include Change in Control provisions for some Awards or some Participants and not for others.

(f) Service Periods. At the time of granting Awards, the Committee may specify, by resolution or in the Award Agreement, the period or periods of service performed or to be performed by the Participant in connection with the grant of the Award.

6.6 Tax Withholding.

(a) General. Corporation will have the right to deduct from any settlement, including the delivery or Vesting of Shares, made under the Plan any federal, state, or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of Corporation to satisfy all obligations for the payment of such taxes. The recipient of any payment or distribution under the Plan will make arrangements satisfactory to Corporation for the satisfaction of any such withholding tax obligations. Corporation will not be required to make any such payment or distribution under the Plan until such obligations are satisfied.

(b) Stock Withholding. The Committee, in its sole discretion, may permit a Participant to satisfy all or a part of the withholding tax obligations incident to the settlement of an Award involving payment or delivery of Shares to the Participant by having Corporation withhold a portion of the Shares that would otherwise be issuable to the Participant. Such Shares will be valued based on their Fair Market Value on the date the tax withholding is required to be made. Any stock withholding with respect to a Reporting Person will be subject to such limitations as the Committee may impose to comply with the requirements of the Exchange Act. Notwithstanding the foregoing, Reporting Persons shall be permitted

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to elect to satisfy all or a portion of the withholding tax obligations incident to the settlement of an Award involving payment or delivery of Shares to such Participant by having Corporation withhold a portion of the Shares that would otherwise be issuable to the Participant.

6.7 Annulment of Awards. Any Award Agreement may provide that the grant of an Award payable in cash is provisional until cash is paid in settlement thereof or that grant of an Award payable in Shares is provisional until the Participant becomes entitled to the Shares in settlement thereof. In the event the employment (or service as an Advisor or membership on the Board) of a Participant is terminated for cause (as defined below), any Award that is provisional will be annulled as of the date of such termination for cause. For the purpose of this Section 6.7, the term “for cause” has the meaning set forth in the Participant’s employment agreement, if any, or otherwise means any discharge (or removal) for material or flagrant violation of the policies and procedures of Corporation or for other job performance or conduct which is materially detrimental to the best interests of Corporation, as determined by the Committee.

6.8 Engaging in Competition With Corporation. Any Award Agreement may provide that, if a Participant terminates employment with Corporation or a Subsidiary for any reason whatsoever, and within 18 months after the date thereof accepts employment with any competitor of (or otherwise engages in competition with) Corporation, the Committee, in its sole discretion, may require such Participant to return to Corporation the economic value of any Award that is realized or obtained (measured at the date of exercise, Vesting, or payment) by such Participant at any time during the period beginning on the date that is six months prior to the date of such Participant’s termination of employment with Corporation.

ARTICLE 7

OPTIONS

7.1 Types of Options. Options granted under the Plan may be in the form of Incentive Stock Options or Nonqualified Options. The grant of each Option and the Award Agreement governing each Option will identify the Option as an ISO or an NQSO. In the event the Code is amended to provide for tax-favored forms of stock options other than or in addition to Incentive Stock Options, the Committee may grant Options under the Plan meeting the requirements of such forms of options.

7.2 General. Options will be subject to the terms and conditions set forth in Article 6 and this Article 7 and may contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee (or the Board with respect to Awards to Non-Employee Directors) deems desirable.

7.3 Option Price. Each Award Agreement for Options will state the option exercise price per Share of Common Stock purchasable under the Option, which will not be less than 100 percent (100%) of the Fair Market Value of a Share on the date of grant for all Options (ISOs or NQSOs); provided, however, that in the case of any ISO granted to a Ten Percent Shareholder, the option exercise price per Share shall not be less than 110 percent (110%) of the Fair Market Value of a Share on the date of grant

7.4 Option Term. The Award Agreement for each Option will specify the term of each Option, which shall have a specified period during which the Option may be exercised which is no longer than ten years, as determined by the Committee.

7.5 Time of Exercise. The Award Agreement for each Option will specify, as determined by the Committee:

(a) The time or times when the Option will become exercisable and whether the Option will become exercisable in full or in graduated amounts over a period specified in the Award Agreement;

(b) Such other terms, conditions, and restrictions as to when the Option may be exercised as determined by the Committee; and

(c) The extent, if any, to which the Option will remain exercisable after the Participant ceases to be an employee, Advisor, or director of Corporation or a Subsidiary.

An Award Agreement for an Option may, in the discretion of the Committee, provide whether, and to what extent, the Option will become immediately and fully exercisable (i) in the event of the death, Disability, or Retirement of the Participant, or (ii) upon the occurrence of a Change in Control of Corporation.

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7.6 Method of Exercise. The Award Agreement for each Option will specify the method or methods of payment acceptable upon exercise of an Option. An Award Agreement may provide that the option price is payable in full in cash or, at the discretion of the Committee:

(a) In previously acquired Shares (including Restricted Shares);

(b) By surrendering outstanding Awards under the Plan denominated in Shares or in Share-equivalent units;

(c) By delivery (in a form approved by the Committee) of an irrevocable direction to a securities broker acceptable to the Committee:

(i)	To sell Shares subject to the Option and to deliver all or a part of the sales proceeds to Corporation in payment of all or a part of the option price and withholding taxes due; or

(ii)

To pledge Shares subject to the Option to the broker as security for a loan and to deliver all or a part of the loan proceeds to Corporation in payment of all or a part of the option price and withholding taxes due; or

(d) In any combination of the foregoing or in any other form approved by the Committee.

If Restricted Shares are surrendered in full or partial payment of an Option price, a corresponding number of the Shares issued upon exercise of the Option will be Restricted Shares subject to the same Restrictions as the surrendered Restricted Shares.

7.7 Special Rules for Incentive Stock Options. In the case of an Option designated as an Incentive Stock Option, the terms of the Option and the Award Agreement must be in conformance with the statutory and regulatory requirements specified in Section 422 of the Code, as in effect on the date such ISO is granted. ISOs may be granted only to employees of Corporation or a Subsidiary. ISOs may not be granted under the Plan after February 21, 2027, unless the ten-year limitation of Section 422(b)(2) of the Code is removed or extended.

7.8 Restricted Shares. In the discretion of the Committee, the Shares issuable upon exercise of an Option may be Restricted Shares if so provided in the Award Agreement.

7.9 Limitation on Number of Shares Subject to Options. In no event may Options for more than 500,000 Shares be granted to any individual under the Plan during any fiscal year period.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1 General. Stock Appreciation Rights will be subject to the terms and conditions set forth in Article 6 and this Article 8 and may contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Committee (or the Board with respect to Awards to Non-Employee Directors) deems desirable.

8.2 Nature of Stock Appreciation Right. A Stock Appreciation Right is an Award entitling a Participant to receive an amount equal to the excess (or if the Committee determines at the time of grant, a portion of the excess) of the Fair Market Value of a Share of Common Stock on the date of exercise of the SAR over the base price, as described below, on the date of grant of the SAR, multiplied by the number of Shares with respect to which the SAR has been exercised. The base price will be designated by the Committee in the Award Agreement for the SAR and shall be not less than 100 percent (100%) of the Fair Market Value of a Share on the grant date of the SAR.

8.3 Exercise. A Stock Appreciation Right may be exercised by a Participant in accordance with procedures established by the Committee. The Committee may also provide that an SAR will be automatically exercised on one or more specified dates or upon the satisfaction of one or more specified conditions. In the case of SARs granted to Reporting Persons, exercise of the SAR will be limited by the Committee to the extent required to comply with the applicable requirements of Rule 16b-3 under the Exchange Act.

8.4 Term. The Award Agreement for each SAR shall have a specified period during which the SAR may be exercised, which is no longer than ten years, as determined by the Committee.

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8.5 Form of Payment. Payment upon exercise of a Stock Appreciation Right may be made in cash, in installments, in Shares, or in any combination of the foregoing, or in any other form as the Committee determines.

8.6 Limitation on Number of Shares Subject to SARs. In no event may SARs for more than 500,000 Shares be granted to any individual under the Plan during any fiscal year period.

ARTICLE 9

RESTRICTED AWARDS

9.1 Types of Restricted Awards. Restricted Awards granted under the Plan may be in the form of either Restricted Shares or Restricted Units.

(a) Restricted Shares. A Restricted Share is an Award of Shares transferred to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, restrictions on the sale, assignment, transfer, or other disposition of such Restricted Shares and may include a requirement that the Participant forfeit such Restricted Shares back to Corporation upon termination of Participant’s employment (or service as an Advisor or Non-Employee Director) for specified reasons within a specified period of time or upon other conditions, as set forth in the Award Agreement for such Restricted Shares. Each Participant receiving a Restricted Share will be issued a stock certificate in respect of such Shares, registered in the name of such Participant, or such certificate, registered in the name of such Participant, will be placed in a restricted stock account (including an electronic account) with a transfer agent. If such certificate is issued to the Participant, the Participant will be required to execute a stock power in blank with respect to the Shares evidenced by such certificate, and such certificate and the stock power will be held in custody by Corporation until the Restrictions thereon will have lapsed.

(b) Restricted Units. A Restricted Unit is an Award to receive a Share or the Fair Market Value of a Share at some date in the future, which is granted to a Participant subject to such terms and conditions as the Committee deems appropriate, and may include a requirement that the Participant forfeit such Restricted Units upon termination of Participant’s employment (or service as an Advisor or Non-Employee Director) for specified reasons within a specified period of time or upon other conditions, as set forth in the Award Agreement for such Restricted Units.

9.2 General. Restricted Awards will be subject to the terms and conditions of Article 6 and this Article 9 and may contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee (or the Board with respect to Awards to Non-Employee Directors) deems desirable.

9.3 Restriction Period. Restricted Awards will provide that such Awards, and the Shares subject to such Awards, may not be transferred, and may provide that, in order for a Participant to Vest in such Awards, the Participant must remain in the employment (or remain as an Advisor or Non-Employee Director) of Corporation or its Subsidiaries, subject to relief for reasons specified in the Award Agreement, for a period commencing on the date of the Award and ending on such later date or dates as the Committee designates at the time of the Award (the “Restriction Period”). During the Restriction Period, a Participant may not sell, assign, transfer, pledge, encumber, or otherwise dispose of Shares received under or governed by a Restricted Award grant. The Committee, in its sole discretion, may provide for the lapse of restrictions in installments during the Restriction Period. Upon expiration of the applicable Restriction Period (or lapse of Restrictions during the Restriction Period where the Restrictions lapse in installments) the Participant shall be entitled to settlement of the Restricted Award or portion thereof, as the case may be. Although Restricted Awards will usually Vest based on continued employment (or service as an Advisor or Non-Employee Director) and Performance Awards under Article 10 shall usually Vest based on attainment of Performance Goals, the Committee, in its discretion, may condition Vesting of Restricted Awards on attainment of Performance Goals as well as continued employment (or service as an Advisor or Non-Employee Director). In such case, the Restriction Period for such a Restricted Award will include the period prior to satisfaction of the Performance Goals.

9.4 Forfeiture. If a Participant ceases to be an employee, Advisor of Corporation or a Subsidiary or Non-Employee Director during the Restriction Period for any reason other than reasons which may be specified in an Award Agreement (such as death, Disability, or Retirement), the Award Agreement may require that all non-Vested Restricted Awards previously granted to the Participant be forfeited and returned to Corporation.

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9.5 Settlement of Restricted Awards.

(a) Restricted Shares. Upon Vesting of a Restricted Share Award, the legend on such Shares will be removed and the Participant’s stock power, if any, will be returned and the Shares will no longer be Restricted Shares. The Committee may also, in its discretion, permit a Participant to receive, in lieu of unrestricted Shares at the conclusion of the Restriction Period, payment in cash, installments, or in any other manner or combination of such methods as the Committee, in its sole discretion, determines.

(b) Restricted Units. Upon Vesting of a Restricted Unit Award, a Participant will be entitled to receive payment for Restricted Units in an amount equal to the aggregate Fair Market Value of the Shares covered by such Restricted Units at the expiration of the Applicable Restriction Period. Payment in settlement of a Restricted Unit will be made as soon as practicable following the conclusion of the applicable Restriction Period in cash, in installments, in Shares equal to the number of Restricted Units, or in any other manner or combination of such methods as the Committee, in its sole discretion, determines, subject to the applicable restrictions contained in Section 409A of the Code.

9.6 Rights as a Shareholder. A Participant will have, with respect to unforfeited Shares received under a grant of Restricted Shares, all the rights of a shareholder of Corporation, including the right to vote the Shares and the right to receive any cash dividends. The right to receive cash dividends on Restricted Shares shall be subject to the Restrictions applicable to the Restricted Shares. Stock dividends issued with respect to Restricted Shares will be treated as additional Shares covered by the grant of Restricted Shares and will also be subject to the same Restrictions.

ARTICLE 10

PERFORMANCE AWARDS

10.1 General. Performance Awards will be subject to the terms and conditions set forth in Article 6 and this Article 10 and may contain such other terms and conditions not inconsistent with the express provisions of the Plan, as the Committee (or the Board with respect to Awards to Non-Employee Directors) deems desirable.

10.2 Nature of Performance Awards. A Performance Award is an Award of units (with each unit having a value equivalent to one Share) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such Performance Award or a portion thereof in the event specified performance criteria are not met within a designated period of time.

10.3 Performance Cycles. For each Performance Award, the Committee will designate a performance period (the “Performance Cycle”) with a duration of at least one (1) year, as may be determined by the Committee in its discretion within which specified Performance Goals are to be attained. There may be several Performance Cycles in existence at any one time and the duration of Performance Cycles may differ from each other.

10.4 Performance Goals. The Committee will establish Performance Goals for each Performance Cycle on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. Performance Goals may be based on performance criteria for Corporation, a Subsidiary, or an operating group, or based on a Participant’s individual performance. Performance Goals may include objective and subjective criteria. During any Performance Cycle, the Committee may adjust the Performance Goals for such Performance Cycle as it deems equitable in recognition of unusual or nonrecurring events affecting Corporation, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

10.5 Determination of Awards. As soon as practicable after the end of a Performance Cycle, the Committee will determine the extent to which Performance Awards have been earned on the basis of performance in relation to the established Performance Goals.

10.6 Timing and Form of Payment. Settlement of earned Performance Awards will be made to the Participant as soon as practicable after the expiration of the Performance Cycle and the Committee’s determination under Section 10.5, in the form of cash, installments, Shares, or any combination of the foregoing or in any other form as the Committee determines.

10.7 Performance Goals for Executive Officers. The performance goals for Performance Awards granted to executive officers of Corporation may relate to corporate performance, business unit performance, or a combination of both.

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(a) Corporate performance goals will be based on financial performance goals related to the performance of Corporation as a whole and may include one or more measures related to earnings, profitability, efficiency, or return to stockholders such as earnings per share, operating profit, stock price, costs of production, or other measures.

(b) Business unit performance goals will be based on a combination of financial goals and strategic goals related to the performance of an identified business unit for which a Participant has responsibility. Strategic goals for a business unit may include one or a combination of objective factors relating to success in implementing strategic plans or initiatives, introductory products, constructing facilities, or other identifiable objectives. Financial goals for a business unit may include the degree to which the business unit achieves one or more objective measures related to its revenues, earnings, profitability, efficiency, operating profit, costs of production, or other measures.

(c) Any corporate or business unit goals may be expressed as absolute amounts or as ratios or percentages. Success may be measured against various standards, including budget targets, improvement over prior periods, and performance relative to other companies, business units, or industry groups.

10.8 Award Limitations. The maximum number of Shares issuable with respect to Performance Awards granted to any individual executive officer may not exceed 150,000 Shares for any calendar year.

ARTICLE 11

OTHER STOCK-BASED AND COMBINATION AWARDS

11.1 Other Stock-Based Awards. The Committee (or the Board with respect to Awards to Non-Employee Directors) may grant other Awards under the Plan pursuant to which Shares are or may in the future be acquired, or Awards denominated in or measured by Share equivalent units, including Awards valued using measures other than the market value of Shares. Such Other Stock-Based Awards may be granted either alone, in addition to, or in tandem with, any other type of Award granted under the Plan.

11.2 Combination Awards. The Committee may also grant Awards under the Plan in tandem or combination with other Awards or in exchange of Awards, or in tandem or combination with, or as alternatives to, grants or rights under any other employee plan of Corporation, including the plan of any acquired entity. No action authorized by this section may reduce the amount of any existing benefits or change the terms and conditions thereof without the Participant’s consent.

ARTICLE 12

DEFERRAL ELECTIONS

The Committee may permit a Participant to elect to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise, earn-out, or Vesting of an Award made under the Plan. If any such election is permitted, the Committee will establish rules and procedures for such payment deferrals, including, but not limited to: (a) payment or crediting of reasonable interest on such deferred amounts credited in cash or (b) the payment or crediting of dividend equivalents in respect of deferrals credited in Share equivalent units. Such deferrals, if permitted, shall to the extent possible, comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder.

ARTICLE 13

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, ETC.

13.1 Plan Does Not Restrict Corporation. The existence of the Plan and the Awards granted hereunder will not affect or restrict in any way the right or power of the Board or the shareholders of Corporation to make or authorize any adjustment, recapitalization, reorganization, or other change in Corporation’s capital structure or its business, any merger or consolidation of the Corporation, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting Corporation’s capital stock or the rights thereof, the dissolution or liquidation of Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

13.2 Adjustments by the Committee. In the event of any change in capitalization affecting the Common Stock of Corporation, such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares or other form of reorganization, or any other change affecting the Common Stock, such proportionate

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adjustments, if any, as the Committee, in its sole discretion, may deem appropriate to reflect such change, will be made with respect to the aggregate number of Shares for which Awards in respect thereof may be granted under the Plan, the maximum number of Shares which may be sold or awarded to any Participant, the number of Shares covered by each outstanding Award, and the price per Share in respect of outstanding Awards. The Committee may also make such adjustments in the number of Shares covered by, and price or other value of any outstanding Awards in the event of a spin-off or other distribution (other than normal cash dividends), of Corporation assets to shareholders.

ARTICLE 14

AMENDMENT AND TERMINATION

The Board may amend, suspend, or terminate the Plan or any portion of the Plan at any time; provided that no such action may be taken without shareholder approval if (i) such action would increase the number of shares subject to the Plan; (ii) such action would result in the repricing, replacement or repurchase of out-of-the money Options, Stock Appreciation Rights or other Awards; (iii) such action would result in an Award being fully Vested, exercisable or earned in the event of a Change in Control prior to the consummation of the Change in Control; or (iv) such approval is required by applicable law or regulation or the applicable requirements of a stock exchange or over-the-counter stock trading system; provided further that the Board may, in its discretion, determine to submit any other changes to the Plan to the shareholders for approval; provided further that no amendment, suspension or termination of the Plan may materially and adversely affect the rights of a Participant under any outstanding Award without such Participant’s consent, unless such action is necessary to ensure a deduction under Section 162(m) of the Code or to avoid the additional tax described in Section 409A of the Code.

ARTICLE 15

MISCELLANEOUS

15.1 Unfunded Plan. The Plan will be unfunded and Corporation will not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of Corporation to any person with respect to any Award under the Plan will be based solely upon any contractual obligations that may be effected pursuant to the Plan. No such obligation of Corporation will be deemed to be secured by any pledge of, or other encumbrance on, any property of Corporation.

15.2 Payments to Trust. The Committee is authorized (but has no obligation) to cause to be established a trust agreement or several trust agreements whereunder the Committee may make payments of amounts due or to become due to Participants in the Plan.

15.3 Other Corporation Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan will not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any state or country and shall not be included in, or have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by Corporation or a Subsidiary unless expressly so provided by such other plan or arrangements, or except where the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of cash compensation. Awards under the Plan may be made in combination with or in tandem with, or as alternatives to, grants, awards, or payments under any other Corporation or Subsidiary plans, arrangements, or programs. The Plan notwithstanding, Corporation or any Subsidiary may adopt such other compensation programs and additional compensation arrangements as it deems necessary to attract, retain, and reward employees and directors for their service with Corporation and its Subsidiaries.

15.4 Securities Law Restrictions. No Shares may be issued under the Plan unless counsel for Corporation is satisfied that such issuance will be in compliance with applicable federal and state securities laws. Certificates for Shares delivered under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.5 Governing Law. Except with respect to references to the Code or federal securities laws, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the state of Delaware.

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ARTICLE 16

SHAREHOLDER APPROVAL

The Plan, as amended and restated, is expressly subject to the approval of the Plan by the shareholders at the 2023 annual meeting of Corporation’s shareholders.

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ORASURE TECHNOLOGIES, INC. 220 EAST FIRST STREET BETHLEHEM, PA 18015
SCAN TO
VIEW MATERIALS & VOTE w
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/OSUR2023
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V04065-P87412 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
ORASURE TECHNOLOGIES, INC.
The Board of Directors recommends you vote FOR the following nominee:
1. ELECTION OF DIRECTOR
Class II (Expiring 2026)
Nominee: For Against Abstain
1a. Mara G. Aspinall
The Board of Directors recommends you vote FOR items 2, 3, and 5 and vote 1 YEAR for item number 4. For Against Abstain
2. Ratification of Appointment of KPMG LLP as the Independent Registered Public Accounting Firm for Fiscal Year 2023.
3. Advisory (Non-Binding) Vote to Approve Executive Compensation.
1 Year 2 Years 3 Years Abstain
4. Advisory (Non-Binding) Vote to Select the Frequency of Future Stockholder Advisory Votes to Approve the Company’s Executive Compensation.
For Against
Abstain
5. Approval of Amendment and Restatement of the Company’s Stock Award Plan to Increase the Shares Authorized for Issuance Thereunder.
The Board of Directors recommends you vote AGAINST item 6.
6. Stockholder proposal requiring the Company to issue near and long term greenhouse gas reduction targets within a year.
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

OraSure Technologies, Inc. 2023 Annual Meeting of Stockholders Tuesday, May 16, 2023
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The Notice and Proxy Statement and 2022 Annual Report to Stockholders are available at www.proxyvote.com.
V04066-P87412
PROXY
2023 Annual Meeting of Stockholders
PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Stefano Taucer and Carrie Eglinton Manner, and either of them, proxies with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the 2023 Annual Meeting of Stockholders of OraSure Technologies, Inc. (the “Company”), on Tuesday, May 16, 2023, at 12:30 p.m. (Eastern Time),
and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if personally present, with respect to the matters listed on the reverse side.
The shares represented by this Proxy, if properly executed, will be voted (i) FOR the election of the nominee listed on the reverse side as a Class II director, (ii) FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2023, (iii) FOR advisory (non-binding) votes to approve the compensation of the Company’s named executive officers, (iv) Advisory (non-binding) vote for future stockholder advisory votes to approve the Company’s executive compensation 1 YEAR, (v) FOR approval of an amendment and restatement of the Company’s Stock Award Plan to increase the shares authorized for issuance thereunder, and (vi) AGAINST the stockholder proposal requiring the Company to issue near and long term greenhouse gas reduction targets within a year. If any other business properly comes before the meeting, the proxies named above will have discretionary authority to vote thereon in accordance with their best judgment.
PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY.
(Continued and to be marked, dated and signed, on the other side)